Exhibit 2.4

STOCK PURCHASE AGREEMENT
by and among
KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
HERLEY INDUSTRIES, INC.
ULTRA ELECTRONICS DEFENSE INC.
and
ULTRA ELECTRONICS HOLDINGS PLC
May 31, 2015

*** Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.

i

TABLE OF CONTENTS
(continued)

ARTICLE IV. Representations and Warranties of Buyer		38
4.1	Valid Existence	38
4.2	Authority; Binding Nature of Agreement	38
4.3	Non-Contravention	38
4.4	No Legal Proceedings	39
4.5	Special Security Agreement	39
4.6	Intentionally Omitted	39
4.7	Solvency	39
4.8	No Other Company Representations or Warranties	39
4.9	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	40
ARTICLE V. Covenants		40
5.1	Access and Investigation	40
5.2	Operation of the Company’s Business	41
5.3	No Shop	44
5.4	Regulatory Approvals; Efforts	44
5.5	Public Announcements	46
5.6	Notification of Certain Events	46
5.7	Employee Matters	47
5.8	Confidentiality	49
5.9	Inter-company Accounts	49
5.10	Corporate Name	50
5.11	Tax Matters	50
5.12	Credit and Performance Support Obligations	53
5.13	Non-Competition; Non-Solicitation.	54
5.14	Interim Financial Statements. .	59
5.15	Further Assurances.	59
5.16	Commercially Reasonable Efforts.	59
5.17	Books and Records.	59
5.18	Agreements with Respect to Insurance	60
5.19	.	60
5.19	Industrial Site Recovery Act.	61
5.20	Sales Representatives.	61
ARTICLE VI. Conditions To Closing		61
6.1	Conditions to Each Party’s Obligation to Closing	61
6.2	Conditions to Buyer’s Obligations	62
6.3	Conditions to Seller’s and the Company’s Obligations	65
6.4	Frustration of Closing Conditions	66
ARTICLE VII. Termination		66
7.1	Termination	66
7.2	Effect of Termination	67

ii

TABLE OF CONTENTS
(continued)

ARTICLE VIII. Survival; Indemnification		67
8.1	Survival of Representations, Warranties, Covenants and Agreements	67
8.2	Indemnification	68
8.3	Indemnifiable Damage Deductible; Other Limitations	70
8.4	Claims Process	72
8.5	Third Party Claims	73
8.6	Effect of Knowledge	75
8.7	Exclusive Remedy	75
ARTICLE IX. Miscellaneous Provisions		75
9.1	Amendment or Supplement	75
9.2	Extension of Time, Waiver, etc.	75
9.3	Entire Agreement; No Third Party Beneficiary	75
9.4	Applicable Law; Jurisdiction; Waiver of Jury Trial	76
9.5	Attorneys’ Fees	76
9.6	Specific Enforcement	76
9.7	Assignment	77
9.8	Notices	77
9.9	Severability	78
9.10	Construction	78
9.11	Counterparts; Signatures	79
9.12	Attorney-Client Privilege	79
9.13	Parent Guarantee	79

iii

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 31, 2015 (the “Agreement Date”) by and among Kratos Defense & Security Solutions, Inc., a Delaware corporation (“Seller”), Herley Industries, Inc., a Delaware corporation (the “Company”), Ultra Electronics Defense Inc., a Delaware corporation (“Buyer”), and solely for purposes of Section 9.13, Ultra Electronics Holdings plc, a public limited company formed under the laws of England and Wales (“Parent”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
WHEREAS, Seller is the sole stockholder of the Company, and owns beneficially and of record all of the issued and outstanding shares of capital stock of the Company, which consist of 1,000 shares of common stock, par value $0.001 per share (the “Shares”).
WHEREAS, the Company is engaged in the Business.
WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Shares, upon the terms and subject to the conditions of this Agreement.
WHEREAS, prior to or concurrently with the execution of this Agreement, each individual on Schedule 1 has executed and delivered to Buyer employment agreements (the “Key Employee Agreements”) with Buyer or one of its Subsidiaries, which employment agreements will be effective as of the Closing.
WHEREAS, immediately prior to the Closing, the Company will distribute, or cause to be distributed, each of the Excluded Subsidiaries to Seller (the “Carveout”) pursuant to the terms and conditions of the Distribution Agreement in the form attached hereto as Exhibit B (with such changes as may be mutually agreed by Seller and Buyer, the “Carveout Agreement”).
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:
ARTICLE I.
PURCHASE AND SALE OF THE SHARES
1.1    Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing provided for in Section 1.3, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Shares free and clear of all Liens, other than Permitted Liens.

1.2    Purchase Price.
(a)    Upon the terms and subject to the conditions of this Agreement, in consideration of the sale, conveyance, assignment, transfer and delivery of the Shares, at the Closing, Buyer shall pay to Seller an amount equal to (A) $260,000,000, less (B) the amount, if any, by which the Net Working Capital Minimum exceeds Net Working Capital, plus (C) the amount, if any, by which Net Working Capital exceeds the Net Working Capital Maximum, less (D) the amount of Net Cash (if such amount is a negative number), plus (E) the amount of Net Cash (if such amount is a positive number) (the “Closing Purchase Price”).
(b)    At the Closing, Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds:
(i)    the Estimated Closing Purchase Price as follows: (x) to the Escrow Agent, the Escrow Amount pursuant to the terms and conditions of Section 1.5; and (y) to the bank account specified by Seller at least two (2) Business Days prior to the Closing Date, the Estimated Closing Purchase Price, minus the Escrow Amount; and
(ii)    (x) to the bank accounts and in amounts specified by the Seller at least two (2) Business Days prior to the Closing Date, amounts payable in respect of Company Transaction Expenses, such amounts as shown in the Estimated Closing Statement delivered pursuant to Section 1.4(a); and (y) to the bank accounts and in amounts specified by the Seller at least two (2) Business Days prior to the Closing Date, amounts payable at Closing in respect of the Indebtedness set forth on Schedule 6.2(d)(i), such amounts as shown in the Estimated Closing Statement delivered pursuant to Section 1.4(a), pursuant to the payoff letters provided to the Buyer pursuant to Section 6.2(d).
1.3    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of DLA Piper LLP (US), 4365 Executive Drive, Suite 1100 San Diego, California 92121-2133, at 10:00 a.m. Pacific Time, on the third Business Day after the conditions to Closing set forth in Article VI hereof have been satisfied or waived (other than conditions which by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as shall be mutually agreed upon by the parties hereto; provided that (i) in no event shall the Closing occur earlier than July 1, 2015; (ii) the Closing shall occur on the first Business Day following the last Sunday of a Seller fiscal month, provided that in that event that the next first Business Day following the last Sunday of the Seller fiscal month after the conditions to Closing set forth in Article VI have been satisfied or waived is after the Outside Date, then the Closing shall occur no later than the Outside Date, and (iii) the parties hereto intend that such Closing shall be deemed to be effective, and the purchase and sale of the Shares shall be deemed to occur at 12:01 a.m. Eastern Standard Time on the date on which the Closing actually occurs (the “Closing Date”).

1.4    Purchase Price Determination; Adjustments.
(a)    Estimated Closing Purchase Price. The Company shall deliver to Buyer, at least three (3) Business Days prior to the Closing Date, a statement (the “Estimated Closing Statement”) that sets forth the Company’s good faith estimate of (A) the consolidated balance sheet of the Company and the Company Subsidiaries as of the Measuring Time (the “Estimated Balance Sheet”), which shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Company Financial Statements (except as otherwise provided on Schedule A), (B) the estimated Net Working Capital and (C) the estimated Net Cash, in each case together with reasonably detailed supporting calculations demonstrating each component thereof, together with a statement setting forth a calculation of an estimate of the Closing Purchase Price based upon such estimated amounts (the “Estimated Closing Purchase Price”). For clarity, the Estimated Balance Sheet shall be prepared after giving effect to the Carveout (except as otherwise provided on Schedule A) but without otherwise giving effect to the transactions contemplated by this Agreement.
(b)    Closing Statement. No later than sixty (60) days after the Closing Date, Buyer shall deliver to Seller, a statement (the “Closing Statement”) that sets forth Buyer’s calculation of (A) the consolidated balance sheet of the Company and the Company Subsidiaries as of the Measuring Time, which shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Company Financial Statements (except as otherwise provided on Schedule A), (B) the Net Working Capital and (C) the Net Cash, in each case together with reasonably detailed supporting calculations demonstrating each component thereof, together with a calculation of the Closing Purchase Price, based upon such amounts set forth in the Closing Statement. For clarity, the Closing Statement shall be prepared after giving effect to the Carveout (except as otherwise provided on Schedule A) but without otherwise giving effect to the transactions contemplated by this Agreement.
(c)    Acceptance of Statements; Dispute Procedures.
(i)    Subject to Section 1.4(e), the Closing Statement delivered hereunder shall be conclusive and binding upon the parties hereto unless and to the extent, within forty-five (45) days after delivery of such Closing Statement, Seller notifies Buyer, in writing (the “Claims Statement Notice“), that Seller disputes any of the amounts set forth therein, specifying the nature of the dispute and, to the extent known, the basis therefor. From the date of Seller’s receipt of the Closing Statement and through the Determination Date, Buyer shall provide Seller and its representatives with reasonable access during normal business hours to the books and records and other documents of the Company and the Company Subsidiaries (and will request and authorize its representatives to give access to their work papers and other documents requested by Seller’s Representatives subject to Seller and Seller’s Representatives executing and delivering such undertakings as Buyer’s Representatives may reasonably request), in each case relating to the preparation of the Closing Statement and as reasonably requested by Seller. Buyer and Seller shall in good faith attempt to resolve any such dispute. If Buyer and Seller do not reach agreement in resolving any such dispute within thirty (30) days after delivery of the Claims Statement Notice, Buyer and Seller shall submit the dispute to the Arbiter for resolution. Promptly, but no later than twenty (20) days following its appointment, the Arbiter shall determine, based solely on written submissions by Buyer and Seller and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Closing Purchase Price, which shall be conclusive and binding on the parties hereto (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator). In resolving any disputed item, the Arbiter shall be bound by the provisions of this Section 1.4(c)(i), including the requirement that the components of the Closing Statement be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Company Financial Statements (except as otherwise provided on Schedule A), and may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs and expenses of the Arbiter shall be allocated to and borne by Buyer and Seller based on the inverse of the percentage that the Arbiter’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbiter. For example, should the items in dispute total in amount to $1,000 and the Arbiter awards $600 in favor of Seller’s position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by Seller.
(ii)    Subject to Section 1.4(e), the Closing Statement shall become final, binding and non-appealable by the parties hereto on the earliest of (A) the 46th day following the delivery of the Closing Statement by Buyer to Seller if no Claims Statement Notice has been delivered to Buyer, (B) with such changes as are necessary to reflect matters resolved in writing by Buyer and Seller, the date all outstanding disputed items are resolved, and (C) with such changes as are necessary to reflect the Arbiter’s resolution of the disputed items (together with any changes necessary to reflect matters previously resolved by the parties hereto and any matters not disputed pursuant to the Claims Statement Notice), the date the Arbiter delivers written notice of its decision pursuant to Section 1.4(c)(i). The date on which the Closing Statement shall become final, binding and non-appealable by the parties hereto is herein referred to as the “Determination Date.” The final Closing Purchase Price as finally determined in accordance with this Section 1.4 is herein referred to as the “Final Closing Purchase Price.”
(d)    Adjustment.
(i)    If the Final Closing Purchase Price is greater than or equal to the Estimated Closing Purchase Price, then, within five (5) Business Days after the Determination Date, Buyer shall pay to Seller an amount in cash equal to the excess of the Final Closing Purchase Price over the Estimated Closing Purchase Price; and
(ii)    If the Final Closing Purchase Price is less than the Estimated Closing Purchase Price, then, within two (2) Business Days after the Determination Date, Buyer and Seller shall issue joint written instructions to the Escrow Agent authorizing the Escrow Agent to pay to Buyer an amount in cash equal to the excess of the Estimated Closing Purchase Price over the Final Closing Purchase Price (the “Working Capital Deficiency”), together with all interest and/or earnings on the Working Capital Deficiency accrued in the Escrow Account, out of the Escrow Account, and if the amount in the Escrow Account (not including any interest and/or earnings on such amount) is insufficient to cover the Working Capital Deficiency, Seller shall pay to Buyer the amount of any such deficiency (excluding, for clarity, any interest thereon) promptly and in any event within five (5) Business Days following the Determination Date.
(iii)    In the event that there will be any Escrow Amount remaining in the Escrow Account following the satisfaction of any payment obligations pursuant to this Section 1.4(d), (A) concurrently with Buyer’s payment to Seller pursuant to Section 1.4(d)(i), Buyer and Seller shall issue joint written instructions to the Escrow Agent authorizing disbursement of such remaining Escrow Amount to Seller or (B) concurrently with the Escrow Agent’s disbursement to Buyer pursuant to Section 1.4(d)(ii), such remaining Escrow Amount shall be disbursed by the Escrow Agent to Seller. Buyer and Seller shall be obligated to issue joint written instructions to the Escrow Agent authorizing any such distributions of such amounts to Seller.
(iv)    The parties acknowledge and agree that the determination of the amount of inventory of the Company and the Company Subsidiaries (and any applicable reserves in respect thereof) to be set forth on the Closing Statement delivered by Buyer pursuant to Section 1.4(b) for purposes of calculating Net Working Capital may be impacted by the results of a partial physical count of the inventory of the Company and the Company Subsidiaries which will be conducted by Buyer (or a third party on behalf of Buyer) following the Closing at those locations where such inventory is located. Buyer shall provide Seller with at least seven (7) days prior written notice advising Seller as to the date upon which it will conduct such partial physical count of inventory, and Seller shall have the right, if it so elects, to have a representative present when such partial physical count of inventory is conducted. Such partial physical count shall be conducted in a manner to be determined by Buyer to be reasonably necessary in order to allow for verification of unit quantities of inventory.
(e)    Tax Reimbursement Amount.
(i)    Promptly after the filing of any Tax Returns (including estimated tax payments) with respect to, and payment of, any Reimbursable Taxes, Seller shall provide to Buyer evidence of the payment of such Reimbursable Taxes and reasonable supporting information with respect to the calculation of such Reimbursable Taxes. Subject to the resolution of any dispute as provided in Section 1.4(e)(ii), within five (5) Business Days of Buyer’s receipt of such evidence (or within five (5) Business Days of resolution of such dispute), Buyer shall pay to Seller the amount of such Reimbursable Taxes up to a maximum, in the aggregate, of $5,000,000 in Reimbursable Taxes.
(ii)    If Buyer disagrees with Seller’s calculation of the Reimbursable Taxes, Buyer may, within thirty (30) days after delivery of Seller’s calculation, deliver a notice to Seller to such effect. Seller and Buyer shall, during the thirty (30) days immediately following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the amount of Reimbursable Taxes. If Buyer and Seller do not reach agreement in resolving any such dispute within such thirty (30) day period, either Buyer or Seller may submit the dispute to the Arbiter for resolution. Promptly, but no later than twenty (20) days following its appointment, the Arbiter shall determine, based solely on written submissions by Buyer and Seller and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the amount of Reimbursable Taxes, which shall be conclusive and binding on the parties hereto (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator). The fees, costs and expenses of the Arbiter shall be allocated to and borne by Buyer and Seller based on the inverse of the percentage that the Arbiter’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbiter. For example, should the items in dispute total in amount to $1,000 and the Arbiter awards $600 in favor of Seller’s position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by Seller.
(iii)    For the avoidance of doubt, neither Seller nor any of its Affiliates shall be required to provide Buyer (or any of its Affiliates) or the Arbiter with any (1) consolidated, combined, unitary or aggregate income Tax Returns in which the Company or any Company Subsidiary was included, or (2) specific information with respect to any Excluded Subsidiary or other Subsidiary of the Seller that is not part of the Transactions contemplated by this Agreement.
1.5    Escrow. At the Closing, Buyer shall pay to Sun Trust, Inc., as escrow agent for the parties hereto (the “Escrow Agent”), Two Million Dollars ($2,000,000) (together with any and all interest and/or earnings thereon, the “Escrow Amount”), in cash payable by wire transfer of immediately available funds for deposit in an escrow account (the “Escrow Account”) in accordance with the terms and conditions of the Escrow Agreement to be entered into by and among Buyer, Seller and the Escrow Agent in substantially the form of Exhibit C attached hereto (the “Escrow Agreement”). The Escrow Amount shall be held solely to satisfy any adjustments to the Purchase Price payable by Seller to Buyer pursuant to the provisions of Section 1.4 hereof, and shall be held and distributed by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement.
ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in Seller Disclosure Letter (each section of which qualifies the correspondingly numbered representation and warranty in this Article II and Article III to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of Article II and Article III of this Agreement if the disclosure in respect of the particular section is reasonably apparent on its face to inform Buyer of the information required to be disclosed in respect of such other sections) delivered by Seller to Buyer on the date hereof (the “Seller Disclosure Letter”), Seller hereby represents and warrants to Buyer as follows:
2.1    Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its assets and properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had or would not reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.
2.2    Authority; Binding Nature of Agreement. Seller has the full corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the Transactions have been duly authorized by the board of directors of Seller (the “Seller Board”). No other corporate or other proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the Transactions. This Agreement has been duly executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally and equitable principles of general applicability.
2.3    Non-Contravention.
(f)    The execution and delivery of this Agreement by Seller, the consummation by Seller of the Transactions and compliance by the Seller with any of the provisions applicable to Seller herein does not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien, other than a Permitted Lien, upon any of the properties or assets of Seller under any of the terms, conditions or provisions of: (i) the certificate of incorporation or bylaws of Seller, or any resolution adopted by Seller Board; (ii) any contract to which Seller is a party; or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 2.3(b), any Judgment or Law applicable to Seller, other than in the case of clauses (ii) and (iii) which, individually or in the aggregate, has not had or would not reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.
(g)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is necessary to be obtained or made by Seller in connection with Seller’s execution, delivery and performance of this Agreement or the consummation by Seller of the Transactions, except for (i) compliance with and filings pursuant to the HSR Act or any other applicable Antitrust Law, (ii) the filing of a joint voluntary notice with CFIUS pursuant to Exon-Florio and written confirmation by CFIUS of the successful completion of the Exon-Florio review and, if applicable, investigation process, (iii) notification to DDTC pursuant to Section 122.4(b) of ITAR, and (iv) any consent, approval, order, authorization, registration, declaration or filing required pursuant to any Contract between Seller or any of its Subsidiaries (other than the Company and the Company Subsidiaries) and a Governmental Body entered into in the ordinary course of business with respect to products and services, and except in the case of this clause (iv) only, where the failure to obtain or take such action, individually or in the aggregate, has not had or would not reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.
2.4    No Legal Proceedings. Seller has not received service of process in respect of, and there are no pending or, to the Knowledge of Seller, threatened, lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the Knowledge of Seller, investigations, before or by any Governmental Body against Seller that would reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.
2.5    Title to Shares. The sale and delivery of the Shares as contemplated by this Agreement are not subject to any preemptive right, right of first refusal or other right or restriction. Seller is the record and beneficial owner of the Shares, and holds the Shares free and clear of all Liens, other than Permitted Liens, and upon consummation of the transactions contemplated hereby, Seller will transfer good and valid title to the Shares to Buyer, free and clear of all Liens other than Permitted Liens. Seller is not party to or bound by (i) any stockholder agreements, voting trusts, proxies or other agreements or understandings relating to the holding, voting, sale, purchase, redemption or other acquisition of the Shares or (ii) any agreements, commitments, arrangements, understandings or other obligations to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on the Shares.
2.6    Brokers. Except for SunTrust Robinson Humphrey, Inc. (the “Seller Financial Advisor”), no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Seller or any of its directors, officers, employees, representatives or agents.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER RELATING TO THE COMPANY
Except as set forth in Seller Disclosure Letter (each section of which qualifies the correspondingly numbered representation and warranty in Article II and this Article III to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of Article II and Article III of this Agreement if the disclosure in respect of the particular section is reasonably apparent on its face to inform Buyer of the information required to be disclosed in respect of such other sections), Seller hereby represents and warrants to Buyer as follows:
3.1    Organization.
(a)    Each of the Company and the Company Subsidiaries is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and, where applicable in any relevant jurisdiction, in good standing under the laws of the jurisdiction of its organization. Each of the Company and the Company Subsidiaries is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries are qualified to do business in each of the jurisdictions set forth below their respective names on Section 3.1 of the Seller Disclosure Letter. Each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to own, operate and lease its properties and to carry on its business as now conducted. Seller has made available to Buyer true, correct and complete copies of the certificate or articles of incorporation (including any certificate of designations), bylaws or like organizational or other constitutional documents, of the Company and each Company Subsidiary, each as amended to the Agreement Date. Neither the Company nor any of its Company Subsidiaries is in violation of any provision of its articles of incorporation or bylaws.
(b)    The minute books of the Company contain complete and correct records of all meetings held of, and actions taken by written consent of, the Company’s sole stockholder, the board of directors of the Company (the “Company Board”), and committees of the Company Board, if any, since April 1, 2011, and since April 1, 2011, no meeting of the Company’s sole stockholder, Company Board, or committee has been held, and no other stockholder or Company Board action has been taken, for which minutes or other evidence of action have not been prepared and are not contained in such minute books of the Company. All such minute books and records are in the possession of the Company and located at the Company’s principal place of business.
3.2    Capitalization.
(h)    The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $0.001 per share, all of which are issued and outstanding, constituting the Shares. The Shares are validly issued and outstanding, fully paid and non-assessable. None of the Shares were issued in violation of, nor are the Shares subject to, any preemptive, subscription or similar rights. None of the Shares were issued in violation of the Securities Act of 1933, as amended, or any other applicable Laws.
(i)    There are no outstanding warrants, options, agreements, convertible or exchangeable securities or other Contracts pursuant to which Seller, the Company or any Company Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company. Neither the Company nor any Company Subsidiary is party to or bound by (i) any stockholder agreement, voting trust, proxy or other agreement or understanding relating to the holding, voting, sale, purchase, redemption or other acquisition of the Shares or (ii) any agreement, commitment, arrangement, understanding or other obligations to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on the Shares.
(j)    Immediately following the Closing, Buyer shall own, beneficially and of record, all of the issued and outstanding equity and all other equity ownership interests of the Company, free and clear of any Liens (other than those that may be imposed by applicable securities laws).
3.3    Authorization; No Conflict.
(a)    The Company has the full corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company and the Company Subsidiaries of their respective obligations hereunder and the consummation by the Company and the Company Subsidiaries of the Transactions have been duly authorized by the Company Board and, to the extent applicable, the boards of directors of the Company Subsidiaries. No other corporate or other proceedings on the part of the Company or any Company Subsidiary are necessary to authorize the execution and delivery of this Agreement, the performance by the Company and the Company Subsidiaries of their respective obligations hereunder and the consummation by the Company and the Company Subsidiaries of the Transactions. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally and equitable principles of general applicability.
(b)    The execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions and compliance by the Company and the Company Subsidiaries with any of the provisions applicable to the Company and the Company Subsidiaries herein does not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or give rise to any obligation to make payments or provide compensation under, or result in the creation of any Lien, other than a Permitted Lien, upon any of the properties or assets of the Company or a Company Subsidiary under any of the terms, conditions or provisions of: (i) the certificate or articles of incorporation or bylaws or other similar organizational documents of the Company or any of the Company Subsidiaries, or any resolution adopted by Company Board or the board of directors of any of the Company Subsidiaries, (ii) any Company Material Contract, or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.3(c), any judgment, ruling, order, writ, injunction or decree (“Judgment”) or any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than with respect to clause (ii) only, which, individually or in the aggregate, has not had or would not reasonably be expected to have a material adverse effect on the ability of the Company and the Company Subsidiaries to conduct the Business as currently conducted or to perform any of their respective obligations hereunder.
(c)    No Governmental Authorization, or any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, except for (i) compliance with and filings pursuant to the HSR Act or any other applicable Antitrust Law, (ii) compliance with and filings under the National Industrial Security Program Operating Manual (“NISPOM”), and (iii) any consent, approval, order, authorization, registration, declaration or filing required pursuant to any Contract between the Company or any Company Subsidiary and a Governmental Body entered into in the ordinary course of business with respect to Company Products, and except in the case of this clause (iii) only, where the failure to obtain or take such action, individually or in the aggregate, has not had or would not reasonably be expected to have a material adverse effect on the ability the Company and the Company Subsidiaries to conduct the Business as currently conducted or to perform any of their respective obligations hereunder.
3.4    Subsidiaries.
(a)    Section 3.4(a) of the Seller Disclosure Letter sets forth for each Company Subsidiary its (i) name, (ii) jurisdiction of formation, (iii) if such Subsidiary is a corporation, its authorized capital stock, (iv) the number of issued and outstanding shares of each class of its capital stock or other equity interests thereof, the names of the holders of such capital stock or other equity interests, and the number of shares or other equity interests held by each such holder, and (v) if such Company Subsidiary is a corporation, the number of shares of its capital stock held in treasury.
(b)    All of the outstanding shares of capital stock or other equity securities of, or other equity ownership interests in, each Company Subsidiary are, where applicable in the relevant jurisdiction, duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance with the Securities Act of 1933, as amended, or any other applicable Laws and any preemptive rights, rights of first refusal and similar rights of any Person. Such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens (other than Permitted Liens) or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary. Except for equity interests in the Company Subsidiaries and the Excluded Subsidiaries, the Company does not own, directly or indirectly, any material capital stock and/or other equity ownership interest in any Person.
3.5    Financial Statements.
(a)    Seller has heretofore delivered to Buyer true and correct copies of (i) the unaudited consolidated balance sheets of the Company and the Company Subsidiaries as of December 30, 2012, December 29, 2013 and December 28, 2014 (ii) the related unaudited consolidated income statements for the years then ended and (iii) an unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of March 29, 2015 (the “Interim Balance Sheet”) and the related unaudited consolidated income statement for the three (3) month period ended March 29, 2015 (collectively, “Company Financial Statements”). The Company Financial Statements have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as disclosed therein and for the absence of footnotes and, in the case of interim financial statements, for normal year-end adjustments, the effect of which will not, individually or in the aggregate, be material) and present fairly in all material respects the consolidated financial position, the consolidated results of operations of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of interim financial statements, to normal year-end adjustments, the effect of which will not, individually or in the aggregate, be material). Except as reflected in the Company Financial Statements or for liabilities incurred since March 29, 2015 in the ordinary course of business, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP applied on a consistent basis to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or reflected in the notes thereto. The Company Financial Statements were prepared from, and are consistent with, the accounting records of Company.
(b)    The Company has established and maintained disclosure controls and procedures (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) to the extent required by Rule 13a-15(a) under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to the Company and the Company Subsidiaries required to be disclosed by Seller in the reports that Seller files or submits under the Exchange Act is accumulated and communicated to Seller’s principal executive officer and its principal financial officer to allow timely decisions regarding disclosure and to ensure that information required to be disclosed by Seller with respect to the Company and the Company Subsidiaries in the reports that Seller files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms. No material weakness was identified in management’s assessment of internal controls as of December 28, 2014 (nor has any such weakness been identified between that date and the date of this Agreement).
(c)    All inventory of the Company and the Company Subsidiaries as of the Closing, whether or not reflected in the Estimated Balance Sheet, (i) has been or will be acquired by the Company or a Company Subsidiary only in bona fide transactions entered into in the ordinary course of business consistent with past practices, and (ii) is valued in accordance with GAAP applied on a basis consistent with the preparation of the Company Financial Statements, with adjustments for obsolete, damaged, discontinued, excess and slow moving inventory, all in accordance with GAAP applied on a basis consistent with the preparation of the Company Financial Statements.
3.6    Absence of Material Adverse Changes, etc. Since December 28, 2014 (a) the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice, and (b) neither the Company nor any Company Subsidiary has taken any action that would have constituted a breach or violation of Section 5.2(b) had such action been taken during the Interim Period. Between December 28, 2014 and the date of this Agreement, there has not been or occurred any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
3.7    Litigation.
(a)    Except as set forth in Section 3.7(a) of the Seller Disclosure Letter, there are no Legal Proceedings (other than in respect of Government Contracts):
(i)    that have been commenced by or against the Company or any Company Subsidiary which are pending or which have been commenced since December 31, 2011 or that otherwise relate to or may affect the Business, or any of the assets owned or used by the Company or any Company Subsidiary in the Business, in each case which states or stated a claim, or which (A) could reasonably result in payments, in excess of $100,000, (B) seeks or sought an injunction or equitable relief or which has had or would reasonably be expected to have an adverse effect on the ability of the Company or any Company Subsidiary to conduct the Business as currently conducted or to perform any of its respective obligations hereunder; or
(ii)    that challenge, or that would reasonably be expected to prevent, delay or make illegal any of the Transactions.
(b)    To the Knowledge of Seller, no such Legal Proceeding has been threatened since December 31, 2011. The Seller has made available to Buyer copies of all pleadings and material correspondence with adverse parties relating to each Legal Proceeding listed in Section 3.7(a) of the Seller Disclosure Letter.
(c)    Except as set forth in Section 3.7(c) of the Seller Disclosure Letter:
(i)    there is no Order to which the Company or any Company Subsidiary, or any of the assets owned or used by the Company or any Company Subsidiary, is subject; and
(ii)    to the Knowledge of Seller, no officer, director, agent, or employee of the Company or any Company Subsidiary (in his or her capacity as such) is subject to any Order that prohibits such officer, director, agent, or employee from engaging in the Business.
(d)    Except as set forth in Section 3.7(d) of the Seller Disclosure Letter:
(i)    The Company and each Company Subsidiary is, and at all times since December 31, 2011, has been, in compliance in all material respects with the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject; and
(ii)    Neither the Company nor any Company Subsidiary has received, at any time since December 31, 2011, any notice or other written communication from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company or any Company Subsidiary, or any of the assets owned or used by the Company or any Company Subsidiary, is or has been subject.
3.8    Broker’s or Finder’s Fees. Except for the Seller Financial Advisor, no broker, finder, financial advisor or other Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees from Seller, the Company or any Company subsidiary in connection with any of the Transactions.
3.9    Employee Plans.
(a)    Section 3.9 of the Seller Disclosure Letter sets forth all Company Employee Benefit Plans and Business Employee Agreements (collectively, the “Company Plans”).
(b)    With respect to each Company Employee Benefit Plan and each Disclosed Scheme (to the extent applicable), the Company has made available to Buyer a true, correct and complete copy of: (i) each written Company Employee Benefit Plan and the document currently governing each Disclosed Scheme (except for personal pension plans referred to in paragraph (d) of the definition of “Disclosed Schemes”) and all material amendments thereto, if any; (ii) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any; (iii) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any; and (v) all material notices given to such Company Employee Benefit Plan, the Company, or any Company ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other governmental agency relating to such Company Employee Benefit Plan.
(c)    Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked (or if not determined to be so qualified, such Company Employee Benefit Plan may still be amended within the remedial amendment period to cure any qualification defect to the extent permitted by Law), and to the Knowledge of Seller, no event has occurred and no condition exists that would reasonably be expected to materially adversely affect the qualified status of any such Company Employee Benefit Plan or the imposition of any material liability, penalty or Tax under ERISA or the Code.
(d)    (i) Each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance in all material respects with all applicable Law, including the provisions of ERISA and the Code; and (ii) all payments and contributions required to be made under the terms of any Company Employee Benefit Plan have been made or the amount of such payment or contribution obligation has been reflected in the Company Financial Statements.
(e)    No Company Employee Benefit Plan provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.
(f)    Neither the Company nor any Company Subsidiary, either currently or at any time since that date which is six (6) years prior to the Agreement Date, maintains or maintained, contributes or contributed to, sponsors or sponsored or otherwise has or has had, or may have, any liability (including any contingent liability by virtue of the Company being part of a controlled group of corporations with Seller as provided in Section 414 of the Code), with respect to (i) a multiemployer plan as defined in Section 3(37) of ERISA, or (ii) an Employee Benefit Plan subject to Title IV of ERISA or Sections 412 or 430 of the Code.
(g)    Except as set forth on Section 3.9(g) of the Seller Disclosure Letter, the execution and performance of this Agreement will not (i) constitute a stated triggering event under any Company Employee Benefit Plan or Business Employee Agreement that will result in any payment (whether of severance pay or otherwise) becoming due to any Business Employee, (ii) accelerate the time of payment or vesting or increase the amount of compensation due under any Company Employee Benefit Plan or Business Employee Agreement, (iii) cause any individual to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Company Employee Benefit Plan or Business Employee Agreement, or (iv) directly or indirectly cause the Company or any Company Subsidiary to transfer or set aside any assets to fund or otherwise provide for benefits for any individual. Except as set forth on Section 3.9(g) of the Seller Disclosure Letter, there are no contracts or arrangements providing for payments that could cause the loss of a deduction to the Company or any Company Subsidiary under Section 280G of the Code.
(h)    Except as set forth on Section 3.9(h) of the Seller Disclosure Letter, neither the Company nor any Company Subsidiary provides, nor since December 31, 2011 provided, coverage under any welfare plan (as such term is defined under Section 3(1) of ERISA) to any of their retirees, other than any continuation or conversion coverage which any such retiree may have purchased at his or her own expense.
(i)    There have been no statements, either written or oral, or materials provided, in each case by any officer of Seller, the Company or any Company Subsidiary to any employee or former employee of the Company or any Company Subsidiary that provide for a contract or promise regarding offers of employment or terms and conditions of employment with the Buyer following the Closing other than negotiations with respect to the Key Employee Agreements or statements that are consistent with the employment provisions of this Agreement, including Section 5.7.
(j)    Save for the Disclosed Schemes, there is not in operation by the UK Subsidiary and there has not been, to the Knowledge of the Seller, in operation by the UK Subsidiary any plan, scheme, agreement, arrangement, custom or practice (whether legally enforceable or not or whether or not it is a registered pension scheme within the meaning of Chapter 2 of the Finance Act 2004) for the payment of any pensions, allowances, lump sum or other like benefits payable on retirement, death, termination of employment, sickness or disablement for the benefit of any of the current or former employees or directors of the UK Subsidiary.
(k)    All contributions, fees, charges, levies and expenses which are payable by the UK Subsidiary in respect of the Disclosed Schemes and which have fallen due to be paid have been duly paid in accordance with material applicable Law.
(l)    To the Knowledge of Seller, the Disclosed Schemes have been administered in all material respects in accordance with applicable Law.
(m)    The Disclosed Schemes are registered pension schemes within the meaning of Chapter 2 of the Finance Act 2004.
(n)    Since December 31, 2011, no claim or complaint has been made or litigation commenced against the UK Subsidiary or Seller (or, to the Knowledge of Seller, any other person whom the UK Subsidiary or the Seller are liable to indemnify or compensate) in respect of any matter arising out of the Disclosed Schemes, and to the Knowledge of Seller, no such claim or complaint is currently threatened.
(o)    All benefits (other than a refund of contributions with interest where appropriate, spouses' death in service and ill health early retirement pensions) payable from the Disclosed Schemes on the death of a member while in service, or during a period of sickness or disability of a member, are fully insured under a policy effected with an insurance company to which section 275 of the Finance Act 2004 applies. All such insurance premiums due in respect of the Disclosed Schemes have been paid.
(p)    The Disclosed Schemes provide only money purchase benefits as defined in section 181 of the Pension Schemes Act 1993.
(q)    Since December 31, 2011, and to the Knowledge of the Seller in respect of the period prior to December 31, 2011, the UK Subsidiary has complied in all material respects with its obligations relating to stakeholder pension schemes including under the Welfare Reform and Pensions Act 1999 and the Stakeholder Pension Schemes Regulations 2000 (S.I. 2000 No. 1403).
(r)    Since December 31, 2011, the UK Subsidiary has complied in all material respects with its obligations relating to automatic enrolment including under the Pensions Act 2008.
(s)    Since December 31, 2011, and to the Knowledge of the Seller in respect of the period prior to December 31, 2011, none of the employees of the UK Subsidiary have been transferred to it in connection with a business transfer to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 (SI 1981/1794) and the Transfer of Undertakings (Protection of Employment) Regulations 2006 (SI 2006/ 246) may have applied.
(t)    No circumstances exist in relating to the UK Subsidiary which would reasonably be expected to result in the UK Subsidiary or Buyer becoming liable under sections 38 to 51 of the Pensions Act 2004 including:
(i)    To pay any sum specified by a contribution notice as defined in section 38 of the Pensions Act 2004; and/or
(ii)    Under a financial support direction as defined in section 43 of the Pensions Act 2004.
3.10    Taxes.
(a)    Seller or one of Seller’s Affiliates has timely filed all income Tax Returns and all material non-income Tax Returns required to be filed by or with respect to the Company and each Company Subsidiary in the manner prescribed by applicable Law and all such Tax Returns are true, complete and correct in all material respects. All Taxes (whether or not shown on a Tax Return) have been timely paid in full. There are no Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, other than for Taxes not yet due.
(b)    There is no written claim, audit, action, suit, proceeding or, to the Knowledge of Seller, an investigation currently pending or threatened against or with respect to the Company or any Company Subsidiary in respect of any Tax matter. There are no deficiencies for any Taxes claimed, proposed or assessed against the Company or any Company Subsidiary in writing by any Governmental Body.
(c)    Neither the Company nor any Company Subsidiary has received a written claim by a Governmental Body in a jurisdiction where the Company or the Company Subsidiary does not file Tax Returns that either the Company or Company Subsidiary may be subject to taxation in such jurisdiction.
(d)    Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(e)    Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar agreement (other than Contracts entered into in the ordinary course of business the primary purpose of which is not related to Taxes).
(f)    Neither the Company nor any Company Subsidiary (i) is or has been a member of any consolidated, combined, unitary or aggregate group for Tax purposes (other than a group the common parent of which was Seller, the Company or a Company Subsidiary).
(g)    Neither the Company nor any Company Subsidiary has executed a waiver or consent extending any statute of limitations with respect to any Taxes, which waiver or consent remains outstanding.
(h)    Neither the Company nor any Company Subsidiary is liable for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or comparable provisions of state, local or foreign Law) as a transferee or successor, regardless of whether such transferee or successor liability is by contract or otherwise.
(i)    Neither the Company nor any Company Subsidiary is subject to any private letter rulings of, or has entered into any closing agreements with, the Internal Revenue Service (the “IRS”) (or any comparable rulings or agreements of or with any Governmental Body relating to Taxes).
(j)    The Company and the Company Subsidiaries have duly and timely withheld, collected and paid over to the appropriate Governmental Body when due all Taxes required by Law to have been withheld, collected and paid with respect to amounts paid or owing to or from any employee, independent contractor, creditor, stockholder, or otherwise.
(k)    Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, in each case, as a result of an action taken on or prior to the Closing Date, including by virtue of a change in method of accounting under Section 481 of the Code (or any similar provision of state, local or foreign Law) made or required to be made on or prior to the Closing Date, an installment sale or open transaction effected on or prior to the Closing Date, a prepaid amount received on or prior to the Closing Date, an “intercompany transaction” (within the meaning of Treasury Regulation Section 1.1502-13) (or any similar provision of state, local or foreign Law), any “closing agreement,” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law), or an election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made prior to the Closing Date.
Notwithstanding anything herein to the contrary, no representations are made concerning the amount of, or the Company and each Company Subsidiary’s ability to utilize or otherwise benefit from, the Company and each Company Subsidiary’s net operating losses, capital losses, Tax basis, deductions, Tax credits and other similar items that are attributable to a Pre-Closing Tax Period (collectively, the “Tax Attributes”), and Seller shall not be liable for any downward adjustment in or diminution in value of such Tax Attributes.
3.11    Environmental Matters.
(a)    (i) The Company and the Company Subsidiaries are, and since April 1, 2011, have been, in compliance in all material respects with applicable Environmental Laws; and (ii) except for those matters which have been fully resolved or as to which there remains no outstanding obligation, there are no actions under Environmental Laws pending or, to the Knowledge of Seller, threatened against or affecting the Company or any Company Subsidiary, and, since April 1, 2011, none of Seller, the Company or any Company Subsidiary has received any written demands, claims, information requests or other notices (A) alleging noncompliance with or violation of Environmental Laws by the Company or any Company Subsidiary or (B) asserting against or seeking to impose on the Company or any Company Subsidiary any liability, obligation or material financial responsibility for any investigation, cleanup, removal, containment or any other remediation under any Environmental Law.
(b)    Since April 1, 2011, neither the Company nor any Company Subsidiary has caused a release of Hazardous Materials, and, to the Knowledge of Seller, there has been no other release of Hazardous Materials on any real property currently or, to the extent arising during the period of any former ownership, lease or operation by the Company or any Company Subsidiary formerly owned, leased or operated by the Company or any Company Subsidiary that would reasonably be expected to result in any material liability to the Company or any Company Subsidiary under any Environmental Laws.
(c)    No real property currently or, to the Knowledge of Seller, formerly owned, operated or leased by the Company or any Company Subsidiary is listed on, or has been proposed for listing on, the National Priorities List under CERCLA, or any similar state list.
(d)    Section 3.11(d) of the Seller Disclosure Letter contains a complete and accurate list of all active or, to the Knowledge of Seller, abandoned aboveground or underground storage tanks owned or operated by the Company or any Company Subsidiary.
(e)    Section 3.11(e) of the Seller Disclosure Letter contains a complete and accurate list of all off-site Hazardous Substance treatment, storage, or disposal facilities or locations used by the Company or any Company Subsidiary, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List under CERCLA, or any similar state list.
(f)    Since April 1, 2011, none of the Company or any Company Subsidiary has assumed by contract or operation of Law any material obligation or liability of any other Person under Environmental Laws.
(g)    Seller has provided to Buyer (i) all material environmental reports, studies, audits, site assessments and risk assessments prepared with respect to the Business, the assets or any currently or formerly leased or owned real property of the Company and the Company Subsidiaries which are in the possession of Seller or the Company related to compliance with Environmental Laws or the release of Hazardous Substances; and (ii) all material documents concerning capital expenditures planned in the next three (3) years required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with applicable Environmental Laws.
(h)    Except as provided for in Section 5.19 of this Agreement, the execution of this Agreement will not result in any obligations for site investigation or remediation, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction triggered” or “responsible property transfer” Environmental Laws, including, without limitation, the New Jersey Industrial Site Recovery Act, N.J. Stat. § 13:1K-6, et seq., and any associated regulations (“ISRA”).
(i)    As used in this Agreement, (i) “Environmental Laws” shall mean any Federal, foreign, state and local Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common Law, pertaining to pollution, the environment, the protection of the environment or human health and safety in respect of Hazardous Substances, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Occupational Safety and Health Act in respect of Hazardous Substances, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act, the Atomic Energy Act, the Radiation Control for Health and Safety Act and any similar Federal, foreign, state or local Law and (ii) ”Hazardous Substance” shall mean (A) any “hazardous substance,” as defined by CERCLA, (B) any “hazardous waste,” as defined by RCRA, and (C) any pollutant, contaminant, waste or hazardous, dangerous or toxic chemical, material or substance or words of similar meaning and regulatory effect under Environmental Law, including asbestos, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by-products, lead, pesticides, natural gas, and nuclear fuel.
3.12    Compliance with Laws; Permits and Licenses.
(a)    The Company and the Company Subsidiaries are, and at all times since December 31, 2011, have been, in compliance in all material respects with each Law that is or was applicable to them or to the conduct or operation of the Business or the ownership or use of any of their assets used in the Business. In addition, the representations and warranties contained in this Section 3.12(a) do not apply to any matter to the extent specifically covered by any other Section of this Article III (including the other clauses of this Section 3.12).
(b)    Neither the Company nor any Company Subsidiary has received, at any time since December 31, 2011, written notice of or been charged in writing with (A) any actual, alleged, possible, or potential violation of, or failure to comply in all material respects with, any Law, or (B) any actual, alleged, possible, or potential obligation on the part of Company or any Company Subsidiary to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature, in each case from a Governmental Body, and excluding disputes involving Government Contracts.
(c)    Section 3.12(c) of the Seller Disclosure Letter contains a complete and accurate list of each material Governmental Authorization that is held by the Company or any Company Subsidiary. The Company and the Company Subsidiaries hold all Governmental Authorizations that are necessary to operate the business of the Company and the Company Subsidiary as currently conducted, including any required for use of any real property owned, leased, or operated by the Company or any Company Subsidiary, and each such Governmental Authorization is valid and in full force and effect. Except as set forth in Section 3.12(c) of the Seller Disclosure Letter:
(i)    the Company and the Company Subsidiaries are, and at all times since December 31, 2011, have been, in compliance in all material respects with the terms and requirements of each Governmental Authorization identified or required to be identified in Section 3.12(c) of the Seller Disclosure Letter;
(ii)    the Company or any Company Subsidiary has not received, at any time since December 31, 2011, written notice of or been charged in writing with any violation of, any law, statute, order, rule, regulation, ordinance or judgment of any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any such Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any such Governmental Authorization; and
(iii)    all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Section 3.12(c) of the Seller Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Body, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Body.
3.13    Intellectual Property.
(a)    Section 3.13(a)(i) of the Seller Disclosure Letter sets forth a true and complete list of any and all material Company Products currently sold by the Business. Section 3.13(a)(ii) of the Seller Disclosure Letter sets forth, with respect to each Company Product, all a true and complete list of any and all Licensed Intellectual Property and Systems licensed pursuant to an In-License (A) (x) incorporated in or distributed or licensed with such Company Product or otherwise provided by or on behalf of the Company or any Company Subsidiary in any manner for use in connection with such Company Product, (y) used in the development, maintenance, use or support of such Company Product, or (z) used to deliver, host or otherwise provide services with respect to such Company Product, and (B) for each identified item of such Licensed Intellectual Property and Systems licensed pursuant to an In-License, the IP Contract relating to the Company's or a Company Subsidiary’s use of such Licensed Intellectual Property or System pursuant to an In-License.
(b)    Section 3.13(b) of the Seller Disclosure Letter sets forth a true and complete list of all Registered Intellectual Property (including pending applications therefor) owned by the Company or any Company Subsidiary, that has not otherwise been abandoned, expired or cancelled, indicating for each item the registration or application number and the applicable filing jurisdiction (“Company Registered Intellectual Property”). Except as set forth in Section 3.13(b) of the Seller Disclosure Letter, (A) the Company Registered Intellectual Property is valid and enforceable; (B) the Company Registered Intellectual Property is subsisting, and all necessary filing, examination, issuance, post registration and maintenance fees, taxes, annuities and the like that have become due in connection with the Company Registered Intellectual Property have been timely paid and all necessary recordations and certificates in connection with each item of the Company Registered Intellectual Property have been timely filed with the relevant Governmental Body, and (C) none of the Company Intellectual Property is subject to any outstanding Order restricting the Company’s use or adversely affecting the Company’s rights in any way.
(c)    The Company or a Company Subsidiary (i) is the sole and exclusive legal and beneficial, and with respect to the Company Registered Intellectual Property, record, owner of all right, title and interest in and to the Company Intellectual Property, (ii) has the valid and continuing rights to use, sell, convey, transfer, license and otherwise exploit all of the Company Intellectual Property and (iii) has the valid and enforceable right to use all other Licensed Intellectual Property used or held for use in or necessary for the conduct of the businesses of the Company and the Company Subsidiaries as currently conducted, in each case, free and clear of all Liens other than Permitted Liens. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require consent of any other Person in respect of, the Company’s or any Company Subsidiary’s right to own, use or hold for use any Company Intellectual Property or Licensed Intellectual Property in or necessary for the conduct of the Business. Neither the Company nor any Company Subsidiary has granted to any person a joint ownership interest of, or has granted or permitted any person to retain, any exclusive rights that remain in effect in, any Intellectual Property Right that is or was Company Intellectual Property and is material to the conduct of the Business.
(d)    Except for Outbound Licenses, (i) no Person has any rights to use any of the Company Intellectual Property or Licensed Intellectual Property exclusively licensed to the Company or any Company Subsidiary and (ii) neither the Company nor any Company Subsidiary has granted to any Person, or authorized or permitted any Person to retain, any rights in any Intellectual Property Right that is or was Company Intellectual Property or Licensed Intellectual Property that is or was exclusively licensed to the Company or any Company Subsidiary.
(e)    Neither the Company Products, nor the past or current conduct or operations of the Company or the Company Subsidiaries have infringed, misappropriated, diluted or otherwise violated the Intellectual Property Rights of any Person, or any other right of any Person (including any right to privacy or publicity), or have constituted, unfair competition or trade practices under applicable Law. There are no Legal Proceedings (including any oppositions, interferences or re-examinations) settled since December 31, 2011, pending or, to the Knowledge of Seller, threatened (including in the form of offers to obtain a license) against the Company or any Company Subsidiary (i) alleging that any Company Product or the operation or conduct of the Business infringes, misappropriates, dilutes or otherwise violates the Intellectual Property Rights of any Person or any other right of any Person (including any right to privacy or publicity), or constitutes unfair competition or trade practices under the applicable Law or (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company's or any Company Subsidiaries' rights with respect to any Company Intellectual Property or material Licensed Intellectual Property.
(f)    To Seller’s Knowledge, since December 31, 2011, no Person has misappropriated, infringed, diluted or violated any Company Intellectual Property or any other right of Company or any Company Subsidiary or is misappropriating, infringing, diluting or violating any Company Intellectual Property or any other right of Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has brought or threatened any Legal Proceedings before any Governmental Body against any Person with respect to any Company Intellectual Property since December 31, 2011.
(g)    In each case in which the Company or any Company Subsidiary has engaged or hired a Person for the purpose of developing or creating any Intellectual Property Rights or Systems with the intent that the Company or any Company Subsidiary own such Intellectual Property Rights or Systems, or the Company or any Company Subsidiary has acquired ownership of any Intellectual Property Rights or Systems from any Person, in each case, the Company or such Company Subsidiary, as the case may be, has obtained a valid and enforceable assignment or license sufficient to irrevocably transfer or license all such Intellectual Property Rights and Systems to the Company or the Company Subsidiaries to the fullest extent allowed under applicable Law, and, in the case of any such Intellectual Property Rights that are Registered Intellectual Property, the Company or the applicable Company Subsidiary has recorded each such assignment with respect thereto with the relevant Governmental Body.
(h)    The Company and each of the Company Subsidiaries have a policy requiring each (a) employee and (b) individual consultant and individual independent contractor involved in the creation of any Intellectual Property or Systems intended to be owned by the Company or any Company Subsidiary, to execute a proprietary information, confidentiality and invention assignment agreement substantially in the form provided to Buyer, and all current and former employees, consultants and independent contractors of the Company or any Company Subsidiary that have created Intellectual Property Rights or Systems for any of them that is material to the conduct of the Business as currently conducted have executed such or a substantially similar agreement. No material Trade Secrets included in the Company Intellectual Property have been authorized to be disclosed or, to the Knowledge of the Seller, have been actually disclosed by the Company or any Company Subsidiary to any of its employees or former employees, independent contractors or any Person other than pursuant to a binding confidentiality or non-disclosure agreement or similar confidentiality obligation. The Company and each Company Subsidiary have taken commercially reasonable security measures, consistent with industry standards, to protect the secrecy, and confidentiality of all Trade Secrets included in the Company Intellectual Property. No employees, independent contractors or former employees of the Company, any Company Subsidiary, or any other Person have any right, interest or claims to any Company Intellectual Property, whether or not developed in the course of their employment or engagement (as applicable), based on contributions to the development of such Company Intellectual Property, or otherwise.
(i)    Section 3.13(i) of the Seller Disclosure Letter sets forth a true and complete list of all Contracts pursuant to which a Person has licensed or granted any right to the Company or any Company Subsidiary in any System or Intellectual Property Rights or agreed to provide any services (including hosted services) related to Systems or Intellectual Property Rights to the Company or any Company Subsidiary, other than commercially available Software licensed under “shrink wrap” or other comparable standard form licenses (including Software licensed through software as a service (SaaS) arrangements), or any license for which the Company or any Company Subsidiary has paid less than $500,000 in aggregate (“In-Licenses”).
(j)    Section 3.13(j) of the Seller Disclosure Letter sets forth a true and complete list of all Contracts pursuant to which the Company or any Company Subsidiary has granted to any Person any rights, interests or licenses to any material Company Intellectual Property, including with respect to any Company Product or any material System owned by the Company or any Company Subsidiary, other than sales or licenses for Company Products entered in the normal course of business on terms substantially similar to the Company or the Company Subsidiaries’ standard terms which have been provided to Buyer for review (the “Out-Licenses,” and together with the In-Licenses, the “IP Contracts”).
(k)    The Company and the Company Subsidiaries have complied with all notice, attribution and other requirements of each Open Source License for any and all Open Source Software distributed by the Company or any Company Subsidiaries. The Company and the Company Subsidiaries have not used any Open Source Software in a manner that does, will or would reasonably be expected to, require the (i) disclosure or distribution of any Company Product or any other Company Intellectual Property in Source Code form, other than Open Source Software licensed by the Company or any Company Subsidiary or distributed by the Company or any Company Subsidiary with any Company Product, (ii) license or otherwise provision any Company Product or any other Company Intellectual Property on a royalty-free basis, or (iii) grant of any patent license, non-assertion covenant or other rights under any Company Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble or reverse engineer any Company Product or any other Company Intellectual Property. Neither the Company nor any Company Subsidiary has made any material Company Intellectual Property available to the public under an Open Source License.
(l)    To the Knowledge of the Seller, none of the Company Products contain any bug, defect or error that adversely affects, or could reasonably be expected to adversely affect, the value, functionality or performance of such Company Product in a material manner. To the Knowledge of Seller, the Company Products, the Company Intellectual Property and the Company Systems do not (i) contain any viruses or any other contaminants (including codes, commands, instructions, devices, techniques, bugs, web bugs, or design flaws) that access (without authorization), alter, delete, threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, inhibit, or shut down any computer systems, networks, infrastructures, devices, websites, databases, Software or other data or property; (ii) cause or permit the unauthorized access (either internally or externally) to Company Products, systems, networks, infrastructures, devices, websites, databases, Software, or other data or property; (iii) cause or permit any other means of misappropriating personal or corporate information or intellectual property from any computer systems, networks, infrastructures, devices, websites, databases, Software, or other data or property or (iv) cause or permit denial-of-service (DoS) attacks or distributed denial-of-service (DDoS) attacks (collectively, “Cyber Attacks”). The Company and each Company Subsidiary has taken commercially reasonable steps to prevent Cyber Attacks on the Company Products through the date of sale to the applicable customer and the Company Systems.
(m)    To the Knowledge of Seller, the Company and each Subsidiary own or have all necessary rights to use all material Company Systems. The Company Systems owned by the Company or the Company Subsidiaries, or to which the Company or the Company Subsidiaries have the right to use, (i) include all Company Systems reasonably necessary for or currently used in the conduct of the Business and (ii) are adequate, in all material respects, to conduct the operations of the Company and the Subsidiaries as currently conducted. Other than the services being provided by the Transition Services Agreement, the consummation of the transactions contemplated hereby will not result in the loss or impairment of or require payment of any additional amounts with respect to, nor require consent of any other Person in respect of, the Company’s or any Company Subsidiary’s right to own, use, or hold for use any such Company Systems as owned, used and held for use prior to the Agreement Date. The Company and the Company Subsidiaries have disaster recovery plans, procedures and facilities in place that are intended to minimize the disruption of the businesses of the Company and the Company Subsidiaries in the event of any material failure of the Company Systems, and regularly test such plans, procedures and facilities.
3.14    Employment Matters.
(a)    Except as set forth on Section 3.14 of the Seller Disclosure Letter, neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the Knowledge of Seller, is there, a representation campaign respecting any of the employees of the Company or any of the Company Subsidiaries.  As of the Agreement Date, there is no pending or, to the Knowledge of Seller, threatened, unfair labor practice charge or complaint, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries.
(b)    No key Business Employee or group of Business Employees has informed the Company, any Company Subsidiary, nor the Seller, either orally or in writing, of any plans to terminate their employment generally or as a result of the transactions contemplated hereby or otherwise.
(c)    Except as disclosed on Section 3.14 of the Seller Disclosure Letter, neither the Company nor any of the Company Subsidiaries have unsatisfied liability to any previously terminated employee or independent contractor. The Company and the Company Subsidiaries have disclosed all written employee handbooks, policies, programs and arrangements to the Buyer.
(d)    Except as set forth in Section 3.14(d) of the Seller Disclosure Letter, all Business Employees are employees at will or otherwise employed such that the Company, the Company Subsidiaries or the Seller may lawfully terminate their employment at any time, with or without cause, and with no contractual requirement to provide any severance or separation payments as a result of any employee’s separation from employment. A true and correct copy of any form of non-competition, non-solicitation or confidentiality agreement currently in force with any of the Business Employees or consultants of the Company and any Company Subsidiary, and any material variances therefrom, has been made available to Buyer. To the Knowledge of the Seller, no Business Employee is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his or her duties as an employee of the Company or any Company Subsidiary, or (ii) the ability of the Company and the Company Subsidiaries to conduct their business.
(e)    Except as disclosed in Section 3.14 of the Seller Disclosure Letter, the Company and the Company Subsidiaries have complied in all material respects with all applicable Law relating to labor, labor relations or employment, including, without limitation, any provisions thereof relating to equal employment opportunity, wages, hours, overtime regulation, plant closing, mass layoff, employee safety and health, immigration control, drug testing, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all taxes, insurance and all other costs and expenses applicable thereto, and neither the Company nor any Company Subsidiary is liable for any arrearage, or any taxes, costs or penalties for failure to comply with any of the foregoing.
(f)    Each person whom the Company or any Company Subsidiary has retained as an independent contractor qualifies or qualified as an independent contractor and not as an employee of the Company or any Company Subsidiary under all applicable Law. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause the Company or any Company Subsidiary to be in breach of any agreement with any Business Employee, contractor or consultant or cause the Company nor any Company Subsidiary to be liable to pay any severance or other amount to any Business Employee, contractor or consultant of the Company nor any Company Subsidiary.
(g)    There are no pending written allegations, charges or complaints concerning employment discrimination, wage payment, overtime obligations or similar issues pertaining to unlawful employment practices against the Company or any Company Subsidiary, or to the Knowledge of the Seller, threatened.
(h)    The Company and the Company Subsidiaries have in their files a U.S. Citizenship and Immigration Services Form I-9 that was validly and properly completed and, if necessary, that has been properly updated, in accordance with applicable Law for each Business Employee or former employee of the Company and the Company Subsidiaries with respect to whom such form is required to be maintained by the Company and the Company Subsidiaries under applicable Law. The Company has not knowingly hired or continued to employ unauthorized workers. The Company has not used the services of any individual through a staffing agency, Contract or subcontract knowing that the individual was an unauthorized worker.
3.15    Insurance.
(a)    Seller has made available to Buyer complete copies of all policies of insurance and any pending applications for policies of insurance (or summaries of any of the foregoing, indicating the types and amounts of policy coverage provided under such policies for the Company and the Company Subsidiaries), to which the Company or any Company Subsidiary, or Seller or its other Affiliates on behalf of the Company and the Company Subsidiaries, is a party or under which the Company or any Company Subsidiary, or any director of the Company or any Company Subsidiary, is covered, a list of which is set forth in Section 3.15(a) of the Seller Disclosure Letter. The Company is covered as a named insured under the policies set forth in Appendix 3.15 to Section 3.15(a) of the Seller Disclosure Letter. Each Company Subsidiary is covered by the policies set forth in Appendix 3.15 to Section 3.15(a) of the Seller Disclosure Letter.
(b)    Section 3.15(b) of the Seller Disclosure Letter sets forth, by year, for the current policy year and each of the three (3) preceding policy years with respect to the Company and the Company Subsidiaries:
(i)    a summary of the loss experience under each policy;
(ii)    a statement describing each claim under an insurance policy which sets forth:
(A)    the name of the claimant; and
(B)    the amount and a brief description of the claim; and
(iii)    a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.
(c)    To the Knowledge of Seller, all policies of insurance to which the Company or any Company Subsidiary, or Seller or its other Affiliates on behalf of the Company and the Company Subsidiaries, is a party or that provide coverage to the Company, any Company Subsidiary or any director or officer of the Company or any Company Subsidiary:
(i)    are valid, outstanding and enforceable; and
(ii)    taken together, provide insurance coverage of types and in the amounts adequate and customary in the industry for the operation of the Business.
(d)    All policies of insurance to which the Company or any Company Subsidiary is a party, or under which the Company or any Company Subsidiary is covered as a “Named Insured” or an “Additional Insured,” will continue in accordance with their terms following the Closing, with the Company and the Company Subsidiaries being entitled to all insurance benefits under such policies, including rights and proceeds, to the extent arising from occurrences relating to the Business, the Company or the Company Subsidiaries prior to the Closing Date.
(e)    The Company, a Company Subsidiary or Seller (on behalf of the Company or such Company Subsidiary) maintains policies of insurance for the Company and the Company Subsidiaries which are adequate to comply with the contractual requirements in the Company Material Contracts.
(f)    Except as set forth on Section 3.15(f) of the Seller Disclosure Letter, the Company and the Company Subsidiaries are covered under all applicable group insurance policies of Seller.
3.16    Material Contracts.
(a)    Section 3.16(a) of the Seller Disclosure Letter contains a listing of all Contracts (other than Government Contracts (except as referenced in clause (viii)) described in clauses (i) through (xiii) below to which the Company or a Company Subsidiary is a party or by which the Company or a Company Subsidiary or its assets is bound (each such Contract disclosed or required to be disclosed on Section 3.16(a) of the Seller Disclosure Letter, as amended, modified or supplemented, a “Company Material Contract”). Correct and complete copies of all Company Material Contracts have been made available to Buyer, including all amendments, modifications and supplements thereto.
(iv)    Each Contract containing any covenant, commitment or other obligation (A) limiting in any material respect the right of the Company or any Company Subsidiary or any Affiliate of the Company or any Company Subsidiary to compete with any Person in any line of business, (B) granting any exclusive rights with respect to any Company Intellectual Property that is material to the Company and the Company Subsidiaries, taken as a whole or (C) otherwise prohibiting or limiting in any material respect the right of the Company or any Company Subsidiary or any Affiliate of a Company Subsidiary to sell, distribute or manufacture any products or services, except in each case for any such Contract that may be cancelled without penalty by the Company or any Company Subsidiary upon notice of sixty (60) days or less;
(v)    Each IP Contract;
(vi)    Each Company Lease;
(vii)    Each Contract for the acquisition, disposition, or sale of properties or assets (by merger, purchase or sale of stock or assets or otherwise) other than in the ordinary course of business consistent with past practices, and in each case for which such acquisition, disposition or sale has not been consummated as of the Agreement Date;
(viii)    Each Contract relating to Indebtedness with a principal amount in excess of $150,000, whether incurred, assumed, guaranteed or secured by any asset of the Company or a Company Subsidiary, including any agreement or commitment for future loans, credit or financing;
(ix)    Each Contract under which the Company or any Company Subsidiary has, directly or indirectly, made any loan, capital contribution to, or any other investment in, any Person (other than the Company or any Company Subsidiary, and other than investments in marketable securities or advances to Business Employees in the ordinary course of business consistent with past practices);
(x)    Each Contract, or series of related Contracts with the same third party, other than a Material Government Contract, pursuant to which the Company or any Company Subsidiary made payments in excess of $500,000 in the aggregate in fiscal year 2014;
(xi)    Each Material Government Contract, or any other Contract, or series of related Contracts with the same third party, pursuant to which the Company or any Company Subsidiary received payments in excess of $2,900,000 in the aggregate in fiscal year 2014;
(xii)    Each employment, consulting or other similar arrangement or any severance Contract (other than letters offering employment on an at-will basis) which (A) involves annual required payments in excess of $250,000 or (B) contains a change of control provision or otherwise would result in any payments to such person upon consummation or as a result of the transactions contemplated thereby;
(xiii)    Each Contract that constitutes a collective bargaining or other arrangement with any labor union, labor organization, workers’ association, works council or other collective group of employees;
(xiv)    Each Contract granting a first refusal, first offer or similar preferential right to purchase or acquire any material asset of the Company or a Company Subsidiary;
(xv)    Each customer Contract covered by clause (viii) other than a Government Contract, that contains or provides for an express undertaking by the Company or a Company Subsidiary to be responsible for consequential, special, or liquidated damages or penalties or to indemnify any other Person;
(xvi)    Any other Contract not otherwise covered by clauses (i)-(xii), if breach of such a Contract or the termination of such Contract would reasonably be expected to result in a Company Material Adverse Effect; and
(xvii)    Each Contract involving the settlement, release, compromise, or waiver of any Legal Proceedings, in each case entered into within twelve (12) months prior to the date of this Agreement.
(b)    Each of the Company Material Contracts is in full force and effect and is a valid agreement, binding on the Company and each Company Subsidiary party thereto and, to the Knowledge of Seller, each other party thereto, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally and equitable principles of general applicability. To the Knowledge of Seller, (i) there are no ongoing renegotiations of any material amounts paid or payable to or by the Company or a Company Subsidiary under any Company Material Contracts with any Person, and (ii) no such Person has made written demand for such renegotiation.
(c)    There is no material default under any Company Material Contract by the Company or any Company Subsidiary or, to the Knowledge of Seller, each other party thereto, and, to the Knowledge of Seller, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or any Company Subsidiary.
3.17    Properties.
(a)    Section 3.17(a) of the Seller Disclosure Letter sets forth the address or other description of all real property owned by the Company and the Company Subsidiaries (the “Owned Real Property”), which Owned Real Property is free and clear of all Liens, except for Permitted Liens. To the Knowledge of Seller, there are no material latent defects or material adverse physical conditions affecting the Owned Real Property or any of the facilities, buildings, component parts, other constructions, structures, erections, improvements, fixtures and fixed assets of a permanent nature annexed, affixed or attached to, or located on the Owned Real Property. Since December 31, 2011, neither the Company nor any of the Company Subsidiaries has received written notice from any Governmental Body asserting that any of the Owned Real Property, or the use thereof by the Company or the Company Subsidiaries, is in material violation of applicable Law, and to the Knowledge of Seller no such violations exist. Since December 31, 2011, neither the Company nor any of the Company Subsidiaries has been made party to any condemnation, eminent domain or similar proceeding relating to any of the Owned Real Property, nor to the Knowledge of Seller has any such proceeding been threatened in writing. The facilities, buildings, component parts, other constructions, structures, erections and improvements on the Owned Real Property are in good condition and repair, subject to ordinary wear and tear, except where the failure to be in such condition would not reasonably be expected to materially impair the operation of the Business as currently conducted. Seller has provided to Buyer true and correct copies of all title reports and title policies (including all exception documents referenced therein), surveys and engineering reports in its possession or control or in the possession or control of the Company or any of the Company Subsidiaries regarding the Owned Real Property. There are no outstanding options, rights of first offer, rights of refusal or similar preemptive rights granted to third parties to purchase or lease any of the Owned Real Property, or any portion thereof or interest therein.
(b)    Section 3.17(b) of the Seller Disclosure Letter sets forth a list of each leasehold or subleasehold estate held by the Company or any Company Subsidiary as of the date of this Agreement (collectively, the “Leased Real Property”, and the leases under which such estates are created, the “Company Leases”). Section 3.17(b) of the Seller Disclosure letter sets forth a list of each lease or sublease under which the Company or any of the Company Subsidiaries is the lessor or sublessor. The Company or a Company Subsidiary has a valid leasehold interest in all of the Leased Real Property free and clear of all Liens (except for Permitted Liens). Neither the Company nor any of the Company Subsidiaries has received written notice from the lessor or sublessor under any of the Company Leases asserting that the Company or any of the Company Subsidiaries is in material breach of the terms of any of the Company Leases, and to the Knowledge of Seller no such breach exists. The Seller has made available to the Buyer accurate and complete copies of each of the Company Leases (including all amendments and other modifications).
(c)    Each of the Company and the Company Subsidiaries has title to, or a valid leasehold interest in, as applicable, all personal property used in their respective businesses free and clear of any Liens, except for Permitted Liens. Such personal property and Leased Real Property (taken as a whole) is, to the Knowledge of Seller, in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except where the failure to be in such condition would not reasonably be expected to materially impair the operation of the Business as currently conducted.
3.18    Privacy and Data Protection.
(a)    The Company and each Company Subsidiary is in compliance in all material respects with all applicable Privacy Law relating to Personal Data. The Company and each Company Subsidiary, is in compliance, in all material respects, with the terms of all Contracts to which the Company or a Company Subsidiary is a party relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage or safeguarding of Personal Data).
(b)    The Company and each Company Subsidiary has established and implemented policies, programs and procedures that are in compliance in all material respects with all applicable Law and are otherwise necessary and appropriate, including administrative, technical and physical safeguards to protect the confidentiality, integrity and security of Personal Data in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse.
(c)    To the Knowledge of Seller, neither the Company nor any Company Subsidiary has been since December 31, 2011, and is not currently under investigation by any state, federal, or foreign jurisdiction or Governmental Body regarding its protection, storage, use, disclosure, and transfer of Personal Data. Neither the Company nor any Company Subsidiary has, since December 31, 2011, experienced any unauthorized access, disclosure, use or breach of security of any Personal Data in the Company's or any Company Subsidiary’s possession, custody or control, or otherwise held or processed on its behalf.
(d)    Since December 31, 2011, to the Knowledge of Seller, neither the Company nor any Company Subsidiary has received any written claim, complaint, inquiry, or notice from any Governmental Body related to the Company’s or such Company Subsidiary’s collection, processing, use, storage, security, and/or disclosure of Personal Data, alleging that any of these activities are in violation of any Privacy Law.
3.19    Export/Foreign Corrupt Practices Act; UK Bribery Act. With respect to the business of Company and the Company Subsidiaries, since that date which is five years prior to the Agreement Date:
(a)    The Company and the Company Subsidiaries are and have been in compliance in all material respects with all Laws concerning the trade of any products, technology, technical data and services (“Export Control Laws”), including (i) the Export Administration Regulations (including the anti-boycott regulations contained therein) and Foreign Trade Regulations administered by the United States Department of Commerce; (ii) the ITAR administered by the United States Department of State; (iii) those administered by the Office of Foreign Assets Control (“OFAC”) of the United States Department of the Treasury; and (iv) those administered by the Bureau of Customs and Border Protection of the United States Department of Homeland Security. There is no export-related or import-related legal or enforcement proceeding, and, to the Knowledge of Seller, there is no investigation or inquiry, pending or threatened against the Company, any Company Subsidiary or any officer, manager or director of the Company or any Company Subsidiary (in his or her capacity as such) by or before (or, in the case of a threatened matter, that would come before) any Governmental Body.
(b)    The Company and the Company Subsidiaries have not provided unauthorized access to, and no Affiliate of the Company or the Company Subsidiaries (or any of their personnel, representatives, or agents) has had unauthorized access to, export-controlled information in the possession of the Company or the Company Subsidiaries. No Affiliate of the Company or the Company Subsidiaries that is located outside of the United States has had access to the electronic networks or systems of the Company or any of the Company Subsidiaries inside the United States in violation of applicable Law.
(c)    No director, officer or employee of the Company or the Company Subsidiaries is or has been identified on any of the following:  (i) the OFAC list of “Specially Designated Nationals and Blocked Persons” (“SDNs”); (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List”; (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties,” including both administrative and statutory debarments; (iv) the Bureau of International Security and Nonproliferation of the United States Department of State listing of “Nonproliferation Sanctions”; (v) the United Kingdom's “Consolidated List of Financial Sanctions Targets” as maintained by HM Treasury; (vi) Canada’s “Listed Entities” pursuant to the Anti-Terrorism Act, 2001; (vii) the Australian Department of Foreign Affairs and Trade “Consolidated List” (pursuant to the Charter of the United Nations Act 1945 and Charter of the United Nations (Terrorism and Dealings with Assets) Regulations 2002, as amended; (viii) the United Nations Security Council “Consolidated List” established and maintained by the 1267 Committee; or (ix) European Commission “Consolidated list of persons, groups and entities subject to EU financial sanctions.”  The Company and the Company Subsidiaries are not and have not been involved in business arrangements or otherwise engaged in transactions with or involving countries subject to economic or trade sanctions imposed by the United States Government, or with or involving SDNs, in violation of the regulations maintained by OFAC.
(d)    Except as otherwise disclosed in Section 3.19(d) of the Seller Disclosure Letter, the Company and the Company Subsidiaries are not currently and have not been, at any time since December 31, 2011, denied export privileges involving items subject to the Export Administration Regulations, or debarred or suspended from participating directly or indirectly in the export of defense articles, including technical data, or in the furnishing of defense services, for which a license or approval is required under the ITAR.
(e)    Except as set forth in Section 3.19(e) of the Seller Disclosure Letter, the Company and the Company Subsidiaries have not made any voluntary disclosure to the DDTC, the U.S. Department of Commerce’s Bureau of Industry and Security, OFAC, or any other Governmental Body respecting compliance by the Company or any Company Subsidiary with Export Control Laws or with any statute, regulation, or trade sanction referenced in Section 3.19(a) or with the U.S. Foreign Corrupt Practices Act.
(f)    The Company and the Company Subsidiaries have had and have all necessary authority under the United States Export Control Laws to conduct their businesses as currently conducted in all material respects including (i) necessary permits for any import or export transactions, (ii) necessary permits and clearances for the disclosure of information to foreign persons and (iii) necessary registrations with any United States Governmental Body with authority to implement such Laws.
(g)    Neither the Company and the Company Subsidiaries nor any officer, director, employee, agent, or representative of the Company or the Company Subsidiaries, nor Seller or other Person acting at the direction of the Company or the Company Subsidiaries, has violated or is violating any provision of the United States Foreign Corrupt Practices Act or any other similar Law of any non-U.S. jurisdiction.
(h)    The Company and the Company Subsidiaries are not and have not engaged in any activity, practice or conduct which would constitute an offence under the UK Bribery Act 2010;
(i)    No officer, director, employee, agent, or representative of the Company or the Company Subsidiaries, nor Seller or other Person acting at the direction of the Company or the Company Subsidiaries has bribed another person (within the meaning given in section 7(3) of the UK Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of the Business; and
(j)    Neither the Company and the Company Subsidiaries nor any officer, director, employee, agent, or representative of the Company or the Company Subsidiaries, nor Seller or other Person acting at the direction of the Company or the Company Subsidiaries is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under the UK Bribery Act 2010, and, to the Knowledge of Seller, no such investigation, inquiry or proceedings are pending.
3.20    Government Contracts.
(a)    Section 3.20(a)(x) of the Seller Disclosure Letter identifies (i) each currently active prime Government Contract and each currently active Government Contract that is with a prime contractor or subcontractor of a Governmental Body and relates to a program set forth on Section 3.20(a)(y) of the Seller Disclosure Letter, in each case which remains open to audit periods and awarded to the Company or any Company Subsidiary (collectively, “Material Government Contracts”), and (ii) all outstanding quotations, bids, and proposals submitted by the Company or any Company Subsidiary which Seller believes are still subject to acceptance by either a Governmental Body or any proposed prime contractor or subcontractor of a Governmental Body with respect to any potential Government Contract (x) having aggregate future payments in excess of $2,000,000 or (y) for which the Company or any Company Subsidiary provided any bid bond (collectively, “Government Bids”). Seller has provided Buyer a complete copy of each Material Government Contract.
(b)    Seller has complied in all material respects with each applicable statutory and regulatory requirement (including any agreements pertaining thereto, the Federal Acquisition Regulation (“FAR”), each applicable agency FAR supplement, and applicable contract-related executive orders, the Truth In Negotiations Act of 1962, as amended, the Service Contract Act of 1963, as amended, the Office of Federal Procurement Policy Act, as amended, and the Procurement Integrity Act) with respect to each Material Government Contract and Government Bid.
(c)    Neither a Governmental Body nor any prime contractor or subcontractor of a Governmental Body has notified Seller in writing that the Company or any Company Subsidiary has breached a requirement of a Government Contract, or violated any Law, including any public procurement-related statute, executive order, or regulation, with respect to any Material Government Contract or with respect to any Government Bid. All representations and certifications made by the Company and any Company Subsidiary with respect to such Government Contracts or Government Bids were accurate in all material respects as of their effective date, and the Company and any Company Subsidiary has complied in all material respects with such representations and certifications.
(d)    Since December 31, 2011, no show cause notices or cure notices have been issued against the Company or any Company Subsidiary with respect to any Material Government Contract.
(e)    Since December 31, 2011, no costs incurred in respect of any Material Government Contract by the Company or any Company Subsidiary have been questioned and remain unresolved or disallowed because of a finding or determination of any kind by a Governmental Body, including the Defense Contract Audit Agency (“DCAA”), and no outstanding material costs invoiced or claimed by the Company or any Company Subsidiary with respect to any Material Government Contract have been questioned and remain unresolved or disallowed. The accounting system and procurement systems of the Company and any Company Subsidiary are in material compliance with applicable statutes and regulations, and the cost accounting systems of the Company or any Company subsidiary have not been determined by DCAA to be inadequate for accumulating or billing costs under Government Contracts or to not comply with FAR Part 31 or the applicable Cost Accounting Standards.
(f)    Since December 31, 2011, no adverse contracting officer’s final decisions have been issued by a Governmental Body in connection with any Government Contract.
(g)    None of the Company, any Company Subsidiary, nor to Seller’s Knowledge any Principal (as defined in FAR 52.209-5) of the Company or any Company Subsidiary, is under civil, administrative, or criminal investigation or indictment or has information with respect to any alleged fraudulent or criminal activity involving a Government Contract or a Government Contract-related quote, bid, or proposal. More specifically, none of the Company, a Company Subsidiary, nor to the Seller’s Knowledge any Principal of the Company or any Company Subsidiary, subject to the provisions of FAR 52.209-5:
(i)    Is presently debarred, suspended, proposed for debarment, or declared ineligible for the award of a Government Contract;
(ii)    Has, since December 31, 2011, been convicted of or had a civil judgment rendered against them for commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a public (federal, state, or local) contract or subcontract, or violation of federal or state antitrust statutes relating to the submission of offers, or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, or receiving stolen property;
(iii)    Is presently indicted for, or otherwise criminally or civilly charged by a Governmental Body with, commission of any of the above-listed offenses;
(iv)    Has been notified, since December 31, 2011, of any delinquent federal taxes in an amount that exceeds $3,000 for which the liability remains unresolved;
(v)    Has made a voluntary or mandatory disclosure to any Governmental Body pursuant to any voluntary disclosure agreement or the FAR mandatory disclosure provisions (FAR 9.406-2, 9.407-2 & 52.203-13) nor has credible evidence of a violation that would require a disclosure to any Governmental Body; or
(vi)    Is aware of any “organizational conflict of interest” (as defined in FAR subpart 9.5). To Seller’s Knowledge, no organizational conflict of interest will result from execution of this Agreement.
(h)    There are (i) no outstanding claims against the Company or any Company Subsidiary either by a Governmental Body or by any prime contractor, subcontractor, vendor, or other Person, arising under or relating to any Material Government Contract, and (ii) no claims against the Company or any Company Subsidiary under the Contract Disputes Act of 1978, as amended, or any other federal statute or between the Company or any Company Subsidiary and any prime contractor, subcontractor, or vendor arising under or relating to any Material Government Contract.
(i)    Neither the Company nor any Company Subsidiary is undergoing or since December 31, 2011 has undergone any audit arising under or relating to any Material Government Contract, other than customary audits and reviews.
(j)    Neither the Company nor any Company Subsidiary has any pending claims (including claims under the Contract Disputes Act of 1978) against a Governmental Body or against any prime contractor arising under or relating to any Material Government Contract, except for routine demands for payment.
(k)    No Material Government Contract or Government Bid is based on the Company or any Company Subsidiary having small business status or other preferential status afforded by statute or regulation.
(l)    Neither the Company nor any Company Subsidiary has received any negative past performance evaluations or ratings since December 31, 2011.
(m)    Neither the Company nor any Company Subsidiary possess any personal property, equipment or fixtures that have been loaned, bailed or otherwise furnished to the Company or any Company Subsidiary by or on behalf of any Governmental Body.
(n)    Section 3.20(n) of the Seller Disclosure Letter sets forth true and complete listings (including an indication of the type of clearance) of all facility security clearances held by the Company and the Company Subsidiaries. The clearances set forth in Section 3.20(n) of the Seller Disclosure Letter and the personnel security clearances held by the officers, directors, managers, employees, consultants and agents of the Company and the Company Subsidiaries constitute all of the facility and personnel security clearances necessary to conduct the Business as it is currently being conducted. The Company and each of the cleared Company Subsidiaries holds, and at all relevant times since December 31, 2011 has held, at least a “satisfactory” rating from the Defense Security Service with respect to their respective facility security clearances and there are no liabilities or obligations relating to or arising from any violation of the NISPOM or prior failure to maintain at least a “satisfactory” rating from the Defense Security Service. The Company and the cleared Company Subsidiaries are in compliance with all national security obligations, including those specified in the NISPOM. All facility security clearances held by the Company and the Company Subsidiaries are currently in full force and effect. No termination for default, notice of rescission, notice of revocation, notice of wrongdoing, notice of breach, cure notice or show cause notice from the Defense Security Service or any other Governmental Body has been issued and remains unresolved with respect to any such facility security clearance.
3.21    Inter-company Transactions. Except as set forth on Section 5.9 of the Seller Disclosure Letter, and other than the Transaction Documents and any Inter-company Accounts to be settled prior to or as of the Closing, there are no Contracts between Seller, any Excluded Subsidiary or any of its other Subsidiaries (other than the Company and the Company Subsidiaries), on the one hand, and the Company or any Company Subsidiary, on the other hand, that will remain in effect following the Closing. No related person (as defined in Item 404 of Regulation S-K of the Securities Act) is a party to any Contract with the Company or a Company Subsidiary that would be required to be disclosed in Seller’s filings with the SEC (or in Company filings that the Company would be required to file with the SEC if the Company were itself a company subject to the reporting requirements of the Exchange Act) but has not been disclosed.
3.22    Sufficiency of Assets. Except as set forth on Section 3.22 of the Seller Disclosure Letter, and after giving effect to the transactions contemplated by this Agreement, the Transition Services Agreement, the Supply Agreement, the Carveout Agreement and the Lease Assignment, the assets of the Company and the Company Subsidiaries constitute all the assets necessary to conduct the Business as currently conducted by the Company and the Company Subsidiaries; provided, however, that the foregoing representation and warranty shall not be a representation or warranty of non-infringement or non-misappropriation of the Intellectual Property Rights of any third party, which is addressed in Section 3.13(e).
3.23    Customers and Suppliers. Section 3.23 of the Seller Disclosure Letter contains a true and complete list of the names and addresses of the ten (10) largest suppliers (with the dollar volume of product purchases for each) of products and services to the Company and the Company Subsidiaries and the ten (10) largest customers (with the dollar amount of revenue for each) of the Company and the Company Subsidiaries, in each case, for each of the fiscal years ended December 30, 2012, December 29, 2013, and December 28, 2014, and with respect to the quarter ended March 29, 2015. Except as set forth in Section 3.23 of the Seller Disclosure Letter there is no customer of the Company or a Company Subsidiary that accounted for ten percent (10%) or more of the Company’s or a Company Subsidiary’s respective gross revenues during any of such fiscal years or such fiscal periods. To the Knowledge of Seller, none of the Company’s or any of the Company Subsidiaries’ material suppliers or customers has given the Company or a Company Subsidiary notice terminating, canceling, reducing the volume under, or renegotiating the pricing terms or any other material terms of any Contract or relationship with the Company or a Company Subsidiary or threatening to take any of such actions.
3.24    Accounts Receivable. All accounts receivable of the Company and the Company Subsidiaries, whether or not reflected on the Interim Balance Sheet, represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.
3.25    Certain Payments. Neither the Company, a Company Subsidiary nor, to the Knowledge of Seller, any director, officer, agent, representative or employee of the Company or a Company Subsidiary, or, to the Knowledge of Seller, any other Person associated with or acting for or on behalf of the Company or a Company Subsidiary, has, since December 31, 2011, directly or indirectly (a) made, authorized or offered or is making any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or a Company Subsidiary or any Affiliate of the Company or a Company Subsidiary, or (iv) in violation of any Law, (b) established or maintained, or is maintaining any fund or asset on behalf of, or for the benefit of, the Company or a Company Subsidiary, that has not been recorded in the books and records of the Company or a Company Subsidiary or (c) has established or maintained, or is maintaining any unlawful fund of corporate monies or other properties.
3.26    UK Employment Matters.
(a)    The UK Subsidiary is not bound or accustomed to pay any monies other than in respect of contractual remuneration or earnings of employment to or for the benefit of any employee.
(b)    No agreement has been reached with any trade union or other employee representative in writing that will on a future date result in an increase in the rate of remuneration or enhanced benefits for any employee (including bonus or commission payments).
(c)    Other than salary for the current month and accrued holiday pay included in the Estimated Balance Sheet or the Closing Statement, no amount is owing to any present or former officer, employee, worker or consultant of the UK Subsidiary in respect of the period up to Closing.
(d)    The Company has not made any loan or advance to any employee which is outstanding.
(e)    In relation to each of its employees (and so far as relevant to each of its former employees) the UK Subsidiary has, since December 31, 2011:
(i)    complied in all material respects with the obligations imposed on it by Articles of the Treaty of Rome, European Commission Regulations and Directives and the statutes and regulations relevant to the relations between it and any employee or it and any recognized trade union or other employee representative; and
(ii)    complied in all material respects with all relevant orders and awards affecting the conditions of service of any employee.
(f)    Since December 31, 2011, the UK Subsidiary has obtained and maintained up to date, reasonably adequate and suitable records regarding each of its employee's eligibility to work in the United Kingdom in accordance with Section 8, Asylum and Immigration Act 1996, the Immigration, Asylum and Nationality Act 2006 and/or the Immigration (Restrictions on Employment) Order 2007 and no individual is employed such that the Company would be liable for a penalty (whether criminal or civil) under the Asylum and Immigration Act 1996 and/or the Immigration, Asylum and Nationality Act 2006.
(g)    Since December 31, 2011, the UK Subsidiary has maintained up to date reasonably adequate and suitable records for the purposes of the Working Time Regulations and has complied with all other obligations to its workers (as “workers” is defined in Regulation 2, Working Time Regulations 1998 (SI 1998/1833) and there are no claims pending or, or to the Knowledge of Seller, threatened by any officer or employee or former officer or employee of the UK Subsidiary or the Health and Safety Executive or any local authority Environmental Health Department or any trade union or employee representative related to the Working Time Regulations 1998 (SI 1998/1833).
(h)    As of the Agreement Date and to the Knowledge of Seller, no officer or employee of the UK Subsidiary has given written notice or is under notice of dismissal. No officer or employee of the UK Subsidiary will be entitled to give notice solely as a result of the provisions of this Agreement.
(i)    The Seller Disclosure Letter sets out details of all employees of the UK Subsidiary who have been dismissed or who have resigned in the period of six (6) months prior to the Agreement Date. To the Knowledge of Seller, no such employee has threatened to bring a claim against the UK Subsidiary arising from his or her dismissal or resignation.
(j)    The UK Subsidiary has not been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 (SI 2006/246) (“TUPE Regulations”) and no employee of the UK Subsidiary has been dismissed or is under notice of termination by reason of or in connection with the TUPE Regulations, and the UK Subsidiary has not purported to vary any contract of employment where the sole or principal reason for the change is the transfer.
(k)    True and complete copies of all contracts of employment for employees of the UK Subsidiary have been disclosed.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the Buyer Disclosure Letter (each section of which qualifies the correspondingly numbered representation and warranty in this Article IV to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of Article IV of this Agreement if the disclosure in respect of the particular section is reasonably apparent on its face to inform Seller of the information required to be disclosed in respect of such other sections) delivered by Buyer to Seller on the date hereof (the “Buyer Disclosure Letter”), Buyer represents and warrants to Seller as follows:
4.1    Valid Existence. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Buyer is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary.
4.2    Authority; Binding Nature of Agreement. Buyer has the full corporate power and authority to enter into and deliver this Agreement and each other Transaction Document to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the Transactions have been duly authorized by the board of directors (or similar governing body) of Buyer. No other corporate or other proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the Transactions. This Agreement has been, and each other Transaction Document to which Buyer is a party will be, duly executed and delivered by Buyer and constitutes, or will constitute, a valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.
4.3    Non-Contravention.
(c)    The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party and the consummation by Buyer of the Transactions does not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or give rise to any obligation to make payments or provide compensation under, or result in the creation of any Lien, other than a Permitted Lien, upon any of the properties or assets of Buyer under any of the terms, conditions or provisions of: (i) the certificate of incorporation or bylaws of Buyer, or any resolution adopted by the board of directors of Buyer; or (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.3(b), any Judgment or Law applicable to Buyer, in each case, other than any such event which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Transactions.
(d)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is necessary to be obtained or made by Buyer in connection with Buyer’s execution, delivery and performance of this Agreement and each other Transaction Document to which Buyer is a party, or the consummation by Buyer of the Transactions, except for (i) compliance with and filings pursuant to the HSR Act or any other applicable Antitrust Law, (ii) the filing of a joint voluntary notice with CFIUS pursuant to Exon-Florio and written confirmation by CFIUS of the successful completion of the Exon-Florio review and, if applicable, investigation process, (iii) notification to DDTC regarding the Transactions and (iv) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings, permits and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the Transactions.
4.4    No Legal Proceedings. Buyer has not received service of process in respect of, and there are no pending or, to the knowledge of Buyer, threatened, lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the knowledge of Buyer, investigations, before or by any Governmental Body against Buyer, except to the extent that the existence of any of the foregoing would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.
4.5    Special Security Agreement. Buyer operates under a Special Security Agreement (“SSA”), as such term is defined in the NISPOM, and is in compliance in all material respects with such terms thereunder and with the NISPOM. Without limiting the foregoing, Buyer has notified the Defense Security Service of the Transactions in accordance with the terms of the SSA, and confirms that the Company, when acquired, will operate in accordance with the Buyer’s SSA.
4.6    Intentionally Omitted.
4.7    Solvency. Buyer is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company and/or the Company Subsidiaries.
4.8    No Other Company Representations or Warranties. Buyer hereby acknowledges and agree that except for the representations and warranties set forth in Article II and Article III, none of Seller, the Company, any Company Subsidiary, nor any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to Seller, the Company or any Company Subsidiary or their respective business or operations.
4.9    Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company and the Company Subsidiaries by Buyer and its Affiliates and Representatives, Buyer and its Affiliates and Representatives have received and may continue to receive after the date hereof from Seller, the Company and their respective Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information regarding Seller, the Company and the Business. Buyer hereby acknowledges and agrees that: (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Buyer is familiar; (b) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to Buyer or its Affiliates and Representatives (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans); and (c) except in the case of Fraud and except to the extent of any breach of any of the representations and warranties made by Seller or the Company and contained in this Agreement, Buyer hereby waives any claim against Seller, the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives with respect to any information described in this Section 4.9. Accordingly, Buyer hereby acknowledges and agrees that none of Seller, the Company nor any Company Subsidiaries, nor any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts or forward-looking statements (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or forward-looking statements) except to the extent set forth in the representations and warranties made by Seller in Article II and Article III of this Agreement.
ARTICLE V.
COVENANTS
5.1    Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Section 7.1 (such period being referred to herein as the “Interim Period“), Seller and the Company shall, and shall cause their respective Representatives to: (i) provide Buyer and its Representatives with reasonable access during normal business hours upon reasonable advance prior written notice to the Company’s and Seller’s Representatives, properties, books, records, non-income Tax Returns, material operating and financial reports, work papers, assets, executive officers, Contracts and other documents and information to the extent relating to the Company and the Company Subsidiaries; and (ii) provide Buyer and its Representatives with such copies of the books, records, non-income Tax Returns, work papers, Contracts and other documents and information to the extent relating to the Company and the Company Subsidiaries, and with such additional financial, operating and other data and information to the extent relating to the Company and the Company Subsidiaries, as Buyer may reasonably request. Information obtained by Buyer or its Representatives pursuant to this Section 5.1 will constitute “Evaluation Material” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Nothing in this Section 5.1 will require Seller, the Company or any Company Subsidiary to permit any inspection, or to disclose any information, that in the reasonable judgment of Seller would (A) violate any of Seller’s or its Affiliates’ respective obligations under any confidentiality agreement, (B) result in a violation of applicable Law (including ITAR) or (C) result in loss of legal protection, including the attorney client privilege and work product; provided in each case that Seller provides Buyer with the basis for withholding such documents and, in the case of clause (A), if requested by Buyer, uses commercially reasonable efforts to get all requisite approval to make such information available to Buyer. In no event shall Buyer, its Affiliates or their respective Representatives contact any customer or supplier of the Company or the Company Subsidiaries with respect to the Transactions without the prior written consent of the Chief Executive Officer or General Counsel of Seller.
5.2    Operation of the Company’s Business.
(e)    Except (i) as expressly contemplated or required by this Agreement, (ii) as required by applicable Law, (iii) as expressly contemplated or required by the Carveout Agreement, (iv) as set forth in Section 5.2(a) or Section 5.2(b) of the Seller Disclosure Letter, or (v) as consented to in writing by Buyer, during the Interim Period, the Company shall and shall cause the Company Subsidiaries to (A) ensure that it conducts the Business (x) in the ordinary course consistent with past practices; and (y) in material compliance with all applicable Law and each Company Material Contract; (B) use commercially reasonable efforts to ensure that it preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its satisfactory relations and goodwill with material suppliers, landlords, and other Persons having material business relationships with the Company and the Company Subsidiaries; and (C) keep in full force and effect all appropriate insurance policies covering all assets of the Company and the Company Subsidiaries.
(f)    Except (A) as expressly contemplated or required by this Agreement, (B) as required by applicable Law (provided, that in the case of clause (B), Seller shall provide prior written notice to Buyer describing any actions covered by any of clauses (i) through (xviii) below), (C) as expressly contemplated or required by the Carveout Agreement, (D) as set forth in Section 5.2(b) of the Seller Disclosure Letter, or (E) as consented to in writing by Buyer, during the Interim Period, the Company shall not and shall cause the Company Subsidiaries not to:
(iii)    declare, accrue, set aside or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or any other Company or Company Subsidiary securities (other than dividends or distributions paid in cash from the Company or a direct or indirect wholly owned Company Subsidiary to Seller, the Company or another direct or indirect wholly owned Company Subsidiary); adjust, split, combine or reclassify any capital stock or otherwise amend the terms of any Company or Company Subsidiary securities; or acquire, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities;
(iv)    sell, issue, grant or authorize the sale, issuance, or grant of: (A) any capital stock or other equity security; (B) any option, call, warrant or right to acquire any capital stock or other equity security; or (C) any instrument convertible into or exchangeable for any capital stock or other equity security;
(v)    amend or permit the adoption of any amendment to the Company’s or a Company Subsidiary’s certificate of incorporation or bylaws;
(vi)    acquire any equity interest of any other Person, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;
(vii)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiaries or alter through merger, liquidation, reorganization or restructuring the corporate structure of the Company or any Company Subsidiaries, excluding the merger, dissolution, liquidation or consolidation of any Company Subsidiary with or into the Company or another Company Subsidiary.
(viii)    enter into any Contract that would explicitly impose any material restriction on the right or ability of the Company or any Company Subsidiary or any Affiliate of the Company or any Company Subsidiary: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to perform services for or sell products to any other Person; (D) to transact business with any other Person; or (E) to operate at any location in the world, in each case, other than Contracts that contain covenants that prohibit the Company or any Company Subsidiary from using any trade names other than the Company’s or a Company Subsidiary’s trade names;
(ix)    other than in the ordinary course of business (A) amend or terminate (other than expiration in accordance with its terms), or (B) waive any material right, remedy or default under any Company Material Contract;
(x)    except as set forth on Section 5.2(b)(viii) of the Seller Disclosure Letter, sell or otherwise dispose of, or lease or license any right or other asset or property of the Company or the Company Subsidiaries to any other Person (except in each case for rights, assets or properties: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business; or (B) that are not material to the business of the Company or the Company Subsidiaries);
(xi)    make any pledge of any of its properties or assets or any interest therein or permit any of its assets to become subject to any Liens (other than Permitted Liens);
(xii)    lend money to any Person (other than advances to Business Employees in the ordinary course of business consistent with past practice), guarantee any Indebtedness (other than in the ordinary course of business consistent with past practices and that is settled prior to Closing), or incur any indebtedness for borrowed money or other indebtedness of the Company evidenced by credit agreements, notes, bonds, indentures, securities or debentures (other than, in each case, (A) intercompany Indebtedness among the Company and the Company Subsidiaries or (B) intercompany Indebtedness among the Company, any Company Subsidiary, Seller or any other Subsidiary of Seller that, except as provided in Section 5.9, is settled prior to the Closing);
(xiii)    establish, adopt, enter into any new, amend, terminate or take any action to accelerate rights under, any Company Employee Benefit Plan or Company Employee Agreement, grant or pay any bonus or make any profit-sharing payment to, or materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity or equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to any Business Employees (except that the Company may: (A) provide routine salary increases to Business Employees in the ordinary course of business and in connection with the Company’s customary employee review process; (B) subject to the salary increase limitations in clause (A), promote or change the title of any Business Employee in the ordinary course of business and in connection with the Company’s customary employee review process; (C) enter into written Business Employee Agreements with newly hired Business Employees in a manner consistent with the Company’s customary past practices; (D) amend the Company Employee Benefit Plans to the extent required by applicable Laws; and (E) make customary bonus and profit-sharing payments in accordance with, and as required by, Company Plans existing on the date of this Agreement);
(xiv)    make any capital expenditures in excess of $300,000 in the aggregate, except (i) capital expenditures made in accordance with the Company’s annual budget and capital expenditure plan, as furnished to Buyer or (ii) purchases of supplies in the ordinary course of business, consistent with past practice, including purchases of “at-risk” inventory;
(xv)    settle, compromise, discharge or agree to settle any Legal Proceeding other than those that do not involve the payment by the Company or any Company Subsidiaries of monetary damages and do not involve any injunctive or other non-monetary relief or impose restrictions on the business or operations of the Company or the Company Subsidiaries; provided, that the Company or the Company Subsidiaries may settle or agree to settle any litigation, investigation, arbitration or proceeding that does not involve the payment by the Company or any of the Company Subsidiaries of monetary damages in excess of $100,000 in the aggregate provided that the Company has kept Buyer reasonably informed of the status of settlement discussions prior to any such settlement;
(xvi)    hire any employee that would be entitled to receive annual cash compensation of $150,000 or more (except in order to fill a position vacated after the Agreement Date at compensation rates not to exceed those of the prior employee of the position so filled);
(xvii)    other than as required by changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices;
(xviii)    make or change any Tax election, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax Claim or assessment, surrender any right to claim a Tax Refund, or consent to the waiver or extension of the statute of limitations with respect to any Tax matter, unless, in each case, doing so either (a) would not reasonably be expected to cause an increase in Taxes of the Company or any Company Subsidiary after the Closing Date or (b) is required by Law;
(xix)    discontinue or fail to renew any policies of insurance to which the Company or any Company Subsidiary is a party, or under which the Company or any Company Subsidiary is covered as a “Named Insured” or an “Additional Insured”; or
(xx)    authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.
5.3    No Shop. During the Interim Period, Seller shall not, nor shall it authorize the Company or any Company Subsidiary to, and it shall instruct its and their respective Representatives not to, directly or indirectly through another Person: (a) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of providing information, it being understood that Seller shall not be deemed to have provided any such information by virtue of its making filings with the SEC or other public disclosures pursuant to federal securities laws) any proposal or inquiry that constitutes an Acquisition Proposal; (b) other than informing Persons of the provisions contained in this Section 5.3, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal; (c) approve, endorse or recommend an Acquisition Proposal or any letter of intent, memorandum of understanding or other Contract contemplating an Acquisition Proposal or requiring Seller or the Company to abandon or terminate its obligations under this Agreement; or (d) resolve, propose or agree to do any of the foregoing. The Company shall promptly advise Buyer in writing, in no event later than forty-eight (48) hours after receipt of any Acquisition Proposal and shall indicate the material terms and conditions of such Acquisition Proposal.
5.4    Regulatory Approvals; Efforts.
(a)    Each party hereto shall use its reasonable best efforts:
(iv)    to have the Company prepare and submit to the Defense Security Service and, to the extent applicable, any other agency of the U.S. Government, notification of the Transactions pursuant to the NISPOM and any other applicable national or industrial security regulations, and cooperate with Buyer in requesting from the Defense Security Service approval to operate the business of the Company and the cleared Company Subsidiaries pursuant to Buyer’s current SSA in accordance with the NISPOM;
(v)    to take all steps advisable, necessary or desirable to obtain assurances that favorable National Interest Determinations (“NID”) in accordance with the NISPOM, or similar determinations under any applicable national or industrial security regulations, will be granted authorizing access to proscribed or other information by the Company and the cleared Company Subsidiaries following the Closing as may be necessary for the Company and the cleared Company Subsidiaries to continue to perform their U.S. Government prime contracts and subcontracts; and
(vi)    to make or cause to be made, in cooperation with the other parties hereto and to the extent applicable, as promptly as practicable after the Agreement Date all other necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Bodies under any other Antitrust Law relating to the Transactions.
(b)    Each party shall use its reasonable best efforts to: (i) respond at the earliest practicable date, and in any event within any time periods prescribed by Law, to any requests for additional information made by the U.S. Department of Justice, the Federal Trade Commission, CFIUS or any other Governmental Body under any Law relating to the Transactions; (ii) act in good faith and cooperate with the other party in connection with the review and, if applicable, investigation by CFIUS of the Transactions, and any investigation by any other Governmental Body under any Antitrust Law relating to the Transactions; and (iii) furnish to each other all information required to be shared in connection with any filing, form, declaration, notification, registration and notice required by CFIUS and under any Antitrust Law relating to the Transactions, subject to advice of such party’s counsel.
(c)    In connection with the foregoing, each party hereto shall use its reasonable best efforts: (i) to satisfy the CFIUS Condition and promptly inform each other if they become aware of anything that could result in the delay of, or failure to satisfy, the CFIUS Condition; (ii) to give the other party reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Body regarding any investigations, proceedings, filings, forms, declarations, notifications, registrations or notices, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with CFIUS relating to the Transactions, and any other Governmental Body under any Antitrust Law relating to the Transactions except for “4(c)” or “4(d)” documents as those terms are used in the rules and regulations under the HSR Act, and, subject to an appropriate confidentiality agreement and the advice of such party’s counsel; (iii) to the extent permissible and advisable, permit the other party to participate in any meeting or conversation with CFIUS relating to the Transaction, and any other Governmental Body in respect of any filings or inquiry under any Antitrust Law relating to the Transactions; (iv) if attending a meeting, conference, or conversation with a Governmental Body pursuant to the immediately preceding clause (iii), from which the other party is prohibited by applicable Law or by the applicable Governmental Body from participating in or attending, to keep the other reasonably apprised with respect thereto; and (v) to consult and cooperate with the other party in connection with any information or proposals submitted in connection with any proceeding, inquiry, or other proceeding under any applicable Law relating to the Transactions. Without limiting the foregoing, Seller, the Company and Buyer shall each use its reasonable best efforts: (A) to avoid the entry of any Restraint; and (B) to eliminate every impediment under any Antitrust Law that may be asserted by any Governmental Body so as to enable the Closing to occur as soon as reasonably possible (and in any event, not later than the Outside Date). For purposes of this Section 5.4, “reasonable best efforts” shall include (I) contesting and resisting any Legal Proceeding, and to have vacated, lifted, reversed or overturned any Restraint that restricts, prevents or prohibits the consummation of the Transactions under any Antitrust Law; and (II) cooperating in good faith to resolve any impediments to Closing, provided that notwithstanding anything to the contrary contained herein, and other than with respect to operating the Company and the cleared Company Subsidiaries under its current SSA, Buyer shall not be required to agree to sell, divest, dispose of or hold separate any assets or businesses, or otherwise take or commit to take any action that could reasonably be expected to limit its freedom of action with respect to, or ability to retain, one or more of the Company’s or the Company Subsidiaries’ businesses, product lines or assets.
(d)    Upon the terms and subject to the conditions set forth in this Agreement, each of Seller, Buyer and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from all Governmental Bodies and make all necessary registrations, declarations and filings with all Governmental Bodies, that are necessary to consummate the Transactions.
(e)    Buyer and Seller shall each be responsible for fifty percent (50%) all filing fees under the HSR Act or any other Antitrust Laws.
5.5    Public Announcements. Each of Buyer and Seller has the right to issue its own separate press release with respect to the execution and delivery of this Agreement. The parties may also agree to issue a joint press release with respect to the execution and delivery of this Agreement to be mutually agreed upon by Buyer and Seller. With respect to each press release issued by Buyer or Seller, the party proposing to issue the press release shall consult with the other party before issuing, and, to the extent practicable, give the other party the reasonable opportunity to review and comment upon, any such press release or other public statements with respect to the Transactions and consider in good faith the views of the other party, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with or rules of any securities exchange or trading market (including the Nasdaq and the London Stock Exchange) on which securities of Buyer or Seller are listed, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that in all cases the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party).
5.6    Notification of Certain Events. Each of Seller and Buyer shall, as promptly as reasonably practicable, notify the other in writing:
(a)    upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such Person to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of such party set forth herein or the conditions to the obligations of the other party to consummate the Transactions, or the remedies available to the parties hereto, and provided, further, that failure to give any such notice shall not be treated as a breach of covenant for the purposes of Section 7.1(d) or 7.1(e) of this Agreement, as applicable.
(b)    to the extent Seller has Knowledge of such notice or communication or that Buyer has Knowledge of such notice or communication, as the case may be, of any written communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;
(c)    of any material written communication from any Governmental Body related to the Transactions; and
(d)    of any proceedings commenced and served upon it, the Company or any Company Subsidiaries, or to the Knowledge of Seller, threatened in writing against Seller, the Company or any Company Subsidiaries, that, if pending on the Agreement Date, would have been required to have been disclosed pursuant to any Section of this Agreement.
5.7    Employee Matters.
(u)    For purposes of this Agreement, the term “Business Employees” shall mean employees who are, as of immediately prior to the Closing, actively employed by (A) the Company or any Company Subsidiary or (B) Seller, an Excluded Subsidiary or any other Subsidiary of Seller, and are primarily engaged in the Business and are listed on Schedule 5.7(a).
(v)    Buyer shall, or shall cause one of its Affiliates to, (i) continue to employ the Business Employees who are employed by the Company or any Company Subsidiary on the Closing Date or (ii) offer to employ as of the Closing Date, the Business Employees who are employed by Seller or any other Subsidiary of Seller on the Closing Date. Buyer agrees as of the Closing Date, subject to the obligations of the Company and the Company Subsidiaries under any existing employment agreements set forth on Section 3.9 of the Seller Disclosure Letter, each Business Employee will be provided with benefit plans and programs that, in the Buyer's sole discretion, are either at a substantially similar level to the benefits being provided to such Business Employee immediately prior to the date hereof or at substantially similar levels to the benefits provided by the Buyer to its employees generally (excluding the Business Employees) who are similarly situated to such Business Employees (with the comparison of benefits under this clause determined with reference to benefits other than severance, retention, change of control, transaction or similar bonuses, non-qualified deferred compensation, defined benefit, retiree medical, equity or equity-based compensation and other forms of non-cash incentive-based compensation).
(w)    In continuing employment to Business Employees, subject to Section 5.7(b), Buyer acknowledges that this is a sale of going concern, Seller’s employees shall remain employed on the Closing Date, and that Buyer or its Affiliates shall continue to employ the Business Employees, subject to Section 5.7(f). Buyer will provide any requisite notices to Business Employees as a result of any changes in employment including separation or change of employment of Business Employees under the WARN Act or any similar applicable Law due to any termination of Business Employees, including any mass layoff or plant closing, after the Closing Date.
(x)    In the event any Business Employee first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of Buyer or its Affiliates (including after the Closing the Company and the Company Subsidiaries) (a “Buyer Employee Benefit Plan”) following the Closing, Buyer shall, or shall cause its Affiliate to, for Business Employees who become eligible during the calendar year including the Closing, use commercially reasonable efforts to: waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Business Employee under any Buyer Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the Company Employee Benefit Plan the Business Employee participated in immediately prior to coverage under the Buyer Employee Benefit Plan.
(y)    As of the Closing, Buyer shall recognize, or shall cause its Affiliates (including after the Closing the Company and the Company Subsidiaries) to recognize, all years of service of each Business Employee prior to the Closing, to Seller and its Affiliates (or any their respective predecessor entities) for vesting and eligibility purposes (but not for benefit accrual purposes other than for purposes of determining the level of vacation pay accrued) to the same extent as such Business Employee was entitled, before the Closing, to credit for such service under any similar Company Employee Benefit Plan in which such Business Employee participated immediately prior to the Closing. For the avoidance of doubt, service of each Business Employee prior to the Closing shall not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any (i) non-elective employer contributions under any plan of Buyer under Section 401(k) of the Code; (ii) Buyer retiree medical program in which any Business Employee participates after the Closing; or (iii) severance plans or programs. In no event shall anything contained in this Section 5.7(e) result in any duplication of benefits for the same period of service.
(z)    Nothing in this Section 5.7 shall (i) be construed to limit the right of Buyer or its Affiliates (including after the Closing the Company and the Company Subsidiaries) to amend or terminate any Company Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, (ii) be construed to require Buyer or its Affiliate (including after the Closing the Company or any Company Subsidiary) to retain the employment of any particular Person for any fixed period of time following the Closing, (iii) be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) or entity any right as a third-party beneficiary of this Agreement.
(aa)    Section 5.7(g) of the Seller Disclosure Letter sets forth a list of employees of the Company and the Company Subsidiaries whose employment has been involuntarily terminated within the ninety (90) day period preceding the date hereof. Prior to the Closing, Seller shall update Section 5.7(g) to include any employees of the Company or the Company Subsidiaries who are involuntarily terminated during the Interim Period.
(bb)    Seller shall use its commercially reasonable efforts to obtain any consents necessary to transfer the rights and obligations of the Contracts set forth on Schedule 5.7(h) (the “Medical Benefit Contracts”) to Seller. All such consents shall be in form and substance reasonably satisfactory to Buyer.
(cc)    For the avoidance of doubt, and in accordance with Treasury Regulation Section 54.4980B-9 (Q&A 7 and 8), Seller agrees that it shall be obligated to make COBRA coverage available with respect to any individual who is an M&A Qualified Beneficiary (as defined in Treasury Regulation Section 54.4980B-9(Q&A 4)) as a result of any event occurring prior to the Closing Date.
5.8    Confidentiality.
(l)    The parties hereto acknowledge that an Affiliate of Buyer and the Company have previously executed a nondisclosure and standstill agreement, dated as of January 12, 2015 (as amended, the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein; provided that all obligations of Buyer and its Affiliates under the Confidentiality Agreement with respect to the assets of the Company and the Company Subsidiaries shall terminate simultaneously with the Closing, but all other such obligations shall continue in full force and effect in accordance with the terms of the Confidentiality Agreement.
(m)    Following the Closing Date, the Seller shall keep confidential and not use in any manner any and all confidential information relating to the Company, any Company Subsidiary or Buyer that remains in or comes into the possession of the Seller or any of its Affiliates; provided, however, that the foregoing shall not preclude Seller or any Affiliate of Seller from (i) disclosing such confidential information if compelled to disclose the same by judicial or administrative process or by other requirements of any applicable law (subject to the following provisions of this Section 5.8(b)), (ii) disclosing or using such confidential information if the same is in the public domain (other than as a result of a breach of this Section 5.8(b) by Seller or any of its Affiliates), or (iii) disclosing or using any Distributed IP (as defined in the Carveout Agreement). If the Seller or any of its Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal, administrative, arbitration or other proceedings, subpoena, civil investigative demand or other similar process) to disclose any such confidential information, Seller or such Affiliate shall (to the extent permitted by applicable Law) provide Buyer with prompt written notice of any such request or requirement so that Buyer may seek, at its sole expense, a protective order or other appropriate remedy and waive compliance with the provisions of this Section 5.8(b). If, in the absence of a protective order or other remedy or the receipt of a waiver by Buyer, Seller or any of its Affiliates is required to disclose such information, such Person shall be permitted to disclose, without liability hereunder, only that portion of such information which such Person is legally required to disclose (upon advice from legal counsel).
5.9    Inter-company Accounts. Other than the Transaction Documents and except as set forth on Section 5.9(a) of the Seller Disclosure Letter, at or prior to the Closing, Seller shall cause, and shall cause its Subsidiaries to cause, as of the Closing, all cash balances, inter-company payables and receivables, Indebtedness and other accounts between the Company or any Company Subsidiary, on the one hand, and Seller or its other Subsidiaries (other than the Company and the Company Subsidiaries, but including the Excluded Subsidiaries), on the other hand (the “Inter-company Accounts”), to be paid in full or settled, and shall ensure that none of the Company and the Subsidiaries shall owe any liability relating to the Inter-company Accounts to Seller or any of its Subsidiaries, or vice versa. The Inter-company Accounts as of April 30, 2015, together with the amounts payable in respect of such Inter-company Accounts, are set forth on Section 5.9(b) of the Seller Disclosure Letter.
5.10    Corporate Name. Buyer agrees that beginning on that date which is six (6) months following the Closing Date, neither Buyer nor any Affiliate of Buyer (including the Company and the Company Subsidiaries) will make any use of the name “Kratos,” “Kratos Defense & Security Solutions” or any name confusingly similar to any of the foregoing and shall have no rights in or to the foregoing or any derivative thereof. In addition, neither Buyer nor any Affiliate of Buyer (including the Company and the Company Subsidiaries) will actively engage in marketing activities using the name “Kratos,” “Kratos Defense & Security Solutions” or any name confusingly similar to any of the foregoing, and Buyer will use commercially reasonable efforts to discontinue the use of any such names by it and its Affiliates (including the Company and the Company Subsidiaries) as soon as practical following the Closing Date (but in no event later than six (6) months following the Closing Date). Seller agrees that from and after the Closing, neither Seller nor any Affiliate of Seller will make any use of the name “Herley” or any name confusingly similar to any of the foregoing and shall have no rights in or to the foregoing or any derivative thereof; in furtherance of the foregoing, immediately following the Closing, Seller shall cause Herley-RSS, Inc. to amend its organizational documents and file such documents as are necessary to change its name to eliminate any reference to “Herley” or any derivation thereof from its name.
5.11    Tax Matters.
(n)    Seller shall prepare and file all Tax Returns of the Company and the Company Subsidiaries that relate to taxable periods which end on or prior to the Closing Date, whether or not any such Tax Returns are due before, on or after the Closing Date. For the avoidance of doubt, Seller shall include the income of the Company and the Company Subsidiaries for the taxable period ending on the Closing Date on Seller’s consolidated federal income Tax Return which includes the Closing Date. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as otherwise required by Law. The parties hereto agree that (i) any deduction attributable to amounts paid or accrued by the Company and any Company Subsidiary on or before the Closing Date, including the Company Transaction Expenses and costs that accrue as a result of the purchase of Shares, shall be reported on Seller’s consolidated federal income Tax Return and all relevant state and local filings, except as otherwise required by Law and (ii) the “next day rule” in Treasury Regulation § 1.1502-76(b) shall not apply to any amounts paid or accrued (including those costs that accrue as a result of the purchase of Shares) by the Company and any Company Subsidiary on or before the Closing Date.
(o)    Buyer shall cause the Company and the Company Subsidiaries to prepare and timely file all Tax Returns required of the Company and the Company Subsidiaries with respect to taxable periods ending after the Closing Date. Each Tax Return for a Straddle Period shall be prepared and filed in a manner consistent with prior practice of Seller, the Company and the Company Subsidiaries, except as otherwise required by Law, and each such income and other material Tax Return shall be provided to Seller for its review and approval at least thirty (30) days prior to the due date for filing such Tax Returns. Buyer shall adopt all reasonable comments of Seller with respect to each such Tax Return.
(p)    In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the Straddle Period ending on the Closing Date shall be:
(iii)    in the case of income Taxes or any other Taxes resulting from, or imposed on, sales, receipts, uses, transfers or assignments of property or other assets, payments or accruals to other persons (including wages), or any other similar transaction or transactions, the amount that would be payable for the portion of the Straddle Period ending on the Closing Date if the Company and Company Subsidiaries each filed a separate Tax Return with respect to such Taxes solely for the portion of the Straddle Period ending on the Closing Date; provided that (x) any deductions that arise on the Closing Date as a result of the transactions contemplated hereby, including any compensatory payments, shall be taken into account in the Pre-Closing Tax Period to the extent permitted by Law and (y) the “next day rule” in Treasury Regulation § 1.1502-76(b) shall not apply to any amounts paid or accrued by the Company and any Company Subsidiary on or before the Closing Date; and
(iv)    in the case of all other Taxes, an amount equal to the amount of Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.
For purposes of clause (i) above, any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.
(q)    Buyer, the Company, the Company Subsidiaries and Seller shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return or any Tax Contest. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder. Buyer shall retain all books and records with respect to Tax matters pertinent to the Company and the Company Subsidiaries relating to any periods (or portions of any Straddle Period) ending on or before the Closing Date until the expiration of the statute of limitations (including any extensions thereof) applicable to such taxable periods, and to abide by all record retention agreements entered into with any Governmental Body.
(r)    Buyer and its Affiliates (including after the Closing the Company and the Company Subsidiaries) shall not amend any previously filed Tax Returns for a Pre-Closing Tax Period, file Tax Returns for a Pre-Closing Tax Period in a jurisdiction where the Company and the Company Subsidiaries have not historically filed Tax Returns, initiate discussions or examinations with any Governmental Body regarding Taxes with respect to any Pre-Closing Tax Period, make any voluntary disclosures with respect to Taxes for Pre-Closing Tax Periods, change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or shifts deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing Date, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Except for the Section 338(h)(10) Elections, Buyer shall not make, and shall cause its Affiliates not to make, any election which election would be effective or have effect on or prior to the Closing Date.
(s)    If any Governmental Body issues to the Company or any Company Subsidiary a notice of deficiency, a notice of reassessment, a proposed adjustment, assertion of claim or demand, a notice of its intent to audit, examine or conduct another proceeding with respect to Taxes or Tax Returns of the Company or any Company Subsidiary for Pre-Closing Tax Periods (collectively, a “Tax Claim”), Buyer shall notify Seller of receipt of such Tax Claim from the Governmental Body promptly. Seller shall have the right to control any audit, litigation, proceeding or contest of any Tax Claim with respect to Taxes and Tax Returns that relate to taxable periods (or portions of any Straddle Period) ending on or before the Closing Date to the extent Seller is liable for such Taxes (a “Tax Contest”). If Seller elects not to control any Tax Contest, then Buyer shall at Seller’s cost and expense control such Tax Contest. With respect to any Tax Contest that covers taxable periods, or portions thereof, both before the Closing Date as well as after the Closing Date, Buyer and Seller shall split any reasonable related out-of-pocket costs as follows: Buyer shall bear a percentage of such costs equal to the number of days in the period covered by such Tax Contest that occur after the Closing Date over the total number of days covered by such Tax Contest and Seller shall bear a percentage of such costs equal to the number of days in the period covered by such Tax Contest that occur on or before the Closing Date over the total number of days covered by such Tax Contest. In connection with any Tax Contest (i) the non-controlling party shall have the right to participate in any such Tax Contest, (ii) the controlling party shall keep the non-controlling party reasonably informed of the status of such Tax Contest (including providing the other with copies of all written correspondence regarding such Tax Contest), and (iii) the controlling party shall not settle any Tax Contest without the non-controlling party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the preceding sentence, neither Seller nor any of its Affiliates shall be required to provide Buyer (or any of its Affiliates) with any information it deems to be confidential, including, but not limited to, any consolidated federal income Tax Returns in which the Company or any Company Subsidiary was included. For the avoidance of doubt, in the event that any conflict arises between the provisions of this Section 5.11(f) and the provisions of Section 8.5, this Section 5.11(f) shall govern the audit of any Tax Return for, or any other matter related to, any taxable period (or portions of any Straddle Period) ending on or prior to the Closing Date.
(t)    Buyer and Seller shall be responsible for one-half each of any and all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on Buyer, Seller, the Company or any Company Subsidiary in connection with this Agreement (the “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law. Seller shall prepare all Tax Returns required to be filed in respect of Transfer Taxes and cause all such Tax Returns to be timely and properly filed. Notwithstanding the foregoing, Transfer Taxes shall not include any Taxes treated as Reimbursable Taxes. Notwithstanding the foregoing, Seller shall be responsible for all Transfer Taxes arising in connection with the Carveout.
(u)    Any refund of Taxes (including any interest paid by any Governmental Body with respect thereto) of the Company and Company Subsidiaries for any period ending on or prior to the Closing Date (including the portion of any Straddle Period ending on the Closing Date) shall be the property of Seller. If Buyer, the Company or any Company Subsidiary receives any such Tax refund or interest after the Closing Date, Buyer shall, or cause the Company or such Company Subsidiary to, immediately, and in all events within five (5) Business Days, pay over such Tax refund and/or interest to Seller.
(v)    Seller and Buyer shall, or shall cause the relevant Company Subsidiary to, join in making a timely and irrevocable election under Section 338(h)(10) of the Code (and any corresponding elections under state or local Tax Law) with respect to the purchase and sale of the Shares (and the deemed purchase and sale of the shares of each Company Subsidiary) (the “Section 338(h)(10) Elections”). Seller and Buyer shall cooperate in the preparation of all forms, attachments and schedules necessary to effectuate the Section 338(h)(10) Elections, including IRS Forms 8023 and 8883 and any analogous forms under applicable state and local Tax Laws (collectively, the “Section 338(h)(10) Forms”), in each case, in a manner consistent with the Allocation. Buyer and Seller shall, or shall cause their relevant Affiliates to, timely file such Section 338(h)(10) Forms with the applicable Tax Authorities. Seller and Buyer agree that neither of them shall, or shall permit any of its Affiliates to, revoke the Section 338(h)(10) Elections following the filing of the Section 338(h)(10) Forms without the prior written consent of the other party. Seller and Buyer shall, and shall cause their respective Affiliates to (i) prepare and file all Tax Returns in a manner consistent with the Section 338(h)(10) Elections, the Section 338(h)(10) Forms and the Allocation, and (ii) take no position contrary thereto, except in the context of an audit or similar examination by a taxing or other governmental authority. At the Closing, Buyer and Seller shall each deliver to the other party one or more duly executed IRS Forms 8023 reflecting the Section 338(h)(10) Elections and, as applicable, one or more duly executed analogous forms required pursuant to state or local Law reflecting the Section 338(h)(10) Elections.
(w)    Seller and Buyer agree to (and agree to cause their respective Affiliates to) allocate the Final Closing Purchase Price, any liabilities assumed and any other amounts treated as consideration for U.S. federal income Tax purposes among the assets deemed acquired by Buyer as a result of the Section 338(h)(10) Elections for U.S. federal income Tax purposes in accordance with Sections 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder and Schedule 5.11(j) (the “Allocation”).
(x)    The Allocation shall be adjusted, as necessary, to reflect any subsequent adjustments to the Final Closing Purchase Price pursuant to Section 1.4(d) or Section 8.3(g).

5.12    Credit and Performance Support Obligations. Buyer agrees to use its commercially reasonable efforts to cause the Seller and its Affiliates to be absolutely and unconditionally relieved, of all liabilities and obligations arising out of the letters of credit listed on Schedule 5.12 (the “Business Letters of Credit”), by replacing such Business Letters of Credit as of the Closing Date; it being understood that if Buyer is not able to replace any such Business Letters of Credit, Buyer shall be obligated to collateralize such Business Letters of Credit with cash or back to back letters of credit, in each case equal to no more than 105% of the amount of such Business Letter of Credit. Seller shall provide Buyer with true and correct copies of all such Business Letters of Credit prior to the date of this Agreement, and shall promptly update Buyer in the event any such Business Letters of Credit are terminated or cancelled, or if replacement letters of credit are issued, and shall promptly provide Buyer with copies of any such new documentation in respect of such Business Letters of Credit.

5.13    Non-Competition; Non-Solicitation.
(a)    Seller Non-Competition.
(i)    Existing and Catalog Products. During a *** period following the Closing Date, Seller and its Affiliates (including the Excluded Subsidiaries) shall not *** a Company Existing Product or a Company Catalog Product.
(A)    The “Company Catalog Products” means the products offered by the Company or the Company Subsidiaries ***, and *** to such products.
(B)    The “Company Existing Products” means those products offered by the Company or the Company Subsidiaries for which the Company or the Company Subsidiaries ***, and ***.
(ii)    Company Program Products. During a *** period following the Closing Date, Seller and its Affiliates (including the Excluded Subsidiaries) shall not *** a Company Program Product.
(A)    The “Company Program Products” means those products that are not Company Existing Products or Company Catalog Products and are either (A) products for which the Company or the Company Subsidiaries *** or (B) *** by the Company or its Company Subsidiaries and included in *** by Buyer prior to the date of this Agreement (collectively, the “Management Presentation”).
(iii)    Company Forecasted Programs. During a *** period following the Closing Date, Seller and its Affiliates (including the Excluded Subsidiaries) shall not *** a Company Forecasted Program. Notwithstanding the foregoing sentence, Seller and its Subsidiaries (including the Excluded Subsidiaries) may continue to *** Seller Existing Programs in a Company Forecasted Program as long as the Seller or Seller Subsidiary: (A) has been *** for such Seller Existing Program for the Company Forecasted Program as of the date of this Agreement or (B) the Seller or the Seller Subsidiary has *** for such Seller Existing Program to *** the Company Forecasted Program.
(A)    The “Company Forecasted Programs” means all programs ***, including but not limited to the following programs: ***.
(iv)    Program Overlap. For purposes of clarity, Seller and the Seller Subsidiaries (including the Excluded Subsidiaries) may offer and supply Seller Existing Programs in which the Company or its Subsidiaries also offer Company Existing Products, Company Catalog Products or Company Program Products so as long as such action by the Seller or the Seller Subsidiaries (including the Excluded Subsidiaries) do not violate the express restrictions contained in Sections 5.13(a)(i), (ii) and (iii).
(v)    Notice of Opportunities. In the event that during the applicable restricted periods set forth in Sections 5.13(a)(i), (ii) or (iii) above, Seller or its Subsidiaries (including the Excluded Subsidiaries) receives *** by a Company Existing Product, a Company

Catalog Product or a Company Program Product or *** a Company Forecasted Program in conflict with the restrictions contained in Section 5.13(a)(i), (ii) or (iii), then Seller or such Seller Subsidiary shall notify the Joint Committee within ten (10) days of such request. Within ten (10) days of receipt of such notice, the Joint Committee shall call a meeting to discuss whether the Seller or such Seller Subsidiary will be entitled ***. Neither Seller nor its Subsidiaries will be entitled to *** a Company Existing Product, a Company Catalog Product or a Company Program Product or *** a Company Forecasted Program in conflict with the restrictions contained in Section 5.13(a)(i), (ii) or (iii) without the approval of the Joint Committee members representing the Buyer.
(vi)    Survival. Notwithstanding the foregoing, the obligations of Seller and its Affiliates under this Section 5.13(a) shall survive a Change of Control of Seller, provided, however, that such obligations shall not be binding on any other business unit operated by the acquirer or such acquirer’s Affiliates (other than the Seller and its Affiliates as of the Change of Control).
(A)    A “Change of Control” means, with respect to Seller or Parent Buyer, the occurrence of any of the following: (i) a merger, consolidation, scheme of arrangement, or similar transaction involving Seller or Parent Buyer, as applicable, and a third party after the completion of which the stockholders of Seller or Parent Buyer, as applicable, immediately prior to the completion of such merger, consolidation, or similar transaction beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, outstanding voting securities representing less than fifty percent (50%) of the combined Voting Power of either the surviving company in such merger, consolidation, or similar transaction or the Person that Controls the surviving company; (ii) an acquisition by any Person (other than an Affiliate of Seller or Parent Buyer, as applicable) or “group” of related Persons (other than Subsidiaries of Seller or Parent Buyer, as applicable) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of outstanding voting securities of Seller or Parent Buyer, as applicable representing more than fifty percent (50%) of the combined Voting Power of Seller or Parent Buyer, as applicable (in a single transaction or series of related transactions), or (iii) a sale of all or substantially all of the assets of Seller or Parent Buyer, as applicable.
(B)    “Voting Power” means the right to exercise voting power with respect to the election of directors or similar managing authority of an entity (whether through direct or indirect beneficial ownership of shares or securities of such entity or otherwise).
(b)    Buyer Non-Competition.
(i)    Seller Existing Programs. During a *** period following the Closing Date, the Company and its Subsidiaries (and including to the extent there is any internal restructuring of Parent or Buyer after the Closing that involves a merger, combination, consolidation or amalgamation of or transfer of a substantial amount of the assets of the Company and/ or any of its Subsidiaries, the surviving entity or transferee of such assets) shall not *** a Seller Existing Program. The Parties have included three Examples below to help clarify the intent of the restrictions in this Section 5.13.

(B)    The “Seller Existing Programs” means (I) those products offered by MSI for which MSI ***, and *** to such products, (II) those products offered by GMIC for which GMIC ***, and *** to such products, (III) those products for which MSI *** and (IV) those products for which GMIC ***. In order to qualify as a Seller Existing Program for purposes of this Section 5.13(b), MSI and GMIC must provide a definitive list to Buyer of their respective Seller Existing Programs, identified by a valid program, customer name, part number, territory, purchase order, contractual agreement or proposal (with the date submitted), prior to the Closing.
(C)    The term “GMIC” shall include General Microwave Corporation, a New York corporation, and its direct and indirect wholly-owned subsidiaries General Microwave Israel Corporation, a Delaware corporation, General Microwave Israel (1987) Ltd., an Israeli company, and Herley GMI Eyal Ltd., an Israeli company
(D)    The term “MSI” shall include MSI Acquisition Corp., a Delaware corporation and its wholly-owned Subsidiary Micros Systems, Inc., a Florida corporation.
(E)    Example 1. MSI is currently ***. MSI is providing products on this Program under ***, and just completed delivering the final MSI product on ***. *** will be issued to MSI later in fiscal ***. This product is not part of the *** for the Company and its Subsidiaries. This product being offered by MSI for the *** is a “Seller Existing Program”, and as a result MSI will be able to continue to provide the same product for ***. Neither the Company nor the Company Subsidiaries can compete for this work under the ***.
(F)    Example 2. MSI builds and offers ***. These are *** of MSI, and MSI delivers these *** to customers when asked. MSI may not *** for these ***, but MSI has been selling these ***. In *** a customer (existing or new) places an order to MSI to purchase one of these ***. This program/customer opportunity is not part of the *** for the Company and its Subsidiaries. As a result, MSI *** its *** to this customer.
(G)    Example 3. In ***, a brand new customer publishes a request for proposal for a brand new type of ***. This brand new opportunity is not part of the *** for the Company and its Subsidiaries. Both the Company and its Subsidiaries and MSI can respond to the request for proposal.
(ii)    Program Overlap. For purposes of clarity, Buyer and its Subsidiaries (including the Company and its Subsidiaries) may offer and supply Company Existing Products, Company Catalog Products and Company Program Products for programs in which MSI or GMIC also offer Seller Existing Programs so as long as such action by Buyer or the Buyer Subsidiaries do not violate the express restrictions contained in Sections 5.13(b)(i) and (ii).
(iii)    Notice of Opportunities. In the event that during the applicable restricted periods set forth in Section 5.13(b)(i) or (ii) above, Buyer or its Subsidiaries (including the Company and its Subsidiaries) receives *** a Seller Existing Program in conflict with the restrictions contained in Section 5.13(b)(i), then Buyer or such Buyer Subsidiary shall notify the Joint Committee within ten (10) days of such request. Within ten (10) days of receipt of such notice, the Joint Committee shall call a meeting to discuss whether the Buyer or such Buyer Subsidiary will be entitled ***. Neither Buyer nor its Subsidiaries will be entitled to *** a Seller Existing Program in conflict with the restrictions contained in Section 5.13(b)(i) without the approval of the Joint Committee members representing the Buyer.
(iv)    Survival. Notwithstanding the foregoing, the obligations of Buyer and its Affiliates under this Section 5.13(b) shall survive a Change of Control of Buyer, provided, however, that such obligations shall not be binding on any other business unit operated by the acquirer or such acquirer’s Affiliates (other than the Buyer and its Affiliates as of the Change of Control).
(c)    European Union. Notwithstanding the foregoing, the duration of the restrictions set forth in Sections 5.13(a)(i), (ii) and (iii) and Section 5.13(b)(i) as they apply to commerce in the European Union shall be limited to ***.
(d)    Joint Committee.
(i)    Committee. Prior to the Closing, the Parties shall establish a joint committee (the “Joint Committee”), which shall consist of two (2) representatives from each of the Parties (each a “Committee Member” and collectively, the “Committee Members”). From time to time, each Party may substitute one or more of its Committee Members on the Joint Committee on written notice to the other Party. The Joint Committee shall be responsible for answering any questions requested by the Parties pursuant to Sections 5.13(a) and 5.13(b) of this Agreement, and shall call a meeting of the Joint Committee within ten (10) days of receipt of any such request in writing by either of the Parties. The Joint Committee shall also be responsible for resolving any disputes that arise among the Parties with respect to Section 5.13 of this Agreement.
(ii)    Meetings of the Joint Committee may be called by any Committee Member. All meetings shall be held upon at least forty-eight (48) hours’ notice delivered personally or by telephone, electronic transmission or facsimile. Notice of a meeting need not be given to any Committee Member who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting in writing, prior to its commencement, the lack of notice to such Committee Members. A quorum of the Joint Committee shall exist whenever there is present at a meeting at least one (1) Committee Member appointed by each Party. Committee Members on the Joint Committee may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by and be heard by, the other participants. Representation by proxy shall be allowed. The Joint Committee shall take action by consensus of the Committee Members present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of Committee Members of such Party in attendance or by a written resolution signed by at least one (1) Committee Member appointed by each Party. Each of the Parties agree that at least one of its Committee Members will attend each meeting of the Joint Committee.
(iii)    The Joint Committee shall negotiate in good faith and use reasonable efforts to settle any question, dispute, controversy or claim related to a Party’s rights or obligations pursuant to Section 5.13, including the interpretation, alleged breach, enforcement, termination or validity of claims asserted under this Section 5.13. In the event that the Joint Committee is unable, within thirty (30) days, to reach a resolution of a dispute between the parties regarding this Section 5.13, such dispute shall then be handled pursuant to the applicable provisions in this Agreement.
(e)    Seller Non-Solicitation. For a period of *** from the Closing Date, Seller and the Excluded Subsidiaries will not, directly or indirectly (including through any Subsidiary or Affiliate), solicit for employment, or as a consultant or independent contractor, or employ or engage as a consultant or independent contractor (i) any person listed or described on Schedule 5.13(e) hereto and any individual who is hired after the date hereof and prior to the Closing Date to replace any such person (each such person, a “Company Restricted Person”) or (ii) any Business Employee; provided that the restrictions in clause (ii) shall not prohibit (A) general solicitations of employment not specifically directed at such employees, (B) except as provided in clause (C), the hiring, including as a consultant or independent contractor, as a result of such solicitation, of any person, other than a Company Restricted Person (who, for the avoidance of doubt, may not be hired during such period without Buyer’s prior written consent), who responds to such solicitation, or (C) hiring any Business Employee whose employment was terminated by Buyer or its Affiliate (including the Company or any Company Subsidiary).
(f)    Buyer Non-Solicitation. For a period of *** from the Closing Date, Buyer, the Company and the Company Subsidiaries will not, directly or indirectly (including through any Subsidiary or Affiliate), solicit for employment, or as a consultant or independent contractor, or employ or engage as a consultant or independent contractor (i) any person listed or described on Schedule 5.13(f) hereto and any individual who is hired after the date hereof and prior to the Closing Date to replace any such person (each such person, a “Buyer Restricted Person”) or (ii) any person who was employed by an Excluded Subsidiary as of the Closing Date; provided that the restrictions in clause (ii) shall not prohibit (A) general solicitations of employment not specifically directed at such employees, (B) except as provided in clause (C), the hiring, including as a consultant or independent contractor, as a result of such solicitation, of any person, other than a Buyer Restricted Person (who, for the avoidance of doubt, may not be hired during such period without Seller’s prior written consent), who responds to such solicitation, or (C) hiring any such person Business Employee whose employment was terminated by Seller or its Affiliate (including any Excluded Subsidiary).
5.14
(a)    Enforcement. Because of the difficulty of measuring economic losses to Buyer, Seller and their respective Subsidiaries as a result of a breach of the foregoing covenants in this Section 5.13, and because of the immediate and irreparable damage that could be caused to Buyer, Seller and their respective Affiliates for which it would have no other adequate remedy, each of Buyer and Seller agrees that the other party will be entitled to seek, in addition to its respective rights to seek damages and any other rights they may have hereunder, to seek preliminary or permanent injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to seek specific enforcement of the provisions of this Section 5.13 (and no bond or other security shall be required in connection therewith), it being agreed that money damages alone may be inadequate to compensate Buyer or Seller and may be an inadequate remedy for such breach. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 5.13 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. The parties acknowledge and agree that this Section 5.13 is reasonable and necessary to protect and preserve Buyer’s, Seller’s and their respective Subsidiaries’ legitimate business interests and to prevent any unfair advantage from being conferred on Seller or Buyer, as applicable.
5.15    Interim Financial Statements. Until the Closing Date, Seller shall deliver to Buyer within twenty (20) days after the end of each month, a copy of the unaudited monthly consolidated financial statements for the Company and the Company Subsidiaries for such month, such financial statements to be prepared in a manner consistent with the past practice of the Company in preparing such financial statements.Further Assurances.

5.16    Commercially Reasonable Efforts. Except where this Agreement expressly provides for a higher standard with respect to such actions, each party hereto shall use its commercially reasonable efforts to cause, in the case of Buyer, the conditions set forth in Section 6.3 to be satisfied and, in the case of Seller, the conditions set forth in Section 6.2 to be satisfied.
5.17    Books and Records.To the extent not filed prior to the date hereof, Seller shall, within five (5) Business Days following the date of this Agreement, file or cause to be filed all necessary forms with the Registrar of Companies (England & Wales) including Companies House Form MR04 in order to evidence and record the discharge and release of each of the UK Charges and security granted under the terms of the UK Rent Deposit Deed.
(a)    Following the Closing, Buyer shall grant to Seller and its Representatives, at Seller’s reasonable request (subject to any limitations that are reasonably required to preserve any applicable privilege or third party confidentiality obligation), access during normal business hours and under reasonable circumstances to, and the right to make copies at Seller’s sole expense of, those records and documents in Buyer’s possession covering any period prior to the Closing related to the Business, the Company or the Company Subsidiaries as may be reasonably necessary for litigation, preparation of financial statements, tax returns and audits, insurance or other valid business purposes. Notwithstanding the preceding sentence and subject to Seller’s right of review in Section 5.11(b), neither Buyer nor any of its Affiliates shall be required to provide Seller (or any of its Affiliates) with any consolidated, combined, unitary or aggregate income Tax Returns in which the Company or any Company Subsidiary is included.
(b)    Following the Closing, Seller shall grant to Buyer and its Representatives, at Buyer’s reasonable request (subject to any limitations that are reasonably required to preserve any applicable privilege or third party confidentiality obligation), access during normal business hours and under reasonable circumstances to, and the right to make copies at Buyer’s sole expense of, those records and documents in Seller’s possession covering any period prior to the Closing related to the Business, the Company or the Company Subsidiaries as may be reasonably necessary for litigation, preparation of financial statements, tax returns and audits, insurance or other valid business purposes. Notwithstanding the preceding sentence, neither Seller nor any of its Affiliates shall be required to provide Buyer (or any of its Affiliates) with any consolidated, combined, unitary or aggregate income Tax Returns in which the Company or any Company Subsidiary was included.
5.18    Agreements with Respect to Insurance.
(a)    Effective as of the Closing Date, and to the extent permitted by the applicable insurance policy and applicable Law, Seller hereby assigns, transfers, conveys and delivers to the Company and the Company Subsidiaries, all of Seller’s right, title and interest in and to all insurance benefits, including rights and proceeds, to the extent arising from or relating to, or providing insurance coverage, covering the Business, the Company or the Company Subsidiaries with respect to periods and occurrences on or prior to the Closing Date, including insurance to which the Company or any Company Subsidiary is a party, or under which the Company or any Company Subsidiary is covered a “Named Insured” or an “Additional Insured” (any such insurance benefits or coverage, the “Business Insurance Benefits”). In addition, to the extent permitted by the applicable insurance policy and applicable Law, Seller shall take all such actions as may be commercially reasonable at the written request of Buyer to provide the Company and the Company Subsidiaries the Business Insurance Benefits under the policies covering the Company and the Company Subsidiaries prior to the Closing, including by filing and processing claims, and taking of all such commercially reasonable actions to obtain recovery on behalf of the Company and the Company Subsidiaries under the applicable insurance policies; provided that Buyer shall reimburse Seller for its reasonable out-of-pocket expenses that it incurs in connection therewith, whether as deductible payments or otherwise.
(b)    Following the Closing Date, Buyer will undertake an archaeological search for employee liability insurance policies covering the Company and the Company Subsidiaries for UK Subsidiary claims that may be made against the Company and/or the Company Subsidiaries relating to occurrences during, or claims relating to, the time period from March 17, 1986 through December 31, 2006, which policies were not made available by Seller. Following such undertaking, Ultra may elect to put insurance policies in place to cover such claims as to which it has not located policies. Seller shall reimburse Buyer for fifty percent (50%) of any and all insurance policy premiums up to a maximum aggregate amount of $500,000, and shall make such reimbursement payment within ten (10) Business Days following its receipt from Buyer of documentation evidencing the amount of such costs and expenses.
5.19    Industrial Site Recovery Act. Seller, before the Closing Date, at its sole cost and expense, shall apply for and obtain from the New Jersey Department of Environmental Protection (“NJDEP”) a letter confirming that the industrial establishment, as that term is defined by the New Jersey Industrial Site Recovery Act, N.J. Stat. § 13:1K-6, et seq., and its associated regulations (“ISRA”) operated by Herley-CTI, Inc. at Whippany, NJ, is exempt from the substantive requirements of ISRA based on the de minimis quantity exemption criteria set forth at N.J. A.C. 7:26B-5.9. Seller shall provide to Buyer copies of the De Minimis Quantity Exemption Application it files as well as any associated correspondence with NJDEP.
5.20    Sales Representatives. Between the Agreement Date and the Closing Date, Seller and Buyer shall work together in good faith to reach agreement regarding the use of commercially reasonable efforts to transition sales representatives of the Company and the Company Subsidiaries such that the obligations are properly segregated between the Company and the Company Subsidiaries, on the one hand, and the Excluded Subsidiaries, on the other. In furtherance of the foregoing, the Seller and Buyer shall use commercially reasonable efforts to make arrangements to (x) ensure that any commissions or other amounts payable to such sales representatives are appropriated allocated as between the Company and the Company Subsidiaries, on the one hand, and the Excluded Subsidiaries, on the other, and (y) transition any invoicing and billing by, and payment to, the appropriate entities (including notification, as necessary, to the sales representatives). Seller and Buyer shall use their commercially reasonable efforts to embody any changes to the terms of the engagement of the sales representatives in furtherance of the foregoing in new or amended agreements as of the Closing.
ARTICLE VI.
CONDITIONS TO CLOSING
6.1    Conditions to Each Party’s Obligation to Closing. The respective obligations of each party to this Agreement to effect the Closing shall be subject to the satisfaction (or to the extent permissible under applicable Law, waiver by the party entitled to the benefit thereof) at or prior to the Closing of each of the following conditions:
(a)    Regulatory Approval.
(i)    The waiting periods applicable to the consummation of the Transactions under the HSR Act (or any extension thereof) and any other Antitrust Law referenced on Schedule 6.1(a) shall have expired or been terminated.
(ii)    Written notice shall have been received by the respective counsel for Seller and Buyer from CFIUS stating that the review or, if applicable, investigation of the Transactions under Exon-Florio has been concluded and that CFIUS has made a determination that the Transactions do not present any unresolved national security concerns, or the President of the United States shall have announced his decision not to suspend or prohibit the Transactions, and notwithstanding such written confirmation or announcement, CFIUS shall not have required any mitigation arrangement or imposed any condition on Buyer and/or the Company or the Company Subsidiaries, including mitigation or conditions pursuant to Section 721(l) of Exon-Florio, that are reasonably unacceptable to Buyer, Seller and/or the Company (the “CFIUS Condition”).
(iii)    The Defense Security Service shall have provided written approval to operate the business of the Company and the cleared Company Subsidiaries pursuant to Buyer’s current SSA.
(iv)    Buyer, the Company and the cleared Company Subsidiaries shall have received assurances, deemed sufficient by Buyer (in its reasonable discretion), that favorable NIDs in accordance with the NISPOM, or similar determinations under any applicable national or industrial security regulations, will be granted authorizing access to prescribed or other information by the Company and the cleared Company Subsidiaries following the Closing as may be necessary for the Company and the cleared Company Subsidiaries to continue to perform their U.S. Government prime contracts and subcontracts.
(v)    Any applicable prior notice period under ITAR relating to the Transactions shall have expired or otherwise been waived by DDTC (the “DDTC Condition”).
(b)    Carveout. The Carveout (and the transactions contemplated thereby) shall have been effectuated in accordance with the terms of the Carveout Agreement.
(c)    No Restraints. No Law or order, writ, injunction, judgment, decree or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered by any Governmental Body (each, a “Restraint“) shall be in effect enjoining, restraining, preventing or prohibiting the Closing or making the Closing illegal.
6.2    Conditions to Buyer’s Obligations. The obligations of Buyer to effect the Closing shall be subject to the satisfaction (or, to the extent permissible under applicable Law, waiver by Buyer) at or prior to the Closing of the following conditions:
(a)    The representations and warranties of Seller set forth in Sections 2.5, 3.1 (first two sentences), 3.2, 3.3(a) and 3.4 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date. Each of the Seller Fundamental Representations, other than those set forth in Sections 2.5, 3.1 (first two sentences), 3.2, 3.3(a) and 3.4 (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date; provided, that if any such representations and warranties are made as of a specific date, such representations and warranties (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) shall be required to be so true and correct in all material respects as of such date only. Each of the representations and warranties of the Seller set forth in Article II and Article III, other than the Seller Fundamental Representations (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein), shall be true and correct in all respects as of the date of this Agreement and as of the Closing (provided, that if any such representations and warranties are made as of a specific date, such representations and warranties (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) shall be required to be so true and correct in all respects as of such date only), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect.
(b)    Seller and the Company shall have performed and complied with in all material respects the obligations or covenants required to be performed or complied with by them at or prior to the Closing.
(c)    There shall not have occurred a Company Material Adverse Effect since the Agreement Date.
(d)    Seller shall have delivered to Buyer payoff and release letters with respect to the Indebtedness set forth on Schedule 6.2(d)(i), which payoff letters shall (x) reflect the amounts required in order to pay in full all such Indebtedness outstanding as of the Closing and (y) provide that, upon payment in full of the amounts indicated, all Liens with respect to the assets of the Company or its Subsidiaries shall be terminated and of no further force and effect, together with UCC-3 termination statements and mortgage satisfaction or similar instruments in a form to be filed at Closing with respect to the Liens against the assets of the Company or any Company Subsidiaries by the holders of such Liens. In addition, the Company’s and the Company Subsidiaries’ assets shall have been released from the security interests set forth on Schedule 6.2(d)(ii) and all obligations of the Company and the Company Subsidiaries in respect of such Indebtedness, including pursuant to any guaranties or similar agreements or arrangements, shall be terminated.
(e)    All third party consents, approvals and amendments of Governmental Approvals set forth on Schedule 6.2(e) shall have been obtained, and a copy of each such consent, approval or amendment shall have been provided to Buyer.
(f)    The Seller shall have paid (or have made provision for payment of pursuant to Section 1.2(a)(iii), on the Closing Date, from the Closing Purchase Price proceeds) all Company Transaction Expenses.
(g)    As of the Closing Date, neither the Company nor any of the Company Subsidiaries shall be denied export privileges involving items subject to the Export Administration Regulations, or debarred or suspended from participating directly or indirectly in the export of defense articles, including technical data, or in the furnishing of defense services, for which a license or approval is required under the ITAR or shall have otherwise been debarred, suspended, proposed for debarment or otherwise declared ineligible to export.
(h)    As of the Closing Date, neither the Company nor any of the Company Subsidiaries nor any of their principals (as defined in the FAR) shall be debarred, suspended, proposed for debarment or otherwise declared ineligible for the award of a Government Contract.
(i)    With respect to the internet domain name HERLEY.COM, Seller shall have: (A) unlocked the domain name to permit transfer to the registrar of Buyer’s choice; (B) provided to Buyer a transfer authorization code for transfer of the domain name; (C) approved, to the extent required by the registrar, the transfer of the domain name to the registrar of Buyer’s choice; and (D) taken all other steps reasonably necessary to effectuate the transfer of the domain name to the registrar of Buyer’s choice.
(j)    Seller shall have obtained a letter from the New Jersey Department of Environmental Protection confirming that the operations at Whippany, NJ are exempt from the substantive requirements of ISRA based on the de minimis quantity exemption criteria set forth at N.J.A.C. 7:26B-5.9.
(k)    Seller shall have delivered or caused to be delivered the following:
(vii)    a stock certificate or stock certificates representing the Shares, duly endorsed or accompanied by stock powers duly executed in blank;
(viii)    the up to date minute books, stock books, stock ledgers and statutory books of the Company and the Company Subsidiaries, together with the corporate seals for each, if any;
(ix)    to the extent requested by Buyer, the resignations of directors and officers the Company and the Company Subsidiaries;
(x)    the Escrow Agreement, executed by Seller and the Escrow Agent;
(xi)    the Transition Services Agreement in the form attached hereto as Exhibit D (with such changes as may be mutually agreed by Seller and Buyer, the “Transition Services Agreement”), executed by Seller;
(xii)    a lease assignment (the “Lease Assignment”), in form and substance reasonably satisfactory to Buyer, with respect to the lease referenced on Schedule 6.2(k)(vi) (the “Assigned Lease”), executed by Seller, or the applicable Affiliate of Seller, the Company or the applicable Company Subsidiary, and the landlord under the Assigned Lease;
(xiii)    copies of fully executed assignment agreements effectuating the transfer of the Pennsylvania and New York trademark registrations for the mark HERLEY to the Company;
(xiv)    a duly executed certification that Seller is not a foreign person within the meaning of Treasury Regulations Section 1.1445-2(b)(2)(iv);
(xv)    a certificate (the “Seller Closing Certificate”), dated as of the Closing Date, executed by an officer of Seller certifying the fulfillment of the conditions set forth in Sections 6.2(a), (b), (c), (g) and (h);
(xvi)    such duly executed Section 338(h)(10) Forms as are required to be delivered by Seller at the Closing pursuant to the last sentence of Section 5.11(i);
(xvii)    a good standing certificate for Company and each of the Company Subsidiaries organized in the United States from the Secretary of State of their respective jurisdictions of incorporation as to their respective legal existences and good standing;
(xviii)    certificates of appropriate governmental officials in each state in which the Company or any Company Subsidiary is qualified to do business as a foreign corporation set forth on Section 3.1 of the Seller Disclosure Letter as to the due qualification and good standing of the Company and such Company Subsidiaries in each such jurisdiction; and
(xix)    the Supply Agreement in the form attached hereto as Exhibit E (with such changes as may be mutually agreed by Seller and Buyer, the “Supply Agreement”), executed by the applicable Excluded Subsidiaries.
6.3    Conditions to Seller’s and the Company’s Obligations. The obligations of Seller and the Company to effect the Closing shall be subject to the satisfaction (or, to the extent permissible under applicable Law, waiver by Seller) at or prior to the Closing of the following conditions:
(a)    The Buyer Fundamental Representations (disregarding all qualifications or limitations as to “materiality” and words of similar import set forth therein), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date. Each of the representations and warranties of Buyer set forth in Article IV, other than the Buyer Fundamental Representations (disregarding all qualifications or limitations as to “materiality” and words of similar import set forth therein), shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (provided, that if any such representations and warranties are made as of a specific date, such representations and warranties (disregarding all qualifications or limitations as to “materiality” and words of similar import set forth therein) shall be required to be so true and correct in all respects as of such date only), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Transactions.
(b)    Buyer shall have performed and complied with in all material respects with the obligations or covenants required to be performed or complied with by it at or prior to the Closing.
(c)    Buyer shall have provided (i) replaced the Business Letters of Credit or (ii) have otherwise provided cash collateral or back to back letters of credit equal to no more than 105% of the amount of such Business Letter of Credit.
(d)    Buyer shall have delivered or caused to be delivered the following:
(i)    the Escrow Agreement, executed by Buyer and the Escrow Agent;
(ii)    the Transition Services Agreement executed by Buyer;
(iii)    the Supply Agreement executed by the Company and the applicable Company Subsidiaries;
(iv)    the Lease Assignment, executed by the Company or the applicable Company Subsidiary;
(v)    a certificate (the “Buyer Closing Certificate”) , dated as of the Closing Date, executed by an officer of Buyer certifying the fulfillment of the conditions set forth in Section 6.3(a) and (b); and
(vi)    such duly executed Section 338(h)(10) Forms as are required to be delivered by Buyer at the Closing pursuant to the last sentence of Section 5.11(i).
6.4    Frustration of Closing Conditions. None of Seller, the Company or Buyer may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such party to perform any of its obligations under this Agreement.
ARTICLE VII.
TERMINATION
7.1    Termination. This Agreement may be terminated (other than in the case of Section 7.1(a)) by written notice of the terminating party to the other parties:
(l)    by mutual written consent of Buyer and Seller at any time prior to the Closing;
(m)    by either Buyer or Seller if the Closing shall have not been consummated on or prior to the close of banking business, New York City time, on October 28, 2015 (the “Outside Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the failure of the Closing to occur prior to the Outside Date is attributable to a failure of such party to perform any of its covenants or obligations under this Agreement;
(n)    by either Buyer or Seller at any time prior to the Closing if any final, non-appealable Restraint shall be in effect having the effect of making illegal, permanently restraining, enjoining or prohibiting the consummation of the Transactions;
(o)    by Buyer at any time prior to the Closing if (i) there shall have been a breach of any covenant or agreement on the part of Seller or the Company set forth in this Agreement; or (ii) any representation or warranty of Seller or the Company set forth in Article II or Article III of this Agreement shall have been inaccurate when made or, if not made as of a specific date, shall have become inaccurate, that would, in the case of both clauses (i) and (ii), (A) result in the conditions to Closing set forth in Section 6.2(a) or (b) not being satisfied, and (B) such breach is not curable by the Outside Date, or, if curable, is not cured within fifteen (15) Business Days of the date Buyer gives Seller notice of such breach; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if Buyer is then in breach of any of its representations, warranties, covenants or agreements hereunder such that Seller would have the right to terminate this Agreement pursuant to Section 7.1(e) (absent the proviso in such section); or
(p)    by Seller at any time prior to the Closing if (i) there shall have been a breach of any covenant or agreement on the part of Buyer set forth in this Agreement; or (ii) any representation or warranty of Buyer set forth in Article IV of this Agreement shall have been inaccurate when made or, if not made as of a specific date, shall have become inaccurate, that would, in the case of both clauses (i) and (ii), (A) result in the conditions to Closing set forth in Section 6.3(a) or (b) not being satisfied, and (B) such breach is not curable by the Outside Date, or, if curable, is not cured within fifteen (15) Business Days of the date Seller gives Buyer notice of such breach; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if Seller or the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that Buyer would have the right to terminate this Agreement pursuant to Section 7.1(d) (absent the proviso in such section).
7.2    Effect of Termination. Each party’s right of termination under Section 7.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 7.2, Article IX and Exhibit A (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, (ii) nothing herein shall relieve or release any party hereto from liability or damages as a result of Fraud or a breach by such party of its representations, warranties, covenants or other agreements set forth in this Agreement and (iii) nothing herein shall impair the right of any party hereto to compel specific performance by the other party or parties, as the case may be, of such party’s obligations under this Agreement.

ARTICLE VIII.
SURVIVAL; INDEMNIFICATION
8.1    Survival of Representations, Warranties, Covenants and Agreements.
(e)    All representations and warranties contained in this Agreement shall survive the Closing. All covenants and agreements contained in or made pursuant to this Agreement shall survive the Closing in accordance with their terms stated in this Agreement or, if no term is stated, then such covenants and agreements shall survive indefinitely.
(f)    Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, other than those representations and warranties contained in Section 2.1 (Organization), 2.2 (Authority), 2.3(a)(i) (Non-Contravention), 2.5 (Title to Shares), 2.6 (Brokers), 3.1(a) (Organization), 3.2 (Capitalization), 3.3(a) (Authorization), Section 3.3(b)(i) (No-Conflict), Section 3.4 (Subsidiaries), 3.8 (Broker’s or Finder’s Fees), and 3.10 (Taxes), 3.11(b), (c), (f) and (g) (Environmental), and 3.19(a)(ii) (Export/Foreign Corrupt Practices Act/UK Bribery Act) unless on or before that date which is the one year anniversary of the Closing Date (the “Indemnity Termination Date”), Buyer delivers a notification of claim for indemnification to Seller; a claim with respect to any of the representations and warranties contained in Sections 2.1, 2.2, 2.3(a)(i), 2.5, 2.6, 3.1(a), 3.2, 3.3(a), 3.3(b)(i), 3.4 and 3.8 (collectively, the “Seller Fundamental Representations”) or involving Fraud may be made at any time. Seller will have no liability (for indemnification or otherwise) with respect to any of the representations and warranties contained in Section 3.10 unless on or before that date which is forty-five (45) days following the expiration of the statute of limitations applicable to the underlying claim plus any extensions thereof, the Buyer delivers a notification of claim for indemnification to Seller. Seller will have no liability (for indemnification or otherwise) with respect to the representations and warranties contained in Sections 3.19(a)(ii) and the matter covered by Section 8.2(a)(viii) unless on or before that date which is the five (5) year anniversary of the Closing Date, Buyer delivers a notification of claim for indemnification to Seller. Seller will have no liability (for indemnification or otherwise) with respect to the representations and warranties contained in Sections 3.11(b), (c), (f) and (g) unless on or before that date which is the two (2) year anniversary of the Closing Date, Buyer delivers a notification of claim for indemnification to Seller. Seller and the Company will have no liability (for indemnification or otherwise) with respect to any breach of any covenant required to be performed in full by Seller or the Company on or prior to the Closing unless on or before the Indemnity Termination Date Buyer delivers a notification of claim for indemnification to Seller.
(g)    Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, other than those representations and warranties contained in Sections 4.1 (Valid Existence), 4.2 (Authority), and 4.3(a)(i) (Non-Contravention) (collectively, the “Buyer Fundamental Representations”), unless on or before the Indemnity Termination Date, Seller delivers a notification of claim for indemnification to Buyer. A claim with respect to any of the Buyer Fundamental Representations or involving Fraud may be made at any time.
8.2    Indemnification.
(a)    After the Closing, subject to the limitations set forth in this Article VIII, Seller shall indemnify Buyer, Buyer’s Affiliates (including the Company and the Company Subsidiaries) and, if applicable, their respective officers, directors, members, managers, partners, agents and employees, and their respective assigns (each of the foregoing being referred to individually as a “Buyer Indemnified Person” and collectively as “Buyer Indemnified Persons”) from and against, and reimburse and pay to the Buyer Indemnified Persons the amount of, any and all losses, damages, claims, actions, causes of action, judgments, decrees awards, liabilities, fines, fees, deficiencies, penalties and out-of-pocket costs and expenses (including the costs of reasonable investigation, and reasonable accountants’, experts’, consultants’ and attorneys’ fees and other reasonable costs of defending, investigating and settling claims), but specifically excluding (x) damages not reasonably foreseeable without regard to special circumstances (other than with regard to the Company and the Company Subsidiaries that are not known to the Indemnifying Person), or (y) exemplary or punitive damages (except in any such case to the extent required to be paid to a third party under a Third Party Claim) (collectively, “Indemnifiable Damages”), suffered or incurred by such Buyer Indemnified Person(s), whether or not involving any Third Party Claim, arising out of, resulting from or relating to:
(i)    (A) any breach or inaccuracy of any representation or warranty of Seller contained in Article II or Article III of this Agreement (as qualified by the Seller Disclosure Letter), or the Seller Closing Certificate; or (B) any breach or inaccuracy of any representation or warranty of Seller contained in Article II or Article III of this Agreement as if such representation or warranty were made on and as of the Closing Date (as qualified by the Seller Disclosure Letter, provided that in the case of a representation or warranty made as of a specific date, such representation and warranty shall only be required to be true and correct as of such date);
(ii)    any breach or nonfulfillment of any covenant or agreement made by Seller or the Company (in the case of the Company, only to the extent such covenant or agreement applies to the pre-Closing period) in this Agreement;
(iii)    the Excluded Subsidiaries or the operation of the Excluded Business, whether arising before or after the Closing;
(iv)    any Pre-Closing Taxes not included in the calculation of Company Taxes;
(v)    any Indebtedness of the Company or any of Company Subsidiary in effect as of the Closing but not reflected as a deduction from Net Cash for purposes of calculating the Closing Purchase Price, as finally determined;
(vi)    any Company Transaction Expenses, to the extent not paid (or designated for payment pursuant to Section 2.4(a)(iii) at Closing);
(vii)    the Company being or having been a member of the same controlled group of corporations as the Seller as determined under Section 414 of the Code;
(viii)    the Pre-Existing Environmental Condition;
(ix)    the Medical Benefit Contracts;
(x)    the Assigned Lease; and
(xi)    subject to the provisions set forth in Section 8.5(d), the matter set forth in the letter identified on Section 3.7(b) of the Seller Disclosure Schedule or any of the allegations or claims made therein (the “Selected Matter”).
For the sole purpose of determining Indemnifiable Damages (and not for determining whether or not any breaches of representations or warranties have occurred), the representations and warranties of Seller shall not be deemed qualified by any references to “materiality,” “material adverse effect” or other similar qualifiers contained in such representations and warranties.
(b)    After the Closing, subject to the limitations set forth in this Article VIII, Buyer shall indemnify Seller, Seller’s Affiliates and, if applicable, their respective officers, directors, members, managers, partners, agents and employees, and their respective assigns (each of the foregoing being referred to individually as a “Seller Indemnified Person” and collectively as “Seller Indemnified Persons”) from and against, and reimburse and pay to the Seller Indemnified Persons the amount of, any and all Indemnifiable Damages, suffered or incurred by such Seller Indemnified Person(s), whether or not involving any Third Party Claim, arising out of, resulting from or relating to:
(i)    any breach or inaccuracy of any representation or warranty of Buyer contained in Article IV of this Agreement (as qualified by the Buyer Disclosure Letter), or the Buyer Closing Certificate; or (B) any breach or inaccuracy of any representation or warranty of Buyer contained in Article IV of this Agreement as if such representation or warranty were made on and as of the Closing Date (as qualified by the Buyer Disclosure Letter, provided that in the case of a representation or warranty made as of a specific date, such representation and warranty shall only be required to be true and correct as of such date);
(ii)    any breach or nonfulfillment of any covenant or agreement made by Buyer in this Agreement; and
(iii)    any liability under the WARN Act or any similar state or local Law that may result from an “Employment Loss,” as defined by 29 U.S.C. sect. 2101(a)(6), caused by (A) Buyer’s failure to offer to, or continue employment of, all Business Employees at the same location and at the same compensation and substantially the same benefits that the Business Employees had with Seller, the Company or the applicable Affiliate thereof immediately prior to the Closing or (B) the termination post-Closing of any Business Employee.
For the sole purpose of determining Indemnifiable Damages (and not for determining whether or not any breaches of representations or warranties have occurred), the representations and warranties of Buyer shall not be deemed qualified by any references to “materiality,” “material adverse effect” or other similar qualifiers contained in such representations and warranties.
8.3    Indemnifiable Damage Deductible; Other Limitations.
(a)    Notwithstanding anything contained herein to the contrary, no indemnification shall be available to a Buyer Indemnified Person with respect to a claim under Section 8.2(a)(i) unless:
(iv)    the aggregate amount of Indemnifiable Damages with respect to such claim or series of similar or related claims exceeds $37,500 (the “Individual Claim Threshold”), in which case, subject to clause (ii), Section 8.3(c) and the other limitations set forth herein, such Buyer Indemnified Person shall be entitled to recover the full amount of such Indemnifiable Damages (including the Individual Claim Threshold); and
(v)    the aggregate amount of Indemnifiable Damages with respect to all claims under Section 8.2(a)(i) exceeds $1,750,000 (the “Deductible”), in which case, subject to Section 8.3(c) and the other limitations set forth herein, such Buyer Indemnified Person shall be entitled to recover the amount of such Indemnifiable Damages in excess of the Deductible;
provided, however, that neither the Individual Claim Threshold nor the Deductible shall apply with respect to any Indemnifiable Damages arising from any claims for indemnification with respect to the Seller Fundamental Representations, the representations and warranties contained in Section 3.10 or involving Fraud.
(b)    Notwithstanding anything contained herein to the contrary, no indemnification shall be available to a Seller Indemnified Person with respect to a claim under Section 8.2(b)(i) unless (i) the aggregate amount of Indemnifiable Damages with respect to such claim or series of similar or related claims exceeds the Individual Claim Threshold, in which case, subject to clause (ii), Section 8.3(d) and the other limitations set forth herein, such Seller Indemnified Person shall be entitled to recover the full amount of such Indemnifiable Damages (including the Individual Claim Threshold) and (ii) the aggregate amount of Indemnifiable Damages with respect to all claims under Section 8.2(b)(i) exceeds the Deductible, in which case, subject to Section 8.3(d) and the other limitations set forth herein, such Seller Indemnified Person shall be entitled to recover the amount of such Indemnifiable Damages in excess of the Deductible; provided, however, that neither the Individual Claim Threshold nor the Deductible shall apply with respect to any Indemnifiable Damages arising from any claims for indemnification with respect to the Buyer Fundamental Representations or involving Fraud.
(c)    Notwithstanding anything contained herein to the contrary, the aggregate amount of Indemnifiable Damages that may be recovered by Buyer Indemnified Person(s) from Seller with respect to claims (i) under Section 8.2(a)(i) shall not be in excess of an amount equal to $26,000,000 (the “Cap”) (and applying the amount of Indemnifiable Damages recovered by Buyer Indemnified Person(s) from Seller in respect of the matters covered by Section 8.2(a)(viii) as part of the Cap amount); and (ii) under Section 8.2(a)(viii) shall not be in excess of an amount equal to $36,000,000 (and applying the amount of Indemnifiable Damages recovered by Buyer Indemnified Person(s) from Seller under Section 8.2(a)(i) as part of this cap amount); provided, however, that the limitation in this Section 8.3(c) shall not apply to any Indemnifiable Damages arising out of claims for indemnification with respect to the Seller Fundamental Representations, the representations and warranties contained in Section 3.10 or involving Fraud.
(d)    Notwithstanding anything contained herein to the contrary, the aggregate amount of Indemnifiable Damages that may be recovered by Seller Indemnified Person(s) with respect to claims under Section 8.2(b)(i) shall not be in excess of an amount equal to the Cap; provided, however, that the limitation in this Section 8.3(d) shall not apply to any Indemnifiable Damages arising out of claims for indemnification with respect to the Buyer Fundamental Representations or involving Fraud.
(e)    With respect to the recovery of Indemnifiable Damages with respect to the matters covered by Section 8.2(a)(viii), with respect to the first $4,000,000 of such Indemnifiable Damages, the Buyer Indemnified Persons shall bear one-half of the amount of such Indemnifiable Damages, and the Seller Indemnified Persons shall be responsible for, and shall be obligated to reimburse and pay to the Buyer Indemnified Persons, the remaining one-half amount of such Indemnifiable Damages. Subject to the limitations set forth in Section 8.3(c), the Seller Indemnified Persons shall be responsible for, and shall be obligated to reimburse and pay to the Buyer Indemnified Persons, any amounts of Indemnifiable Damages in excess of $4,000,000 with respect to such matters.
(f)    Indemnifiable Damages that may be recovered from Seller shall take account of and be reduced by (i) any amounts actually recovered by the Buyer Indemnified Persons pursuant to any indemnification by or indemnification agreement with any third party, net of any collection costs, and (ii) the amount of any insurance proceeds, contribution payments or reimbursements actually received by the Buyer Indemnified Persons in respect thereof, net of any collection costs, increased premiums attributable to payment of the claim and any retrospective premium adjustments (it being understood that prior to Buyer seeking recovery from Seller with respect to any Indemnifiable Damages covered by any Business Insurance Benefits, Buyer shall, to the extent it is able to, first seek recovery of such Indemnifiable Damages from the insurer providing such Business Insurance Benefits, to the extent it is able to do so). If the amount to be netted hereunder from any payment required under Section 8.2 is determined after payment by Seller of any amount payable to a Buyer Indemnified Person under this Article VIII, Buyer shall repay to Seller, promptly after such determination, any amount that Seller would not have had to pay pursuant to this Section 8.3(f) had such determination been made at the time of such payment.
(g)    Buyer and Seller agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the consideration payable to Seller under this Agreement for all income Tax purposes.
8.4    Claims Process.
(a)    In order to seek indemnification under Section 8.2, the Buyer Indemnified Person or the Seller Indemnified Person (as applicable, the “Indemnified Person”) shall deliver to Seller or Buyer (as applicable, the “Indemnifying Person”) a notice signed by an officer of Seller or Buyer, as applicable (a “Claim Notice”) promptly after (and in any event within ten (10) days after) the Indemnified Person has received notice of any lawsuit or other claim, action, suit or arbitration which may be subject to indemnification under this Article VIII from a third party (a “Third Party Claim”), or otherwise has knowledge of a bona fide claim for indemnification pursuant to this Article VIII; provided, however, that any failure or delay in providing such notice shall not affect the Indemnified Person’s rights to indemnification hereunder except to the extent the Indemnifying Person is materially prejudiced thereby. The Claim Notice shall:
(vii)    state that the Indemnified Person has a claim for Indemnifiable Damages;
(viii)    state the amount of or a good faith estimate of the Indemnifiable Damages arising from such claim to the extent then known (the “Claimed Amount”); and
(ix)    describe in reasonable detail (based upon the information then possessed by the Indemnified Person) the nature of the claim to which such Indemnifiable Damages are related and the provision of the Agreement which gives rise to the claim.
(b)    The Indemnifying Person may, at any time on or before the thirtieth (30th) day following its receipt of a Claim Notice (the “Objection Period”), object (a “Claim Objection”) to a claim made in such Claim Notice by delivering written notice to the Indemnified Person. The Claim Objection shall set forth in reasonable detail the reasons for the objection to such claim and the portion of the Claimed Amount which is disputed. If the Indemnified Person does not receive a Claim Objection in respect of any Claim Notice within the Objection Period in accordance with this section, the Indemnifying Person shall, within five (5) Business Days following the end of the Objection Period, deliver to the Indemnified Person, the full amount of the Claimed Amount. If the Indemnified Person receives a Claim Objection in respect of any Claim Notice within the Objection Period in accordance with this section, the Indemnifying Person shall within five (5) Business Days following the end of the Objection Period, deliver to the Indemnified Person an amount equal to the portion of the Claimed Amount not subject to dispute (if any).
(c)    During the twenty (20) day period following the delivery of a Claim Objection in accordance with Section 8.4(b), the Indemnifying Person and the Indemnified Person shall attempt in good faith to resolve such dispute. If the dispute is not resolved within such twenty (20) day period, either the Indemnifying Person or the Indemnified Person may submit the dispute for resolution pursuant to the provisions of Section 9.4.
8.5    Third Party Claims.
(a)    Following the delivery of a Claim Notice by an Indemnified Person with respect to a Third Party Claim (excluding Third Party Claims involving the Selected Matter (“Selected Matter Claims”), which shall be subject to Section 8.5(d)), the Indemnifying Person may, upon written acknowledgment delivered to the Indemnified Person within thirty (30) days of receipt of such Claim Notice by such Indemnifying Person (or within a shorter period of time (not less than ten (10) Business Days from the Indemnifying Person’s receipt of the Claim Notice) that may be specified in the Claim Notice to the extent so required to respond to such Third Party Claim, provided that in such case the Indemnified Person shall deliver such Claim Notice to the Indemnifying Person within five (5) Business Days of receipt), without qualification of the right to the Indemnified Person to be indemnified for Indemnifiable Damages incurred in connection with such Third Party Claim, be entitled to assume the defense of such Third Party Claim and appoint counsel of the Indemnifying Person’s choice at the expense of the Indemnifying Person to represent the Indemnified Person and any others the Indemnified Person may reasonably designate in connection with such Third Party Claim (unless the Indemnifying Person is also a party to such Third Party Claim and the Indemnified Person determines in good faith, upon advice from counsel, that joint representation would be inappropriate). If the Indemnifying Person assumes the defense of a Third Party Claim: (i) it will be conclusively established for purposes of this Agreement that the claims made in respect of that Third Party Claim are within the scope of and subject to indemnification, unless within 120 days after assumption of the defense the Indemnifying Person notifies the Indemnified Person that the facts presented at the time the Indemnifying Person assumed control of the defense were not accurate or incomplete or that new information is reasonably likely to mean that the Indemnifying Person does not have an indemnification obligation in respect of such Third Party Claim, in which event, so long as the Indemnifying Person shall not have taken any action (or failed to take any action) which has a material effect on the Indemnified Person’s ability to conduct the defense of such Third Party Claim, the Indemnifying Person and the Indemnified Party shall cooperate with each other to transfer control back to the Indemnified Person, and shall cooperate to ensure that the Indemnified Person is not prejudiced in its defense; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (iii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. The Indemnified Person shall have the right to participate at its own expense in the defense of such Third Party Claim, but shall not be entitled to settle or compromise such Third Party Claim without the prior written consent of the Indemnifying Person, such consent not to be unreasonably withheld, conditioned or delayed. If the Indemnifying Person, within thirty (30) days after its receipt of a Claim Notice with respect to such Third Party Claim (or within a shorter period of time (not less than ten (10) Business Days from the Indemnifying Person’s receipt of the Claim Notice) that may be specified in the related Claim Notice to the extent so required to respond to such Third Party Claim, provided that in such case the Indemnified Person shall deliver such Claim Notice to the Indemnifying Person within five (5) Business Days of receipt), fails to assume the defense in accordance with this Section 8.5(a), the Indemnified Person shall have the right to assume and control the defense of the Third Party Claim and, in such event, the Indemnifying Person will be bound by any determination made in the defense of such Third Party Claim or any compromise or settlement effected by the Indemnified Person; provided that the Indemnifying Person has provided its prior written consent to any such compromise or settlement, such consent not to be unreasonably withheld, conditioned or delayed.
(b)    If the Indemnifying Person has the right to and elects to defend any Third Party Claim, the Indemnifying Person shall (i) promptly submit to the Indemnified Person copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith, (ii) permit the Indemnified Person and its counsel to confer on the conduct of the defense thereof, and (iii) to the extent practicable, permit the Indemnified Person and its counsel an opportunity to review all legal papers to be submitted prior to their submission. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Party Claim, including by providing access (in the case of the Indemnified Person, at the Indemnifying Person’s expense), to each other’s pertinent business records and other documents and employees as is reasonably required for purposes of conducting such defense, negotiation or settlement.
(c)    Notwithstanding the provisions of Section 8.5(a), the Indemnifying Person shall not be entitled to assume the defense of any Third Party Claim that (i) relates to or arises in connection with a criminal action or an action brought by a Governmental Body, or (ii) seeks an injunction or equitable relief against the Indemnified Person.
(d)    Seller shall assume the defense of all Selected Matter Claims and appoint counsel of its choice at the expense of Seller to represent the Company and the Company Subsidiaries in connection with such Selected Matter Claims. Seller may settle any Selected Matter Claim without the consent of Buyer; provided that (i) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Company or any Company Subsidiary, and (ii) the sole relief provided is monetary damages that are paid in full by Seller. Buyer hereby agrees to promptly forward to Seller (and in any event within forty-eight (48) hours of receipt) all notices, filings and other communications received from any third party or Governmental Body with respect to the Selected Matter or any Selected Matters Claims. Seller shall promptly submit to Buyer copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection with any Selected Matter Claim, and keep Buyer reasonably informed with respect to the status thereof.
8.6    Effect of Knowledge. Each of the parties hereto hereby acknowledge and agree that the right to indemnification, payments of Indemnifiable Damages or any other remedy based on the representations, warranties, covenants and agreements contained in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the date hereof, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of Indemnifiable Damages, or any other remedy based on such representations, warranties, covenants and agreements.
8.7    Exclusive Remedy. Except with respect to any claims involving Fraud, the provisions contained in this Article VIII are intended to provide the sole and exclusive remedy for the Buyer Indemnified Persons and Seller Indemnified Persons following the Closing as to all claims based on, arising out of or relating to this Agreement; it being understood that nothing in this Article VIII shall affect the parties’ rights to specific performance or other equitable remedies to enforce the parties’ obligations under this Agreement.
ARTICLE IX.
MISCELLANEOUS PROVISIONS
9.1    Amendment or Supplement. This Agreement may be amended, modified or supplemented in any and all respects by written agreement signed by all of the parties hereto.
9.2    Extension of Time, Waiver, etc. At any time prior to the Closing, the Company and the Seller, on the one hand, and the Buyer, on the other, may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of the other; (b) extend the time for the performance of any of the obligations or acts of the other; or (c) to the extent permitted by applicable Law, waive compliance by the other with any of the agreements contained in this Agreement or, except as otherwise provided in the Agreement, waive any of the other’s conditions. Notwithstanding the foregoing, no failure or delay by Seller, the Company or Buyer in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
9.3    Entire Agreement; No Third Party Beneficiary. This Agreement, including the exhibits and annexes hereto, the Seller Disclosure Letter, the Buyer Disclosure Letter, the Transaction Documents and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto.
9.4    Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement and all actions (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement and the Transactions shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement and the Transactions shall be heard and determined in the state and federal courts in the State of New York located in the Borough of Manhattan, and the parties irrevocably submit to the jurisdiction of such courts (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each of the parties hereto hereby agree that service of process may be made on such party, by delivering a copy of any summons, complaint or other process to such party at its address for notices set forth in, and in accordance with the terms of, Section 9.8, and that any such delivery shall constitute valid and lawful service of process against such party, without necessity for service by any other means provided by statute or rule of court. The parties agree that service of any court paper may also be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such courts. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.
9.5    Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
9.6    Specific Enforcement. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein. Seller and the Company, on the one hand, and Buyer, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Seller or the Company, on the one hand, or Buyer, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Buyer under this Agreement.
9.7    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more of its direct or indirect wholly owned Subsidiaries without the consent of Seller or the Company; provided that no assignment shall relieve Buyer of any of its obligations under this Agreement.
9.8    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (b) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto); (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed, or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the Business Day following the date of transmission:
if to Buyer or any Buyer Indemnified Person:
Ultra Electronics Defense Inc.
c/o Ultra Electroincs
417 Bridport Road, Greenford
Middlesex, UB6 8UA, UK
Attention: Sharon Harris
Scott Meyers
Email: ***

with copies to (which copies shall not constitute notice):

Ultra Electronics, Inc.
107 Church Hill Road
Unit GL-2
Sandy Hook, CT 06482
Attention: Scott Meyers
Email: ***
Facsimile No: ***
and:
Kaye Scholer LLP
250 West 55th Street
New York, New York 10019-9710
Attention:     Nancy E. Fuchs, Esq.
Email:     ***
Facsimile No: ***

if to Seller, the Company (prior to the Closing) or any Seller Indemnified Person:
Kratos Defense & Security Solutions, Inc.
4820 Eastgate Mall, Suite 200
San Diego, CA 92121
Attention: General Counsel
Email: ***
Facsimile No: ***
with a copy to (which copy shall not constitute notice):
DLA Piper LLP (US)
4365 Executive Drive, 11th Floor
San Diego, CA 92121
Attention:     Jeffrey Thacker
Email:     ***
Facsimile No: ***
9.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.
9.10    Construction.
(a)    For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.
(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of, and Schedules and Exhibits to, this Agreement.
(e)    The phrases “provided to,” “made available to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a copy of the information or material referred to has been provided to the party to whom such information or material is to be provided, and, in the case of Seller, such terms shall mean that such information or material has been provided by means of providing such information or material in the virtual dataroom set up by Seller in connection with this Agreement.
9.11    Counterparts; Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.
9.12    Attorney-Client Privilege. Notwithstanding the Closing, Buyer and the Company agree that neither the Company nor Buyer shall have the right to assert the attorney-client privilege as to pre-closing communications between the Company or the Company Subsidiaries, on one hand, and Seller’s and the Company’s legal counsel, including, for clarity, DLA Piper LLP (US) and Seller’s internal legal counsel (collectively, “Legal Counsel”), to the extent that the privileged communications relate to this Agreement or any of the other Transaction Documents or to the transactions contemplated hereby or thereby. The parties agree that only Seller shall be entitled to assert or waive such attorney-client privilege in connection with such communications following the Closing; provided, that Seller shall not waive such attorney/client privilege without consent of Buyer other than to the extent appropriate in connection with the enforcement or defense of its rights or obligations existing under this Agreement and the other Transaction Documents. The files generated and maintained by Legal Counsel as a result of Legal Counsel’s representation of Seller, the Company and the Company Subsidiaries in connection with this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby shall be and become the exclusive property of Seller. Notwithstanding the foregoing, in the event a dispute arises between Buyer, the Company or any Company Subsidiary and a Person other than Seller or its Affiliates after the Closing, the Company may assert the attorney/client privilege to prevent disclosure of confidential communications by Legal Counsel to such Person.
9.13    Parent Guarantee.
(c)    Parent hereby irrevocably guarantees the due and punctual payment of the Estimated Closing Purchase Price and the other amounts payable by Buyer on the Closing Date pursuant to Section 1.2(b) (the “Obligations”), subject to the terms and conditions of this Agreement. This is a guarantee of payment, and not of collection, and Parent acknowledges and agrees that, subject to the terms hereof, this guarantee is full and unconditional, and no release or extinguishment of Parent’s or Buyer’s liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this guarantee. Parent hereby waives, for the benefit of Seller, (i) any right to require Seller as a condition of payment of Parent to proceed against Buyer or pursue any other remedies whatsoever and (ii) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by applicable Law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Buyer. Parent understands that Seller is relying on this guarantee in entering into this Agreement.
(d)    Notwithstanding the provisions of Section 9.13(a):
(i)    It is acknowledged and agreed that this guarantee will expire and will have no further force or effect, and Parent will have no obligation under Section 9.13(a), in the event that the Closing occurs and the Estimated Closing Purchase Price and other amounts payable on the Closing Date pursuant to Section 1.2(b) shall have been paid in accordance with the provisions of this Agreement; and
(ii)    Parent reserves the right to assert defenses which Buyer may have to payment of the Obligations that arise under the terms of this Agreement. Seller agrees that any failure by Seller, the Company and/or any of the Company Subsidiaries to comply with the terms of this Agreement, including any breach by any such Person of any representation, warranty, covenant or agreement contained herein, in each case that would relieve Buyer of its obligations under this Agreement shall likewise automatically and without any further action on the part of any Person relieve Parent of its obligations under the guarantee in Section 9.13(a).
(e)    Seller hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under or in connection with this Agreement against Parent or any Affiliate of Parent (other than Buyer) except for claims against Parent under the guarantee in Section 9.13(a).
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ULTRA ELECTRONICS HOLDINGS PLC
By: /s/ Rakesh Sharma
Name: Rakesh Sharma
Title: Chief Executive
ULTRA ELECTRONICS DEFENSE INC.
By: /s/ Paul E. Fardellone
Name: Paul E. Fardellone
Title: President
KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
By: /s/ Eric DeMarco
Name: Eric DeMarco
Title: President & CEO

HERLEY INDUSTRIES, INC.
By: /s/ Deanna Lund
Name: Deanna Lund
Title: EVP & CFO

EXHIBIT A

DEFINITIONS
1.1    Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined.

Terms	Page

Agreement	1
Agreement Date	1
Allocation	53
Assigned Lease	65
Business Employees	47
Business Insurance Benefits	61
Business Letters of Credit	54
Buyer	1
Buyer Closing Certificate	66
Buyer Disclosure Letter	38
Buyer Employee Benefit Plan	48
Buyer Fundamental Representations	69
Buyer Indemnified Person	69
Buyer Indemnified Persons	69
Buyer Restricted Person	59
Cap	72
Carveout	1
Carveout Agreement	1
CERCLA	19
CFIUS Condition	62
Change of Control	55
Claim Notice	73
Claim Objection	73
Claimed Amount	73
Claims Statement Notice	3
Closing	2
Closing Date	2
Closing Purchase Price	2
Closing Statement	3
Committee Member	58
Committee Members	58
Company	1
Company Board	9

Company Catalog Products	54
Company Existing Products	54
Company Financial Statements	11
Company Forecasted Programs	55
Company Leases	29
Company Material Contract	27
Company Plans	13
Company Program Products	54
Company Registered Intellectual Property	21
Company Restricted Person	59
Confidentiality Agreement	49
Cyber Attacks	24
DCAA	33
DDTC Condition	63
Deductible	71
Determination Date.	4
Environmental Laws	19
Escrow Account	6
Escrow Agent	6
Escrow Agreement	6
Escrow Amount	6
Estimated Balance Sheet	3
Estimated Closing Purchase Price	3
Estimated Closing Statement	2
Export Control Laws	31
FAR	33
Final Closing Purchase Price	4
GMIC	56
Government Bids	33
Hazardous Substance	19
Indemnifiable Damages	69
Indemnified Person	73
Indemnifying Person	73
Indemnity Termination Date	68
Individual Claim Threshold	71
In-Licenses	23
Inter-company Accounts	50
Interim Balance Sheet	11
Interim Period	40
IP Contracts	23
IRS	17
ISRA	19, 61
Joint Committee	58

Judgment	10
Key Employee Agreements	1
Lease Assignment	65
Leased Real Property	29
Legal Counsel	80
Management Presentation	54
Material Government Contracts	32
Medical Benefit Contracts	49
MSI	57
NID	44
NISPOM	10
NJDEP	61
Objection Period	73
Obligations	81
OFAC	31
Out-Licenses,	23
Outside Date	67
Owned Real Property	29
Parent	1
Proprietary Rights Agreement	25
RCRA	19
Restraint	63
SDNs	31
Section 338(h)(10) Elections	53
Section 338(h)(10) Forms	53
Selected Matter	70
Selected Matter Claims	74
Seller	1
Seller Board	6
Seller Closing Certificate	65
Seller Disclosure Letter	6
Seller Existing Programs	56
Seller Financial Advisor	8
Seller Fundamental Representations	68
Seller Indemnified Person	70
Seller Indemnified Persons	70
Shares	1
SSA	39
Supply Agreement	65
Tax Attributes	18
Tax Claim	52
Tax Contest	52
Third Party Claim	73

Transfer Taxes	52
Transition Services Agreement	65
TUPE Regulations	38
Voting Power	56
Working Capital Deficiency	4

1.2    Certain Definitions. The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:
“Acquisition Proposal” shall mean any written offer, indication of interest or proposal relating to an Acquisition Transaction (other than an offer or proposal by Buyer or one of its Subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.
“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Transactions) involving:
(a)    any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 5% of the outstanding shares of the Company; or
(b)    any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of the Company and the Company Subsidiaries that constitute or account for (i) 20% or more of the consolidated net revenues of the Company, consolidated net income of the Company or consolidated book value of the Company; or (ii) 20% or more of the fair market value of the assets of the Company;
provided, that “Acquisition Transactions” shall not include (i) transactions involving the issuance, sale or transfer of securities of Seller or its Subsidiaries other than the Company and the Company Subsidiaries, (ii) transactions relating to the disposition or sale of any division, subsidiary or assets of Seller other than the Company, the Company Subsidiaries and the Company’s and the Company Subsidiaries’ assets, (iii) transactions relating to the sale of all or substantially all of the assets of Seller, or (iv) transactions effectuating the Carveout.
“Affiliate” shall mean, with respect to any other Person, any other Person, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person. As used in this definition of Affiliate, the term “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and all other Laws, including merger control Laws, prohibiting, limiting, or promulgated or intended to govern, conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.
“Arbiter” shall mean BDO Seidman LLP or such other nationally recognized accounting firm as may be mutually agreed to by Buyer and Seller.
“Business” shall mean the business of researching, engineering, designing, developing, manufacturing, testing, distributing, selling and marketing (i) services, products and systems primarily related to microwave technology for use in flight instrumentation, weapons sensors, electronic warfare systems and command and control systems, and (ii) power amplifiers for use in nuclear magnetic resonance and magnetic resonance imaging systems for scientific and medical use, in each case of (i) and (ii), to the extent such activities occur or occurred in the Company and the Company Subsidiaries’ locations in Lancaster, Pennsylvania, Woburn, Massachusetts, Whippany, New Jersey, or Farnborough, United Kingdom, or are conducted by or on behalf of the Company or any Company Subsidiary. The “Business” shall not include the Excluded Business.
“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of England or the State of California or is a day on which banking institutions located in San Diego, California or London, England are authorized or required by Law or other governmental action to close.
“Business Employee Agreement” shall mean any written employment, severance, retention, transaction bonus, change in control, or other similar Contract between: (a) Seller, the Company or any Company Subsidiaries and (b) any Business Employee, other than any such Contract that (x) is terminable “at will” (or following a notice period imposed by applicable Law) without any obligation on the part of Seller, the Company or any of the Company Subsidiaries to make any severance, termination, change in control or similar payment, or (y) is an intellectual property assignment agreement, or similar agreement. For the purposes of this Agreement, none of the Disclosed Schemes is a "Business Employee Agreement".
“Cash” means the amount of consolidated cash, cash equivalents, marketable securities and bank deposits, as reflected in bank statements, cash equivalents and certificates of deposit less escrowed amounts or other restricted cash balances (including cash collateral securing any letters of credit or performance bonds) and less the aggregate amount of all “paid checks, wires, and cash in transit” (i.e., current checks and stale checks, in each case, written but not cleared) drawn on bank accounts of the Company or the Company Subsidiaries on or prior to the date of determination, calculated in accordance with GAAP applied on a basis consistent with the preparation of the Company Financial Statements.
“CFIUS” shall mean the Committee on Foreign Investment in the United States.
“Closing Cash” means the amount equal to Cash as of the Measuring Time (after giving effect to the Carveout) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Company Financial Statements.
“Code” shall mean Internal Revenue Code of 1986, as amended.

“Company Affiliate” shall mean any Person under common control with the Company within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.
“Company Employee Benefit Plan” shall mean an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by Seller or the Company or any entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code, with respect to any current or former employee, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof and under which the Company or any Company Affiliate would reasonably be expected to have any material liability.
“Company Indebtedness” means Indebtedness of the Company and the Company Subsidiaries as of the Closing, but after giving effect to the Carveout.
“Company Intellectual Property” shall mean any and all of the Intellectual Property Rights owned by the Company or any Company Subsidiary.
“Company Material Adverse Effect” shall mean any event, condition, change, occurrence or development, circumstance or effect that, individually or in the aggregate, has had or would be reasonably expected to have a material adverse effect on (i) the business, operations, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) the ability of Seller or the Company to consummate the Transactions; provided, however, that that, for purposes of clause (i) above, changes or effects relating to any of the following shall not be deemed in and of themselves, either alone or in combination, to constitute, and no changes or effects relating to any of the following shall be taken into account in determining whether there is, or would reasonably expected to be, a Company Material Adverse Effect: (A) general political, economic or market conditions or general changes or developments in the industry in which the Company and the Company Subsidiaries operate, (B) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war (whether declared or not), national or international calamity or any other similar event, (C) changes in Law or any applicable accounting regulations, (D) changes in the price or trading volume of Seller’s stock (provided that the underlying cause of such change in price or trading volume may be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect), (E) any failure by Seller or the Company to meet public or internal revenue, earnings or other projections (provided that the underlying cause of such failure may be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect), (F) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency, or (G) the taking of any action required by this Agreement (including any actions taken in compliance with this Agreement to obtain any approval or authorization under applicable Antitrust Laws for the consummation of the Transactions) or expressly approved or permitted in writing by Buyer, or the failure to take any action prohibited by this Agreement; except, in the case of each of clause (A), (B) or (C), to the extent such events, conditions, changes, occurrences, developments, circumstances or effects have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other Persons engaged in the industry in which the Company and the Company Subsidiaries operate.
“Company Products” shall mean any and all products and services that currently are marketed, offered, sold, licensed, provided or distributed by the Company or any Company Subsidiary.
“Company Systems” means all Systems, including any and all outsourced systems and processes, that are owned or used by the Company or any of the Company Subsidiaries in the conduct of the Business.
“Company Subsidiary” shall mean each Subsidiary of the Company other than an Excluded Subsidiary.
“Company Taxes” means any unpaid Pre-Closing Taxes (which, for the avoidance of doubt includes any payroll taxes payable by the Company or any Company Subsidiary in respect of (x) Transaction Bonuses or (y) bonuses, commissions and other employee compensation included as a current liability in the calculation of Net Working Capital), other than any consolidated or combined income taxes that will be paid directly by the Seller.
“Company Transaction Expenses” shall mean any out-of-pocket costs, payables, fees and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of the Company’s financial advisors, legal counsel, investment bankers, accountants and auditors, that are unpaid immediately prior to the Closing, and including any amounts payable in respect of Transaction Bonuses, if any, but excluding, for clarity, any severance or other similar payments, including accrued vacation and accrued bonuses and other similar compensation paid or payable by the Company or any Company Subsidiary in connection with the voluntary or involuntary termination of any Business Employee after the Closing. For purposes of clarity, any transaction expenses that have been fully paid by the Seller shall not be included in Company Transaction Expenses.
“Contract” shall mean any agreement, contract, subcontract, lease, legally binding promise, license, understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, purchase order, benefit plan or other legally binding commitment, whether written or oral (to the extent legally binding) and each amendment, supplement, or modification (whether written or oral) in respect of the foregoing, in each case as currently in effect.
“DDTC” shall mean the U.S. Department of State’s Directorate of Defense Trade Controls.
“Disclosed Schemes” means: (a) the group personal pension plan operated by Legal & General under policy number GF36955001 in relation to thirty-five (35) employees employed by the UK Subsidiary (also referred to as Workplace Savings Scheme or WorkSave Pension Plan in the Seller Disclosure Letter); (b) the Historical Scheme; (c) the life assurance plan operated by UNUM under policy number 640848 in relation to fifty (50) employees employed by the UK Subsidiary (also referred to as the EWsT Group Life Assurance Scheme in the Seller Disclosure

Letter); and (d) the pension contributions payable to the personal pension plans in relation to Mr Chester-Parsons and eleven (11) other employees of the UK Subsidiary.
“Employee Benefit Plan” shall mean any plan, program, policy, practice, agreement or other arrangement, whether written or unwritten, whether or not subject to ERISA, relating to pension, retirement, profit‑sharing, bonus, incentive compensation, equity or equity-based compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, restricted stock, severance, supplemental unemployment, hospitalization or other medical, life, or other insurance, long or short term disability, change of control, retention, fringe benefit or any other similar employee benefits. For the purposes of this Agreement, none of the Disclosed Schemes is an “Employee Benefit Plan”.
“Entity” shall mean any corporation (including any non‑profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
“Excluded Business” shall mean the business of researching, engineering, designing, developing, manufacturing, testing, distributing, selling and marketing (i) services, products and systems primarily related to microwave technology for use in flight instrumentation, weapons sensors, electronic warfare systems and command and control systems, and (ii) services, products and systems related to microwave and millimeter wave control components, assemblies, and sub-systems primarily for the support of radar, missile, electronic warfare, simulator, satellite communication and test systems, industry research, and education centers, in each case of (i) and (ii), to the extent such activities occur or have occurred in the Excluded Subsidiaries’ locations in Fort Walton Beach, Florida, Syosset, New York, or Israel, or are conducted by or on behalf of any Excluded Subsidiary. Excluded Business shall also include anything related to any of the properties which are currently or were formerly owned, operated or leased by any Excluded Subsidiary, including the property located at 425 Smith Street, Brooklyn, New York 11231.
“Excluded Subsidiaries” shall mean (a) General Microwave Corporation, a New York corporation, and its direct and indirect wholly-owned Subsidiaries General Microwave Israel Corporation, a Delaware corporation, General Microwave Israel (1987) Ltd., an Israeli company, and Herley GMI Eyal Ltd., an Israeli company, (b) MSI Acquisition Corp., a Delaware corporation and its wholly-owned Subsidiary Micro Systems, Inc., a Florida corporation, and (c) Herley-RSS, Inc., a Delaware corporation.
“Exon-Florio” shall mean the Exon Florio Amendment to the Defense Production Act of 1950, 50 U.S.C. app. § 2170, as amended.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Fraud” shall mean the actual and intentional fraud of any Person.

“GAAP” shall mean United States generally accepted accounting principles, applied on a consistent basis.
“Governmental Authorization” shall mean any: approval, consent, license, permit, registration, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law (excluding any Contract between the Company or any Company Subsidiary and a Governmental Body entered into in the ordinary course of business with respect to Company Products).
“Governmental Body” shall mean any: (i) country, nation, state, multi-national or supra-national authority, commonwealth, province, territory, county, city, town, village, municipality, district or other jurisdiction of any nature; (ii) multi-national, supra-national, national, federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, regulatory authority, association, council or bureau, department, agency, commission, instrumentality, official, organization, unit or self-regulatory organization, body or Entity and any court or other tribunal, including arbitration tribunals); or (iv) other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
“Government Contract” shall mean any Contract between the Company or any Company Subsidiary and any (i) Governmental Body or (ii) third party relating to a Contract between such third party and any Governmental Body.
“Historical Scheme” means the EW Simulation Technology Pension Scheme, which was wound up on March 31, 2013.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
“Indebtedness” shall mean, with respect to any Person, all (i) indebtedness of such Person for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and any prepayment penalties or other similar amounts payable in connection with the repayment thereof on or prior to the Closing Date), (ii) other indebtedness of such Person evidenced by credit agreements, notes, bonds, indentures, securities or debentures or similar instruments, (iii) obligations of such Person under or in respect of capitalized leases, (iv) obligations of such Person under earn-out, conditional sale, title retention or similar agreements or arrangements with respect to the deferred purchase price of property or securities (other than customary trade credit), (v) interest rate and currency obligation swaps, hedges or similar arrangements, (vi) any off-balance sheet financing or other similar arrangements of such Person, and (vii) all obligations of another Person referred to in clauses (i)-(vi) above guaranteed by such Person; provided that letters of credit (including the Business Letters of Credit) and performance bonds issued in the ordinary course of business shall not be Indebtedness.
“Intellectual Property Rights” shall mean any and all statutory and/or common law intellectual property rights and all other intellectual or industrial property and proprietary rights throughout the world, including any of the following: (i) patents and patent applications, including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents and patent utility models) (collectively, “Patents”); (ii) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, database rights, data compilations and collections(including knowledge databases, customer lists and customer databases), tools, methods, processes, techniques and other confidential and proprietary information and all rights therein (collectively, “Trade Secrets”); (iii) moral rights, copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals for any of the foregoing (collectively, “Copyrights”); (iv) trademarks, service marks, brands, certification marks, logos, trade dress, rights in get-up, trade names and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing (collectively, “Trademarks”); (v) internet domain names and social media account or user names (including "handles"), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, and social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights, together with all goodwill relating thereto (collectively, “Domain Names”); (vi) unregistered design rights, design rights and rights in the nature of design rights, registered designs and all applications for registrations and renewals for any of the foregoing (collectively, “Designs”); (vii) similar, corresponding or equivalent rights to any of the foregoing or any tangible embodiments thereof; and (viii) registrations and renewals of or applications to register any of the foregoing.
“ITAR” shall mean the U.S. Department of State’s International Traffic In Arms Regulations, codified at 22 C.F.R. parts 120-130.
“Knowledge” shall mean, with respect to (x) Seller, the actual knowledge of those individuals set forth in Section 1.1 of the Seller Disclosure Letter after reasonable inquiry, and (y) Buyer, the actual knowledge of those individuals set forth in Section 1.1 of the Buyer Disclosure Letter after reasonable inquiry.
“Legal Proceeding” shall mean any action, suit, litigation, complaint, charge, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit (including DCAA or other Government Contract audits), examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
“Law” shall mean any federal, state, local, municipal, foreign, national, multi-national, supra-national or other law, treaty, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, tariff, bylaw, official standard, policy, or guidance or similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, excluding, for the avoidance of doubt, the provisions of any Contract between the Company or any Company Subsidiary and a Governmental Body entered into in the ordinary course with respect to Company Products.

“Licensed Intellectual Property” means all and Intellectual Property Rights in which the Company or any of Company Subsidiary holds any rights or interests granted from other Persons, including the Seller or any Affiliates, including Excluded Subsidiaries.
“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, claim, infringement, interference, option, right of first refusal, preemptive right, encumbrance or community property interest of any kind or nature whatsoever.
“Measuring Time” means 12:01 a.m. Eastern Standard Time on the Closing Date.
“Net Cash” means (i) Closing Cash, less (ii) the sum of (x) Company Indebtedness, (y) Company Transaction Expenses and (z) Company Taxes.
“Net Working Capital” means an amount equal to (i) the current assets of the Company and the Company Subsidiaries (other than Cash and any Tax assets) minus (ii) the current liabilities of the Company and the Company Subsidiaries, excluding (w) any Tax liabilities, (x) Company Transaction Expenses and (y) Indebtedness, in each case, determined as of the Measuring Time (but after giving effect to the Carveout) and in accordance with GAAP applied on a basis consistent with the preparation of the Company Financial Statements, subject to the provisions of Schedule A attached hereto. For purposes of clarity, notwithstanding operating cycle considerations, accounts receivable and inventory balances shall be classified as current assets, consistent with the classification in the preparation of the Company’s financial statements, subject to the provisions of Schedule A attached hereto.
“Net Working Capital Maximum” shall mean $41,100,000.
“Net Working Capital Minimum” shall mean $40,100,000.
“Object Code” shall mean computer Software in binary form that, is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.
“Open Source License” shall mean a license that is considered an “Open Source License” by the Open Source Initiative (www.opensource.org), including, for example, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license that otherwise requires, as a condition of distribution of the Software licensed thereunder, that other Software incorporated into, derived from or distributed with, such Software (i) be disclosed or distributed in Source Code form, (ii) be licensed for purposes of preparing derivative works, or (iii) be redistributed at no charge.
“Open Source Software" means any Software that is distributed as "free software," "open source software" or pursuant to any Open Source License.
“Order” shall mean any award, decision, determination, writ, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Permitted Lien” shall mean: (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice, not delinquent and for which reserves in accordance with GAAP, consistently applied and in accordance with past practice of the Company and the Company’s Subsidiaries, have been set aside on the Company Financial Statements, (ii) Liens for Taxes, assessments and other governmental charges and levies that are not delinquent or that are being contested in good faith by appropriate proceedings, and for which reserves in accordance with GAAP, consistently applied and in accordance with past practice of the Company and the Company’s Subsidiaries, have been set aside on the Company Financial Statements, (iii) Liens affecting the interest of the grantor of any easements benefiting Owned Real Property, and that do not or would not reasonably be expected to, individually or in the aggregate, materially impair the current use in the Business of the Owned Real Property to which they relate, (iv) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the assets to which they relate, (v) zoning, building and other similar codes and regulations not violated by the Company’s current use and operation of the assets to which they relate, (vi) any conditions that would be disclosed by a current, accurate survey or physical inspection and that do not or would not reasonably be expected to, individually or in the aggregate, materially impair the current use in the Business of the Owned Real Property to which they relate, (vii) Liens discharged at or prior to the Closing (viii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (ix) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; and (x) Liens arising under securities laws.
“Person” shall mean any individual, Entity or Governmental Body.
“Personal Data” shall mean a person’s name, street address, telephone number, e-mail address, date of birth, gender, photograph, Social Security Number or Tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, account numbers, account access codes and passwords, or any other piece of information that allows the identification of such person or enables access to such person’s financial information, or as that term is otherwise defined by applicable Law.
“Pre-Closing Taxes” shall mean all liabilities for Taxes attributable to taxable periods, or portions thereof, ending on or before the Closing Date, calculated in accordance with the principles set forth in Section 5.11(c). For purposes of this definition and the calculation of any indemnity, interest, penalties or additions to tax accruing after the Closing Date with respect to a liability for Taxes for which Seller indemnifies the Company and the Company Subsidiaries shall be deemed to be attributable to a taxable period ending on or before the Closing Date.
“Pre-Closing Tax Period” shall mean (i) any taxable period ending on or before the Closing Date and (ii) with respect to any Straddle Period, the portion of such taxable period ending on the Closing Date.

“Pre-Existing Environmental Conditions” means contamination of soil or groundwater at or migrating from the Owned Real Property to the extent such contamination was present as of or before the Closing Date.
“Privacy Law” shall mean any and all applicable Laws, rules, regulations and guidance pertaining to privacy, data processing, data protection, data security, encryption, and confidentiality, including (a) directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regards to the processing of Personal Data and on the free movement of such data, or any future European Union directive or regulation replacing such directive coming into force during the Term (the “EU Data Protection Legislation”); (b) all national or other Laws implementing the EU Data Protection Legislation; (c) Subtitle A of Title V of the Gramm-Leach-Bliley Act and all regulations issued thereunder (collectively, “GLBA”) and any other federal and state financial privacy and information security Laws, including, 201 Code of Massachusetts Regulations Section 17.00 et. seq. and (d) all other applicable Laws relating to the processing of Personal Data in force.
“Reimbursable Taxes” shall mean any cash Taxes incurred by Seller and its Affiliates as a result of the Transactions.
“Registered Intellectual Property” shall mean any and all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Designs; and (v) other Intellectual Property Rights, in each case, that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.
“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors, investment bankers and representatives.
“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.
“Source Code” shall mean computer Software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.
“Straddle Period” shall mean a taxable period that commences before the Closing Date and ends after the Closing Date.
“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.
“Systems” means computers, computer systems, workstations, computer hardware, computer software, data, databases, documentation, designs, files, records, mask works, firmware, middleware, servers, networks, platforms, peripherals, data communication lines, routers, hubs, switches, and all other information technology equipment and other information technology equipment and related systems, including, Software and Technology.
“Tax” shall mean any U.S. federal, state, local and non-U.S. tax (including, without limitation, any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, escheat or abandoned property tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax or other tax of any kind whatsoever), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group, and including any liability for taxes as a transferee or successor, by contract or otherwise.
“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“Technology” shall mean all tangible items constituting, disclosing or embodying any or all of the following: technology, technical information, know how, works of authorship, trade secrets, inventions (whether or not patented or patentable), show how, techniques, design rules, algorithms, routines, models, methodologies, Software, computer programs (whether Source Code or Object Code), files, compilations, including any and all data and collections of data, databases processes, prototypes, schematics, netlists, test methodologies, development work and tools and all user documentation.
“Transaction Bonuses” shall mean the bonuses set forth on Schedule B.
“Transaction Document” shall mean this Agreement, the Escrow Agreement, the Transition Services Agreement, the Supply Agreement, the Lease Assignment, the Carveout Agreement, and each other agreement, certificate, instrument or documents to be executed and delivered by one or more of the parties at or before the Closing in connection with the transactions contemplated by this Agreement.
“Transactions” shall mean Buyer’s purchase of the Shares and the other transactions contemplated by this Agreement and the other Transaction Documents, including in reference to the obligations of Seller hereunder, the Carveout.

“UK Charges” means, in respect of the UK Subsidiary, (i) the Debenture deed in favour of Lloyds Bank plc dated 29 January 1997; and (ii) the Deposit agreement to secure own liabilities in favour of Lloyds TSB Bank plc dated 18 November 2001.
”UK Rent Deposit Deed” means, in respect pf the UK Subsidiary, the Rental deposit deed in favour of Mervyn Evan and Royston Rees dated 22 November 1996.
“UK Subsidiary” shall mean EW Simulations Technology Limited, a company registered in England and Wales with company number 03155211.
“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.

EXHIBIT B

FORM OF DISTRIBUTION AGREEMENT
This Distribution Agreement (this “Agreement”) is made and entered into effective as of August [ ], 2015, by and between Herley Industries, Inc., a Delaware corporation (the “Company”), [Subsidiaries distributing intercompany accounts] (each a “Distributing Subsidiary” and together the “Distributing Subsidiaries”), and Kratos Defense & Security Solutions, Inc., a Delaware corporation (“Parent”). The Company, the Distributing Subsidiaries and Parent are sometimes referred to herein as the “Parties,” and each, a “Party.”
RECITALS
WHEREAS, Parent is the sole stockholder of the Company, and owns beneficially and of record all of the issued and outstanding shares of capital stock of the Company, which consist of 1,000 shares of common stock, par value $0.001 per share (the “Shares”).
WHEREAS, Parent, the Company and Ultra Electronics Defense Inc., a Delaware corporation (“Buyer”), have entered into that certain Stock Purchase Agreement (the “Purchase Agreement”), dated May 31, 2015, pursuant to which Parent has agreed to sell, and Buyer has agreed to purchase, all of the Shares (the “Acquisition”).
WHEREAS, each Distributing Subsidiary is a direct or indirect wholly-owned Subsidiary of the Company.
WHEREAS, pursuant to the Purchase Agreement, Parent, each Company Subsidiary and Buyer will join together, as necessary, to make irrevocable elections under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any corresponding elections under state or local tax law) with respect to the purchase and sale of the Shares (and the deemed purchase and sale of the shares of each Company Subsidiary.
WHEREAS, the pursuant to the terms of the Purchase Agreement and this Agreement, the Distributed Assets (as defined below), including the outstanding shares of capital stock of the Excluded Subsidiaries, are to be distributed as a dividend on the Shares to Parent immediately prior to the transfer of the Shares to Buyer (the “Acquisition Closing”).
WHEREAS, in connection with the Distribution, Parent is assuming certain liabilities identified on Schedule B attached hereto (the “Assumed Liabilities”).
NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and subject to the terms and provisions set forth below, the Parties hereto agree as follows:
AGREEMENT
1.    Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed such terms in the Purchase Agreement unless the context otherwise requires. In addition,

the terms defined in this Section 1 shall have the meanings herein specified unless the context otherwise requires.
1.1    “Assigned Contracts” has the meaning set forth in Schedule A.
1.2    “Distributed Assets” has the meaning set forth in Schedule A.
1.3    “Distributed IP” has the meaning set forth in Schedule A.
1.4    “Excluded Assets” means any assets of the Company that are not Distributed Assets.
1.5    “Intellectual Property Rights” means any and all statutory and/or common law intellectual property rights and all other intellectual or industrial property and proprietary rights throughout the world, including any of the following: (i) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, database rights, data compilations and collections(including knowledge databases, customer lists and customer databases), tools, methods, processes, techniques and other confidential and proprietary information and all rights therein; (ii) moral rights, copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals for any of the foregoing;; (iv) unregistered design rights, design rights and rights in the nature of design rights, registered designs and all applications for registrations and renewals for any of the foregoing; (v) similar, corresponding or equivalent rights to any of the foregoing or any tangible embodiments thereof; and (vi) registrations and renewals of or applications to register any of the foregoing.
1.6    “Intercompany Payables” has the meaning set forth in Schedule B.
1.7    “Intercompany Receivables” has the meaning set forth in Schedule A.
1.8    “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, claim, infringement, interference, option, right of first refusal, preemptive right, encumbrance or community property interest of any kind or nature whatsoever.
1.9    “Material Adverse Effect” means, with respect to any Person, any incident, condition, change, effect or circumstance that, individually or when taken together with all such incidents, conditions, changes, effects or circumstances in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), properties, liabilities, results of operations or prospects of such Person and its subsidiaries, taken as a whole or any of them taken individually.
1.10    “MSI Acknowledgment Agreement” means the Acknowledgment Agreement, dated May 31, 2015, between the Company and Micro Systems, Inc.
1.11    “MSI Business” shall mean the business of researching, engineering, designing, developing, manufacturing, testing, distributing, selling and marketing services, products and systems primarily related to microwave technology for use in flight instrumentation, weapons sensors, electronic warfare systems and command and control systems, to the extent such activities occur or have occurred in the MSI Entities’ locations in Fort Walton Beach, Florida, or are conducted by or on behalf of an MSI Entity.
1.12     “MSI Entities” means, collectively, MSI Acquisition Corp., a Delaware corporation, and Micro Systems, Inc., a Florida corporation.
1.13    “Permitted Lien” means any (a) Liens for Taxes, assessment or other governmental charges and levies that are not delinquent or that are being contested in good faith by appropriate proceedings; or (b) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice of such Person, not delinquent.
2.    Distribution; Assumption of Liabilities.
2.1    Effective as of immediately prior to the Acquisition Closing (the “Effective Time”):
(a)    Each Distributing Subsidiary hereby distributes, transfers, assigns, conveys, sets over, grants, sells and delivers to the Company each of the Distributing Subsidiary’s right, title and interest in and to all of the Intercompany Receivables;
(b)    After giving effect to the conveyance in Section 2.1(a), the Company hereby distributes, transfers, assigns, conveys, sets over, grants, sells and delivers to Parent all of the Company’s right, title and interest in and to all of the Distributed Assets, in each case, free and clear of all Liens other than Permitted Liens (collectively with the conveyance in Section 2.1(a), the “Distribution”); and
(c)    Parent hereby accepts the Distribution and assumes and agrees to pay, discharge and perform all of the duties, obligations, terms, provisions and covenants of the Assumed Liabilities.
2.2    For clarity, Parent does not hereby assume, and shall not be deemed to have assumed or otherwise have any liability for, any other liability (or portion thereof) of the Company or any Distributing Subsidiary other than the Assumed Liabilities.
3.    Representations and Warranties.
3.1    Representations and Warranties of the Company and the Distributing Subsidiaries. The Company and each Distributing Subsidiary represents and warrants to Parent as of the Effective Time as follows:
(a)    Organization and Standing. The Company or such Distributing Subsidiary is an any entity duly organized and validly existing under the laws of its applicable state or county of organization. The Company or such Distributing Subsidiary has the requisite corporate power and authority to own the Distributed Assets and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on the Company or such Distributing Subsidiary.
(b)    Authority. The Company or such Distributing Subsidiary has the requisite corporate or other power and authority to execute and deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of the Company or such Distributing Subsidiary. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company and each Distributing Subsidiary, enforceable against the Company and each Distributing Subsidiary in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally or any general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. Neither the execution and delivery by the Company and the Distributing Subsidiaries of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or violate any provision of the Company’s Certificate of Incorporation or Bylaws or the organizational documents of the Distributing Subsidiaries, each as amended to date.
(c)    Governmental Approvals. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with any Governmental Entity, is required on the part of the Company or the Distributing Subsidiaries in connection with the Distribution and the other transactions contemplated by this Agreement and the other documents contemplated hereby.
3.2    Representations and Warranties of Parent. Parent represents and warrants to the Company and the Distributing Subsidiaries as of the Effective Time as follows:
(a)    Organization and Standing. Parent is a corporation duly organized and validly existing under the laws of the State of Delaware. Parent has the requisite corporate power and authority to own its assets and properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.
(b)    Authority. Parent has the requisite corporate power and authority to execute and deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligations of Parent, enforceable against Parent in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally or any general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. Neither the execution and delivery by Parent of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or violate any provision of Parent’s Certificate of Incorporation or Bylaws, each as amended to date.
(c)    Governmental Approvals. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of Parent in connection with the receipt of the Distributed Assets and the other transactions contemplated by this Agreement and the other documents contemplated hereby.
3.3    Survival. Upon the consummation of the Distribution, the representations and warranties of the Company, each Distributing Subsidiary and Parent contained in Section 3 of this Agreement shall expire and be of no further force or effect.
4.    Tax Treatment. The Parties acknowledge and agree that (a) the Distributed Assets and the Assumed Liabilities shall not be included in the sale of the Shares to Buyer pursuant to the Purchase Agreement and (b) the Closing Purchase Price reflects the exclusion of the Distributed Assets and the Assumed Liabilities from such sale to Buyer. For purposes of the Section 338(h)(10) Elections with respect to the purchase and sale of the Shares (and the deemed purchase and sale of shares of each Company Subsidiary), the Parties further acknowledge and agree that (i) the Distribution is treated as a series of distributions by the Company and the Company Subsidiaries in complete cancellation or redemption of all of their stock in accordance with a plan of liquidation within the meaning of Section 332 of the Code; (ii) the acquisition pursuant to the Purchase Agreement is treated as if the Company (and each Company Subsidiary) sold all of its assets (after giving effect to the Distribution) to Buyer in the order specified in Treasury Regulation § 1.338(h)(10)-1(d)(3)(ii) and then completely liquidated pursuant to Section 332 of the Code in the order specified in Treasury Regulation § 1.338(h)(10)-1(d)(4)(ii) and in accordance with the plan referenced in (i); and (iii) solely for U.S. federal income tax (and relevant state and local tax) purposes, the plan referenced in (i) shall be deemed adopted by the Company and each Company Subsidiary in accordance with Treasury Regulation §§ 1.338(h)(10)-1(d)(4)(i) and (e), Ex. 2(ii).
5.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) one (1) Business Day after being sent via a reputable overnight courier service for next Business Day delivery, fees prepaid, to the recipient at the address below indicated; (ii) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto); (iii) if sent by email transmission prior to 4:00 p.m. eastern time, upon transmission when receipt is confirmed, or (iv) if sent by email transmission after 4:00 p.m. eastern time and receipt is confirmed, the Business Day following the date of transmission:

if to the Company or any Distributing Subsidiary, to:
Herley Industries, Inc.
c/o Ultra Electronics
417 Bridport Road, Greenford
Middlesex, UB6 8UA, UK
Attention: Sharon Harris
Scott Meyers
Email:___________________

with copies to (which copies shall not constitute notice):

Ultra Electronics, Inc.
107 Church Hill Road
Unit GL-2
Sandy Hook, CT 06482
Attention: Scott Meyers
Email: ________________
Facsimile No: __________

and:
Kaye Scholer LLP
250 West 55th Street
New York, New York 10019-9710
Attention: Nancy Fuchs
Email: ______________
Facsimile: ____________
if to Parent, to:
Kratos Defense & Security Solutions, Inc.
4820 Eastgate Mall, Suite 200
San Diego, CA 92121
Attention: General Counsel
Fax no.: _______________
Email address: ___________
With a copy to (which shall not constitute notice):
Gunderson Dettmer, LLP
3570 Carmel Mountain Rd., Suite 200
San Diego, CA 92130
Attention: Jeffrey Thacker
Email: _________________
Facsimile No: ___________

or to such other address as any Party may, from time to time, designate in a written notice given in like manner.
6.    Amendment. The Parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the Parties, except as otherwise required by Law.
7.    Third Parties. The Parties hereto acknowledge and agree that Buyer is an intended third party beneficiary under this Agreement. The assumption by Parent of the Assumed Liabilities as herein provided is not intended by the Parties to expand the rights or remedies of any third party against Parent as compared to the rights and remedies which such third party would have had against the Company had Parent not consummated the transactions contemplated by this Agreement. Nothing herein contained shall, or shall be construed to, prejudice the right of Parent to contest any claim or demand by such a third party with respect to any obligation or liability assumed hereunder, and Parent shall be entitled to defend or contest any such claim or demand in any and all respects from and after the date hereof.
8.    Assigned Contracts. Notwithstanding any other provision of this Agreement, this Agreement does not constitute an agreement to assign or transfer, or effect an assignment or transfer, of any Assigned Contract if the Parties have not obtained a required consent to assignment or transfer as of the Effective Time and an attempted assignment or transfer thereof without the consent of a third party would constitute a breach or other contravention thereof or a violation of law or would in any way adversely affect the rights of the Company or Parent or any of their Affiliates thereto or thereunder. As to any Assigned Contract referred to in the previous sentence, the Parties agree to continue to use commercially reasonable efforts from and after the Effective Time to obtain any required consent(s).
9.    Further Assurances. Each Party hereto shall, from time to time after the Effective Time, at the request of any other Party hereto in writing and without further consideration, execute and deliver such other instruments of conveyance, assignment, transfer and assumption as such other Party may reasonably request to more effectively consummate the transactions contemplated by this Agreement.
10.    Assignment; Successors and Assigns. None of the rights and obligations of the Company or Parent may be assigned without the prior written consent of Parent or the Company, respectively, and any purported assignment made without such consent shall be void; provided, however, that the rights and obligations of a Party may be assigned and delegated without the other Party’s consent in connection with a transfer, merger, acquisition, reorganization or consolidation of such Party, or a sale of all or substantially all of such Party’s assets; provided, further, that the rights and obligations of a Party may be assigned and delegated without the consent of the other Party to (i) any successor Person who purchases the business of Party related to this Agreement or (ii) any Affiliate of such Party. Subject to the foregoing, this Agreement (and the rights and obligations hereunder) shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns (each of which successors and permitted assigns shall be deemed to be a Party hereto for all purposes of this Agreement).

11.    Waiver. Any Party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any such extension or waiver by any Party shall not operate or be construed as a further or continuing extension or waiver. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.
12.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.
13.    Governing Law. This Agreement and all actions (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement and the transactions contemplated hereby shall be heard and determined in the state and federal courts in the State of New York located in the Borough of Manhattan, and the Parties irrevocably submit to the jurisdiction of such courts (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties hereto. The Parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such courts. The Parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
14.    Waiver of Jury Trial. EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY.

15.    Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
16.    Counterpart Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.
17.    Interpretation; Construction. In this Agreement: (a) the section headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement; (b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or section where they appear); (c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise; (d) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation;” (e) “or” is used in the sense of “and/or;” “any” is used in the sense of “any or all;” and “with respect to” any item includes the concept “of” such item or “under” such item or any similar relationship regarding such item; (f) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto; (g) unless expressly stated herein to the contrary, reference to a section, schedule or exhibit is to a section, schedule or exhibit, respectively, of this Agreement; (h) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a business day, such period will end on the next day that is a business day; and (h) the phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first set forth above.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC. By: ____________________________________ Name: Title:
HERLEY INDUSTRIES, INC. By: ____________________________________ Name: Title:
[DISTRIBUTING SUBSIDIARY] By: ____________________________________ Name: Title:

EXHIBIT C

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”) is entered into and effective this [___] day of [__________] 2015, by and between Kratos Defense & Security Solutions, Inc., a Delaware corporation (the “Seller”), and Ultra Electronics Defense Inc., a Delaware corporation (the “Buyer”, and together with the Seller, the “Parties”, and individually, a “Party”) and SunTrust Bank, a Georgia banking corporation, as escrow agent (“Escrow Agent”).

WHEREAS, pursuant to that certain Stock Purchase Agreement dated as of [_____], 2015 (the “Purchase Agreement”), by and among the Seller, [Jupiter], Inc., a Delaware corporation (the “Company”), and the Buyer, the Seller has sold, transferred and assigned, and the Buyer has purchased and acquired all of the authorized, issued and outstanding shares of capital stock of the Company;

WHEREAS, the Parties and the Escrow Agent wish to establish an account (the “Escrow Account”) into which the Buyer will deposit funds to be held, disbursed and invested by the Escrow Agent in accordance with this Escrow Agreement;

WHEREAS, pursuant to Section 1.4(d) of the Purchase Agreement, in the event that the Final Closing Purchase Price is less than the Estimated Closing Purchase Price, the Buyer will be entitled to payment from the Escrow Account of an amount equal to such deficiency (the “Working Capital Deficiency”), if any;

WHEREAS, in accordance with this Escrow Agreement and Section 1.5 of the Purchase Agreement, the Parties desire to establish an Escrow Account to provide security for the obligations of the Seller with respect to the Working Capital Deficiency, if any, under Section 1.4(d) of the Purchase Agreement, and to provide a mechanism through which Buyer can obtain payment of such Working Capital Deficiency, if any;

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement; and

WHEREAS, the Parties acknowledge that the Escrow Agent is not a party to, and has no duties or obligations under, the Purchase Agreement, that all references in this Escrow Agreement to the Purchase Agreement are for convenience only, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement.

NOW, THEREFORE, in consideration of the premises herein, the Parties and the Escrow Agent agree as follows:

I.    Terms and Conditions

1.1.    The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

1.2    At the Closing, the Buyer shall remit $2,000,000 (the “Escrow Amount”) to the Escrow Agent, using the wire instructions below, to be held, together with any and all interest and/or earnings thereon, by the Escrow Agent and invested and disbursed as provided in this Escrow Agreement. The Escrow Amount, less any amounts disbursed from time to time pursuant to the Purchase Agreement and this Escrow Agreement, shall be referred to as the “Escrow Fund”.

SunTrust Bank
ABA: ______________
Account: ____________
Account Name: _______________
Reference: ___________________
Attention: ____________________

1.3.     Within two (2) Business Days after receipt of either (a) a joint written instruction (“Joint Instruction”), signed by an authorized representative of the each of the Parties set forth on such Party’s Certificate of Incumbency provided to the Escrow Agent pursuant to Section 4.13 hereof, specifying (i) the amount of the Working Capital Deficiency, together with all interest and/or earnings on the Working Capital Deficiency accrued in the Escrow Account, to be paid to the Buyer, if any, and (ii) the amount remaining in the Escrow Account after such payment to the Buyer, if any, to be concurrently paid to the Seller, or (b) a Final Decision (as defined below) specifying the amount of the disbursement, in each case, containing instructions for payment of the disbursement, the Escrow Agent shall disburse funds as provided in the Joint Instruction or Final Decision, as the case may be, but only to the extent that funds are collected and available.

For purposes of this Escrow Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth in Section 4.5 is authorized or required by law or executive order to remain closed. For purposes of this Escrow Agreement, “Final Decision” shall mean a written final order of a court of competent jurisdiction delivered by a Party to the Escrow Agent and accompanied by a written opinion from legal counsel for such Party to the effect that such order is final and not subject to further proceedings or appeal and a written instruction from such Party to the Escrow Agent to effectuate such order. The Escrow Agent shall be entitled conclusively to rely upon any such opinion and instruction and shall have no responsibility to make any determination as to whether such order is from a court of competent jurisdiction or is a final order.

II.    Provisions as to Escrow Agent

2.1. This Escrow Agreement expressly and exclusively sets forth the duties of the Escrow Agent with respect to any and all matters pertinent hereto, which duties shall be deemed purely ministerial in nature, and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent shall in no event be deemed to be a fiduciary to any Party or any other person or entity under this Escrow Agreement. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties. In performing its duties under this Escrow Agreement, or upon the claimed failure to perform its duties, the Escrow Agent shall not be liable for any damages, losses or expenses other than damages, losses or expenses resulting from the Escrow Agent’s willful misconduct or gross negligence. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent in accordance with the provisions of this Escrow Agreement. The Escrow Agent shall not be obligated to take any legal action or to commence any proceedings in connection with this Escrow Agreement or any property held hereunder or to appear in, prosecute or defend in any such legal action or proceedings.

2.2.    The Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this Escrow Agreement or any part thereof, or of any person executing or depositing such subject matter. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

2.3.    This Escrow Agreement constitutes the entire agreement between the Escrow Agent and the Parties in connection with the subject matter of this Escrow Agreement, and no other agreement entered into between the Parties, or any of them, including, without limitation, the Purchase Agreement, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent notwithstanding that any such other agreement may be deposited with the Escrow Agent or the Escrow Agent may have knowledge thereof.

2.4.    The Escrow Agent shall be protected in acting upon any written instruction, notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document which the Escrow Agent in good faith believes to be genuine and what it purports to be, including, but not limited to, items directing investment or non-investment of funds, items requesting or authorizing release, disbursement or retainage of the subject matter of this Escrow Agreement and items amending the terms of this Escrow Agreement. The Escrow Agent shall have no duty or obligation to make any formulaic calculations of any kind hereunder.

2.5.    The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent shall be entitled to seek the advice of legal counsel with respect to any matter arising under this Escrow Agreement and the Escrow Agent shall have no liability and shall be fully protected with respect to any action taken or omitted pursuant to the advice of such legal counsel. The Parties shall be jointly and severally liable for, and shall promptly pay, upon demand by the Escrow Agent, the reasonable and documented fees and expenses of any such legal counsel. Without limiting the joint and several nature of the obligations of the Parties pursuant to this Section 2.5, Buyer and Seller each agree, as between themselves, that each shall only be responsible for fifty percent of any such amounts payable pursuant to this Section 2.5.

2.6.    In the event of any disagreement between any of the Parties, or between any of them and any other person or entity, resulting in adverse claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that the Escrow Agent, in good faith, is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any Party or other person or entity for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to refrain from acting until (i) the rights of the Parties and all other interested persons and entities shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudged and all doubt resolved by agreement among all of the Parties and all other interested persons and entities, and the Escrow Agent shall have been notified thereof in writing signed by the Parties and all such persons and entities. Notwithstanding the preceding, the Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction, or of an agency of the United States or any political subdivision thereof, or of any agency of any State of the United States or of any political subdivision of any thereof, and the Escrow Agent is hereby authorized in its sole discretion to comply with and obey any such orders, judgments, decrees or levies. The rights of the Escrow Agent under this sub-paragraph are cumulative of all other rights which it may have by law or otherwise.

In the event of any disagreement or doubt, as described above, the Escrow Agent shall have the right, in addition to the rights described above and at the election of the Escrow Agent, to tender into the registry or custody of any court having jurisdiction, all funds and property held under this Escrow Agreement, and the Escrow Agent shall have the right to take such other legal action as may be appropriate or necessary, in the sole discretion of the Escrow Agent. Upon such tender, the Parties agree that the Escrow Agent shall be discharged from all further duties under this Escrow Agreement; provided, however, that any such action of the Escrow Agent shall not deprive the Escrow Agent of its compensation and right to reimbursement of expenses hereunder arising prior to such action and discharge of the Escrow Agent of its duties hereunder.

2.7.     The Parties jointly and severally agree to indemnify, defend and hold harmless the Escrow Agent and each of the Escrow Agent’s officers, directors, agents and employees (the “Indemnified Parties”) from and against any and all losses, liabilities, claims, damages, expenses and costs (including, without limitation, reasonable attorneys’ fees and expenses) of every nature whatsoever (collectively, “Losses”) which any such Indemnified Party may incur and which arise from this Escrow Agreement or which arise by virtue of the Escrow Agent’s undertaking to serve as Escrow Agent hereunder; provided, however, that no Indemnified Party shall be entitled to indemnity with respect to Losses that have been finally adjudicated by a court of competent jurisdiction to have been directly caused by such Indemnified Party’s gross negligence or willful misconduct. The provisions of this section shall survive the termination of this Escrow Agreement and any resignation or removal of the Escrow Agent. Without limiting the joint and several nature of the obligations of the Parties pursuant to this Section 2.7, Buyer and Seller each agree, as between themselves, that each shall only be responsible for fifty percent of any such amounts payable pursuant to this Section 2.7.

2.8.     Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business of the Escrow Agent may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

2.9. The Escrow Agent may resign at any time from its obligations under this Escrow Agreement by providing written notice to the Parties. Such resignation shall be effective on the date set forth in such written notice, which shall be no earlier than thirty (30) days after such written notice has been furnished. In such event, the Parties shall promptly appoint a mutually acceptable successor escrow agent. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Fund (without any obligation to reinvest the same) and to deliver the same to a successor escrow agent appointed by the Parties. In the event no successor escrow agent has been appointed on or prior to the date such resignation is to become effective, the Escrow Agent shall be entitled to tender into the custody of any court of competent jurisdiction all funds and other property then held by the Escrow Agent hereunder and the Escrow Agent shall thereupon be relieved of all further duties and obligations under this Escrow Agreement; provided, however, that any such action of the Escrow Agent shall not deprive the Escrow Agent of its compensation and right to reimbursement of expenses hereunder arising prior to such action and discharge of the Escrow Agent of its duties hereunder. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder.

2.10 The Escrow Agent and any director, officer or employee of the Escrow Agent may become pecuniarily interested in any transaction in which any of the Parties may be interested and may contract and lend money to any Party and otherwise act as fully and freely as though it were not escrow agent under this Escrow Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for any Party.

III.    Compensation of Escrow Agent

3.1.    The Parties jointly and severally agree to pay to the Escrow Agent compensation, and to reimburse the Escrow Agent for costs and expenses, all in accordance with the provisions of Exhibit B hereto, which is incorporated herein by reference and made a part hereof. Without limiting the joint and several nature of the obligations of the Parties pursuant to this Section 3.1, Buyer and Seller each agree, as between themselves, that each shall only be responsible for fifty percent of any such amounts payable pursuant to this Section 3.1. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. The Escrow Agent shall have, and is hereby granted, a prior lien upon and first priority security interest in the Escrow Fund (and the earnings and interest accrued thereon) with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and without judicial action to foreclose such lien and security interest. The provisions of this section shall survive the termination of this Escrow Agreement and any resignation or removal of the Escrow Agent.

IV.    Miscellaneous

4.1.    If money is a part of the subject matter of this Escrow Agreement, then the Escrow Agent shall make no disbursement, investment or other use of funds until and unless it has collected funds. The Escrow Agent shall not be liable for collection items until the proceeds of the same in actual cash have been received or the Federal Reserve has given the Escrow Agent credit for the funds.

4.2.    Unless otherwise instructed in writing by the Parties, the Escrow Agent shall invest all funds held pursuant to this Escrow Agreement in the following selected SunTrust Bank deposit option (Please select option):

        SunTrust Institutional Money Market Deposit Option

SunTrust Non-Interest Deposit Option

As of the date of this Escrow Agreement, the investments in the SunTrust Institutional Money Market Deposit Option and the SunTrust Non-Interest Deposit Option are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”), in the standard FDIC insurance amount of $250,000, including principal and accrued interest. Deposits in the SunTrust Institutional Money Market Deposit Option and the SunTrust Non-Interest Deposit Option are not secured. The SunTrust Institutional Money Market Deposit Option has monthly withdrawal/disbursement restrictions of a maximum of six (6) per month and in the event the maximum is reached in any one calendar month, the funds will be moved to a SunTrust Bank non-interest bearing deposit option until the beginning of the following month unless an alternate investment vehicle is selected for this purpose.

Instructions to make any other investment must be in writing and signed by each of the Parties. The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to the investment of moneys held hereunder or the purchase, sale, retention or other disposition of any investment, and the Escrow Agent shall not be liable to any Party or any other person or entity for any loss incurred in connection with any such investment. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder including without limitation charging any applicable agency fee in connection with each transaction. The Escrow Agent shall use its best efforts to invest funds on a timely basis upon receipt of such funds; provided, however, that the Escrow Agent shall in no event be liable for compensation to any Party or other person or entity related to funds which are held un-invested or funds which are not invested timely. The Escrow Agent is authorized and directed to sell or redeem any investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. Any investment earnings and income on the Escrow Fund shall become part of the Escrow Fund and shall be disbursed in accordance with this Escrow Agreement.

4.3    The Escrow Agent shall maintain accurate records of all transactions hereunder following termination of this Agreement as required by law. The Escrow Agent shall provide monthly reports of transactions, holdings and interest earnings to the Parties as of the end of each month, at the address provided by the Parties in Section 4.5. As may reasonably be requested in writing by either of the Parties from time to time, the Escrow Agent shall provide the requesting Party, copies of any bank statements by email in PDF (or similar format), by facsimile or by courier at the address provided by the Parties in Section 4.5.

4.4    The Parties agree that all interest and income from the investment of the Escrow Fund shall be reported as having been earned by the Party that is due disbursements pursuant to Section 1.3 hereof, pro rata, based on the amount disbursed to such Party in relation to the total Escrow Fund, as of the end of each calendar year whether or not such income was disbursed during such calendar year and to the extent required by the Internal Revenue Service. On or before the execution and delivery of this Escrow Agreement, each of the Parties shall provide to the Escrow Agent a completed Form W-9 or Form W-8, whichever is appropriate. Notwithstanding anything to the contrary herein provided, except for the delivery of Form 1099’s, the Escrow Agent shall have no duty to prepare or file any Federal or state tax report or return with respect to any funds held pursuant to this Escrow Agreement or any income earned thereon. With respect to the preparation and delivery of Form 1099’s and all matters pertaining to the reporting of earnings on funds held under this Escrow Agreement, the Escrow Agent shall be entitled to request and receive written instructions from the Buyer and the Seller, and the Escrow Agent shall be entitled to rely conclusively and without further inquiry on such written instructions. The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Fund or any earnings or interest thereon unless such tax, late payment, interest, penalty or other cost or expense was finally adjudicated by a court of competent jurisdiction to have been directly caused by the gross negligence of willful misconduct of the Escrow Agent. The indemnification provided in this section is in addition to the indemnification provided in Section 2.7 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement. Without limiting the joint and several nature of the obligations of the Parties pursuant to this Section 4.4, Buyer and Seller each agree, as between themselves, that each shall only be responsible for fifty percent of any such amounts payable pursuant to this Section 4.4.

4.5.    Any notice, request for consent, report, or any other communication required or permitted in this Escrow Agreement shall be in writing and shall be deemed to have been given when delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by electronic mail to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by United States mail, postage prepaid, or by certified mail, return receipt requested and postage prepaid, in each case to the appropriate address set forth below or at such other address as any party hereto may have furnished to the other parties hereto in writing:

If to Escrow Agent:    SunTrust Bank
Attn: Escrow Services
919 East Main Street, 7th Floor
Richmond, Virginia 23219
Client Manager: _____________________
Phone: _____________
Facsimile: ________________
Email: __________________________@SunTrust.com

if to Seller or the Company:     _________________________________________
_________________________________________
_________________________________________
_________________________________________
Phone:___________________________________
Facsimile: ________________________________        E-mail:____________________________________
Tax identification #:__________________________

with a copy to (which copy shall not constitute notice):

Gunderson Dettmer, LLP
3570 Carmel Mountain Rd., Suite 200
San Diego, CA 92130
Attention: Jeffrey Thacker
Email: ________________
Facsimile No: ____________

If to Buyer:                _________________________________________
_________________________________________
_________________________________________
_________________________________________
Phone:___________________________________
Facsimile: ________________________________        E-mail:____________________________________
Tax identification #:__________________________

with a copy to (which copy shall not constitute notice):

Kaye Scholer LLP
250 West 55th Street
New York, New York 10019-9710
Attention: Nancy E. Fuchs, Esq.
Email: __________________
Facsimile No: ____________

Any party hereto may unilaterally designate a different address by giving notice of each change in the manner specified above to each other party hereto. Notwithstanding anything to the contrary herein provided, the Escrow Agent shall not be deemed to have received any notice, request, report or other communication hereunder prior to the Escrow Agent’s actual receipt thereof.

4.6.    This Escrow Agreement is being made in and is intended to be construed according to the laws of the state of New York. Each Party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York. To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Party shall not claim, and hereby irrevocably waives, such immunity.

4.7.    The terms of this Escrow Agreement may be altered, amended, modified or revoked only by an instrument in writing signed by all the Parties and the Escrow Agent. Except as permitted in Section 2.8, neither this Escrow Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the express written consent of each of the other parties hereto. This Escrow Agreement shall inure to and be binding upon the Parties and the Escrow Agent and their respective successors, heirs and permitted assigns.

4.8.    If any provision of this Escrow Agreement shall be held or deemed to be or shall in fact be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatsoever.

4.9.    No party to this Escrow Agreement shall be liable to any other party hereto for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.

4.10    This Escrow Agreement shall terminate on the date on which all of the funds and property held by the Escrow Agent under this Escrow Agreement have been disbursed. Upon the termination of this Escrow Agreement and the disbursement of all of the funds and property held hereunder, this Escrow Agreement shall be of no further effect except that the provisions of Sections 2.7, 3.1 and 4.4 shall survive such termination.

4.11.    All titles and headings in this Escrow Agreement are intended solely for convenience of reference and shall in no way limit or otherwise affect the interpretation of any of the provisions hereof.

4.12.    This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

4.13. Contemporaneously with the execution and delivery of this Escrow Agreement and, if necessary, from time to time thereafter, each of the Parties shall execute and deliver to the Escrow Agent a Certificate of Incumbency substantially in the form of Exhibit A-1 and A-2 hereto, as applicable (a “Certificate of Incumbency”), for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to the Escrow Agent on behalf of each such party. Until such time as the Escrow Agent shall receive an amended Certificate of Incumbency replacing any Certificate of Incumbency theretofore delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on the most recent Certificate of Incumbency furnished to the Escrow Agent. Whenever this Escrow Agreement provides for joint written notices, joint written instructions or other joint actions to be delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on any joint written notice, instructions or action executed by persons named in such Certificate of Incumbency.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

SunTrust Bank, as Escrow Agent

By:
Name: __________________________________
Title: __________________________________

Kratos Defense & Security Solutions, Inc.

By:
Name: __________________________________
Title: __________________________________

Ultra Electronics Defense Inc.

By:
Name: __________________________________
Title: __________________________________

EXHIBIT A-1

Certificate of Incumbency
(List of Authorized Representatives)

Client Name:     [Buyer]

As an Authorized Officer of the above referenced entity, I hereby certify that each person listed below is an authorized signor for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Phone Number

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer on:

.
Date

By: __________________________
Name: ______________________
Its: _________________________

EXHIBIT A-2

Certificate of Incumbency
(List of Authorized Representatives)

Client Name:     [Seller]

As an Authorized Officer of the above referenced entity, I hereby certify that each person listed below is an authorized signor for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Phone Number

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer on:

.
Date

By: __________________________
Name: ______________________
Its: _________________________

EXHIBIT D

FORM OF TRANSITION SERVICES AGREEMENT
TRANSITION SERVICES AGREEMENT, dated as of __________________, 2015 by and between Kratos Defense & Security Solutions, Inc., a Delaware corporation (“Seller”), and Herley Industries, Inc., a Delaware corporation (“Herley,” and together with any of its subsidiaries receiving services hereunder, the “Company”). Each of Seller and Herley are sometimes referred to herein as a “Party” and collectively as the “Parties.”
WITNESSETH
WHEREAS, Seller and Ultra Electronics Defense Inc., a Delaware corporation (the “Buyer”), are parties to a Stock Purchase Agreement, dated as of May 31, 2015 (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), relating to the sale by Seller, and the purchase by the Buyer, of all of the issued and outstanding shares of capital stock of Herley; and
WHEREAS, the Purchase Agreement provides that, in connection with the consummation of the transactions contemplated thereby, the Parties will enter into this Agreement pursuant to which Seller will provide to the Company and the Company will purchase from Seller certain services during a transition period beginning on the Closing Date.
NOW, THEREFORE, in consideration of the respective covenants, agreements and representations and warranties set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1.   For the purposes of this Agreement, (a) unless otherwise defined herein capitalized terms used herein shall have the meanings assigned to them in the Purchase Agreement and (b) the following terms shall have the meanings hereinafter specified:
“Affiliate” shall mean, with respect to any other Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person. As used in this definition of Affiliate, the term “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” shall mean this Agreement, including the Schedules hereto, as the same may be amended, supplemented or otherwise modified from time to time.
“Company” shall have the meaning set forth in the introductory paragraph hereof.
“Company Indemnified Parties” shall have the meaning set forth in Section 6.1(b).

“Herley” shall have the meaning set forth in the introductory paragraph hereof.
“Modification” shall have the meaning set forth in Section 3.1(d).
“Party” or “Parties” shall have the meaning set forth in the introductory paragraph hereof.
“Person” shall mean any individual, entity or governmental body.
“Purchase Agreement” shall have the meaning set forth in the recitals hereof.
“Representative” shall mean officers, directors, employees, attorneys, accountants, advisors and agents of a Party.
“Seller” shall have the meaning set forth in the introductory paragraph hereof.
“Seller Indemnified Parties” shall have the meaning set forth in Section 6.1(a).
“Service” or “Services” shall mean (a) those services listed and described on Schedule A, (b) any other services that are not listed on Schedule A and which Herley and Seller mutually agree in writing (pursuant to Section 3.1(c)), and (c) any Modifications to a Service or Services provided pursuant to clause (a) or (b) to which Herley and Seller mutually agree in writing (pursuant to Section 3.1(c)) to be provided or obtained hereunder.
Section 1.2.   Interpretation; Exhibits and Schedules. When a reference is made in this Agreement to a Section or a Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein shall mean such agreement, instrument or statute as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns and, in the case of an individual, to his heirs and estate, as applicable.
ARTICLE II
TRANSITION SERVICES
Section 2.1.   Provision of Services. During the term of this Agreement, Seller shall provide to the Company the Services (it being understood that the Services rendered for any particular month shall include the preparation and delivery of any required reports, filings or other work related to such month even though performed after the end of the particular month in question). The applicable fee for each Service is set forth in Schedule A. In addition, it is understood that Seller shall not be required to use its own funds for any third-party provided service that is requested by Herley that the Seller is not otherwise already providing. Herley shall be responsible for providing Seller with the funds for each such third-party provided service so requested by Herley and shall be solely responsible for the payment of any additional license fees, royalties and other payments and fees (including licensee fees and application service provider fees) due under any third-party license agreement or other agreement relating to intellectual property (including software) to the extent necessary to perform the Services; provided, that the use of any third party for the provision of any Services hereunder shall be subject to the prior written approval of Herley, unless such third party routinely provides similar services to Seller, the Company or any of its Affiliates, in which case, Seller may, upon reasonable notice to Herley, use such third party for the provision of Services hereunder. In every case, all of the Services shall be provided in accordance with the terms, limitations and conditions set forth herein and on Schedule A. The Company shall be responsible for the payment of amounts in respect of the Company’s employee compensation payments and employee benefit payments and payments to fund checks issued or wire transfer payments made on behalf of the Company. For the avoidance of doubt, the Services shall only include non-legal services and support and Seller shall in no way be required to provide any legal support to the Company. The Company hereby acknowledges that it shall seek and rely on its own legal counsel for legal advice regarding the operation of the Business and the provision of the Services.
Section 2.2.   Access. Buyer shall, upon reasonable notice, make available on a timely basis to Seller all information and materials reasonably requested in connection with the provision of the Services. The Company shall, upon reasonable notice, give reasonable access to Seller, during regular business hours and at such other times as are reasonably requested, to the premises of the Company and/or its Affiliates, as applicable, to the extent reasonably necessary for the purposes of providing the Services.
Section 2.3.   Books and Records. Seller shall keep books and records of the Services provided and reasonable supporting documentation of all charges and expenses incurred in providing such Services and shall maintain written records that verify the dates and times during which the Services were performed, and the amounts of fees payable in connection with all such Services. Seller shall make such books and records available to Herley and its Representatives, upon reasonable notice, during normal business hours.
ARTICLE III
SERVICES; PAYMENT; INDEPENDENT CONTRACTOR
Section 3.1.   Services.
(a)    Unless otherwise agreed in writing by the Parties, the Services shall be performed by Seller for the Company in a professional and workmanlike manner that a similar company in the businesses of Seller would use to provide such Services, as well as in a manner (including as to quantity, quality and timing of delivery) that is consistent in all material respects with Seller’s performance of the Services for the Company immediately prior to the Closing, and except as provided in Section 3.1(d), Buyer shall use such Services in substantially the same manner as they were used by the Company in the past practice of the Business. Seller shall act under this Agreement solely as an independent contractor and not as an agent of the Company. Subject to any Modification agreed to pursuant to Section 3.1(d), in no event shall Seller be required to provide a level of service which is higher than the level of service provided by Seller immediately prior to the Closing Date. All employees and representatives providing the Services shall be under the direction, control and supervision of Seller (and not of the Company), and Seller shall have the sole right to exercise all authority with respect to such employees and representatives and in no event shall such employees and representatives be deemed to be employees or agents of the Company.
(b)    Except as agreed by Seller and Herley in connection with a Modification, Seller shall not be obligated to: (i) hire any additional employees or create new or additional employee or independent contractor positions; (ii) maintain the employment of any specific employee; (iii) purchase, lease, license or otherwise acquire any new or additional assets, equipment, or software; (iv) engage any alternative supplier Services; or (v) modify, alter, or amend any existing Seller specifications and policies, in order to perform or complete performance of any Services.
(c)    Seller shall have the right to shut down temporarily for routine maintenance purposes the operation of the facilities providing any Service whenever in its judgment, reasonably exercised, such action is necessary; provided that such shut down shall not materially adversely and unduly affect the Company’s operations to which the provision of Services relate. In the event any such maintenance is implemented, Seller shall notify the Company of the timing of the implementation of such maintenance (and its expected duration) as far in advance as is reasonably practicable. Unless not feasible under the circumstances, this notice shall be given in writing. Where written notice is not feasible, Seller shall give prompt oral notice, which notice shall be promptly confirmed in writing by Seller. Seller shall use diligent and commercially reasonable efforts to minimize each period of shutdown and to schedule any such shutdown so as not to inconvenience or disrupt the conduct of the Business by the Company. Seller shall consult with the Company prior to temporary shutdowns to the extent reasonably practicable or, if not reasonably practicable, immediately thereafter in order to establish alternative sources for such Services. Seller will afford the Company with the benefit of any arrangements for substitute Services that Seller makes on its own behalf at no additional cost to the Company.
(d)    Subject to the terms and conditions otherwise set forth herein, Herley may request that Seller provide additional Services or that Seller supplement, modify, substitute, increase the volume with respect to, or otherwise alter (a “Modification”) any of the Services or any component thereof. Upon such request, the Parties shall discuss in good faith the scope and nature of such request and related issues regarding Modifications. In the event that Herley and Seller mutually agree to the provision by Seller to the Company of other Services, as contemplated in clause (b) of the definition of “Services,” or to a Modification by Seller to a Service or Services, as contemplated by clause (c) of the definition of “Services,” and the sentence immediately foregoing, Seller and Herley agree to update or modify Schedule A with respect to such Services, including the amounts to be charged with respect thereto. For clarity, subject to the limitations otherwise provided in this Agreement (including Section 3.1(b)), a non-substantial increased level of Services resulting from an increased volume of the business of the Company shall not be deemed to be a Modification for purposes of this Agreement.
(e)    Seller shall ensure that all Services are performed in accordance with this Section 3.1 and in compliance in all material respects with all applicable Law. Notwithstanding anything to the contrary in this Agreement, Seller shall not provide any Service that, as determined by Seller in its reasonable discretion, would (i) cause or result in any violation of any Law applicable to Seller or any of its Affiliates or (ii) breach the terms of any existing agreement between Seller or any of its Affiliates and any third party.
(f)    Seller and Herley shall work together to jointly develop and execute a transition plan for information technology being provided to the Company pursuant to this Agreement, including computing applications, systems, software, documentation, data and other information.
(g)    The Parties hereby acknowledge that one of the primary purposes of this Agreement and the provisions of Services hereunder is to enable the Company to quickly develop, either independently or through relationships with third party vendors, services in addition to and in replacement of all the Services provided by Seller hereunder. For so long as the information technology Services are being provided hereunder, Seller shall use commercially reasonable efforts to assist in the transitioning of such Services to the Company, its agents or third party vendors, including, but not limited to, dedicating sufficient resources and personnel required to migrate databases, software systems, personnel data, contracts, and other Services to the Company, and assisting the Company with knowledge transfer, documentation transfer, and general separation support.
(h)    For so long as the information technology Services are being provided:
(i)    Seller will use its commercially reasonable efforts to cooperate and assist the Company with knowledge transfer, documentation transfer, and general separation support as part of the its provision of the Services; and
(ii)    a monthly meeting will be held between a representative of Seller and a representative of the Company to review the status of the provision of Services by Seller.
(i)    Except as provided herein, Seller makes no representations, statements or warranties with respect to the services, whether express or implied, and all implied warranties, including those relating to merchantability and fitness for a particular purpose, are hereby disclaimed.
Section 3.2.   Payment. Statements will be rendered each month by Seller to Herley for Services delivered during the preceding month. Each such statement shall set forth in reasonable detail a description of such Services and the amounts charged therefor and shall be payable 30 days after the date thereof. Any amount not paid within such 30-day period shall be subject to late charges at a rate of 6% per annum for each day that such amount is overdue; provided, however, that if Herley disagrees with any charge included in a statement, Herley shall send written notice to Seller within 10 days of receipt of such statement specifying the reason for such disagreement, and the Parties shall negotiate in good faith to seek to promptly resolve any such disagreement (but Herley shall pay any part of the charged amount with which it agrees). Seller agrees to afford Herley, upon reasonable notice, reasonable access to such information, records and documentation of Seller as Herley may reasonably request in order to verify the amounts charged and the Services provided. Subject to Seller’s right to terminate this Agreement pursuant to the terms of Article IV for Herley’s failure to pay any undisputed amounts due hereunder, Seller shall continue performing the Services in accordance with this Agreement pending resolution of any dispute.
Section 3.3.   Taxes. Each Party shall be liable for any sales, use, privilege or other sales or similar taxes imposed upon a Party as a result of the provision of Services hereunder. To the extent any exemptions from such taxes are available, Seller and the Company shall cooperate to prepare any certificates or other documents necessary to claim such exemptions.
Section 3.4.   Uses of Services. Seller shall be required to provide Services only to the Company in connection with the Company’s operation of the Business. Subject to Section 3.1(d), the Services shall be used by Buyer only for the purposes of either conducting the Business substantially in the manner as conducted by the Company and the Company Subsidiaries immediately prior to the Closing Date or transferring the Business from Seller to Buyer, and shall not be used for any other purposes, except as may otherwise be agreed to by Seller in writing. The Company shall not resell any Services to any Person whatsoever or permit the use of the Services by any Person other than in connection with the operation of the Business in the ordinary course by the Company.
Section 3.5.   Control over Data and Technology. Each Party agrees to comply with all applicable export control laws and regulations of the United States and any other country having proper jurisdiction and shall obtain all necessary export licenses in connection with any export, re-export, transfer or use of the other Party’s products, technology, and intellectual property licensed under or used pursuant to this Agreement. Without limiting the foregoing, for as long as a Party has access to the other Party’s computer systems and data, such Party shall not allow disclosure or technical data, classified or proprietary information to a foreign entity (not incorporated in the U.S.), or foreign national who is not a U.S. lawful permanent resident (intending citizen/green card holder) unless such Party has obtained proper export authorization, if required by applicable law and regulation.
ARTICLE IV
TERM OF SERVICES
The provision of Services shall commence on the Closing Date and shall terminate on the one year anniversary of the Closing Date (or such earlier date with respect to a particular Service as may be set forth on Schedule A) (with respect to each Service, the “Termination Date”), unless extended by mutual written agreement; provided, however, Herley may extend the Termination Date with respect to any Service or Services for an additional one (1) month period by providing Seller with written notice of its election to so extend the Termination Date at least seven (7) days prior to the Termination Date for such Service or Services; provided, further, that: (a) Herley may cancel any Service upon seven (7) days’ written notice of cancellation; (b) to the extent any such Service may be completely outsourced to a third party that routinely provides similar services to Seller, the Company or any of its Affiliates and is reasonably acceptable to Herley, Seller may cease to provide a Service upon thirty (30) days’ written notice to Herley if Seller ceases to provide such Service to all of Seller’s subsidiaries, divisions and business units, and the Company shall cooperate to the extent reasonably necessary to transition such Service to such third-party provider (provided, that, in any such case, (x) Seller shall remain ultimately responsible for ensuring that the obligations with respect to the nature, quality and standards of care set forth herein are satisfied with respect to any Service provided by any such third party, (y) the use of any such third party will not change any amounts payable by Herley hereunder, and (z) the use of any such third party will not adversely affect, in any material respect, any Services provided to the Company); and (c) Seller may terminate this Agreement and its obligations hereunder if Herley fails to pay any amounts due hereunder (unless disputed in good faith in accordance with Section 3.2) within 10 days after receiving written notice of such breach from Seller in accordance with Section 8.1.
ARTICLE V
FORCE MAJEURE
Seller shall not be liable for any interruption, delay or failure to perform any obligation under this Agreement to the extent that any such interruption, delay or failure results from causes beyond its reasonable control, including significant labor difficulties, such as strikes or lockouts, acts of any government, riot, insurrection or other hostilities, embargo, fuel or energy shortage, fire, flood, acts of God, wrecks or transportation delays, or inability to obtain necessary labor, materials or utilities. In any such event, Seller’s obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof; provided, however, that Seller shall take commercially reasonable steps to remove the cause of any such interruption, delay or failure and shall, at all times when such inability to perform remains use commercially reasonable efforts to arrange for a third party to provide, in accordance with the terms of this Agreement, services to the Company that are substantially similar to the affected Services. Seller will promptly notify Herley, either orally or in writing, upon learning of the occurrence of such event of force majeure and shall provide Herley with an assessment of the likely scope and duration of any resultant lapse in the Services. Upon the cessation of the force majeure event, Seller shall use commercially reasonable efforts to resume its performance with the least possible delay.
ARTICLE VI
LIABILITIES
Section 6.1.   Indemnification.
(a)    The Company hereby agrees to indemnify Seller, its employees, agents, officers and directors (collectively, the “Seller Indemnified Parties”) from and against, and reimburse and pay to the Seller Indemnified Parties the amount of, any and all claims, demands, complaints, liabilities, losses, damages and all costs and expenses (including reasonable legal fees) (collectively, the “Indemnifiable Damages”) suffered or incurred by such Seller Indemnified Parties, whether or not involving a Third-Party Claim, arising out of or resulting from the provision of Services under this Agreement solely to the extent that such Indemnifiable Damages arise out of the intentional misconduct, bad faith or gross negligence of the Company, any of its Affiliates, or any of their respective employees, agents, officers or directors.
(b)    The Seller hereby agrees to indemnify the Company, its employees, agents, officers and directors (collectively, the “Company Indemnified Parties”) from Indemnifiable Damages, and reimburse and pay to the Company Indemnified Parties the amount of, any and all Indemnifiable Damages suffered or incurred by such Company Indemnified Parties, whether or not involving a Third-Party Claim, arising out of or resulting from the provision of Services under this Agreement solely to the extent that such Indemnifiable Damages arise out of the intentional misconduct, bad faith or gross negligence of the Seller, any of its Affiliates or any of their respective employees, agents, officers or directors.
Section 6.2.   Obligation to Correct. In the event that Seller shall fail to provide the Services in accordance with the terms of this Agreement, including the quality and standards of care set forth herein, Seller shall re-perform any Services that are capable of being re-performed in a timely manner and in accordance with the provisions of this Agreement at no charge to the Company or, in the case of the provision of Services that are incapable of being re-performed, refund all amounts paid by the Company for such non-conforming Services.
Section 6.3.   REMEDIES. NOTHING CONTAINED IN THIS AGREEMENT SHALL BE CONSTRUED TO LIMIT ANY RIGHT OR REMEDY THAT SELLER, ITS AFFILIATES, ANY SELLER INDEMNIFIED PERSON, THE COMPANY, BUYER OR ANY BUYER INDEMNIFIED PERSON NOW OR HEREAFTER MAY HAVE UNDER ANY OTHER AGREEMENTS TO WHICH THEY ARE PARTY, INCLUDING ANY AND ALL RIGHTS AND REMEDIES SUCH PERSONS HAVE UNDER THE PURCHASE AGREEMENT.
Section 6.4.   Consequential and Other Damages. Neither Seller nor any of its Affiliates shall be liable, whether in contract, in tort (including negligence and strict liability), or otherwise, for any special, indirect, punitive, exemplary, incidental or consequential damages whatsoever which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide any Service hereunder, including loss of profits, revenue, business interruptions and claims of customers.
ARTICLE VII
TERMINATION
Section 7.1.   Termination. This Agreement shall terminate on the earliest to occur of (a) the latest date on which any Service is to be provided pursuant to this Agreement, (b) the date on which the provision of all Services has terminated or been canceled pursuant to Article IV and (c) the date on which this Agreement is terminated pursuant to Section 7.2 or Section 7.3.
Section 7.2.   Termination by Herley for Convenience. Herley may terminate this Agreement, either in its entirety, or with respect to any Service or Services that may be provided hereunder, upon seven (7) days written notice to Seller.
Section 7.3.   Breach of Agreement. If either Party shall cause or suffer to exist any material breach of any of its obligations under this Agreement, including any failure to perform any Services or to make payments when due (unless disputed in good faith in accordance with Section 3.2), and such Party does not cure such breach within 10 days after receiving written notice thereof from the nonbreaching Party, the nonbreaching Party may terminate this Agreement, including the provision of Services pursuant hereto, immediately by providing written notice of termination. The failure of a Party to exercise its rights hereunder with respect to a breach by the other Party shall not be construed as a waiver of such rights nor prevent such Party from subsequently asserting such rights with regard to the same or similar defaults.
Section 7.4.   Sums Due. In the event of a termination of this Agreement in its entirety, Seller shall be entitled to all outstanding amounts due from Herley for the provision of Services rendered prior to the date of termination. In the event of a termination of this Agreement with respect to a particular Service, Seller shall be entitled to all outstanding amounts due from Herley for the provision of such particular Service that was rendered prior to the date of termination.
Section 7.5.   Effect of Termination. Article VI, Section 7.4, Article VIII and this Section 7.5 shall survive any termination of this Agreement in its entirety. In the event of a termination of this Agreement with respect to a particular Service, all rights of the Company to receive such Service shall cease, but such termination shall not effect this Agreement with respect to any other Service as to which the Term of this Agreement has not expired or been terminated.
ARTICLE VIII
MISCELLANEOUS
Section 8.1.   Notices.
(a)    All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) one (1) Business Day after being sent via a reputable overnight courier service for next Business Day delivery, fees prepaid, to the recipient at the address below indicated; (ii) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto); (iii) if sent by email transmission prior to 4:00 p.m. eastern time, upon transmission when receipt is confirmed, or (iv) if sent by email transmission after 4:00 p.m. eastern time and receipt is confirmed, the Business Day following the date of transmission:
If to the Company:
[COMPANY ADDRESS]
With copies to:
[COMPANY ADDRESS]
And:
Kaye Scholer LLP
250 West 55th Street
New York, New York 10019-9710
Attention: Nancy Fuchs
Email: __________________
Facsimile: ________________

If to Seller:
Kratos Defense & Security Solutions, Inc.
4820 Eastgate Mall, Suite 200
San Diego, CA 92121
Attention: General Counsel
Fax no.: __________________
E-mail address: ____________
With a copy to:
Gunderson Dettmer, LLP
3570 Carmel Mountain Rd., Suite 200
San Diego, CA 92130
Attention: Jeffrey Thacker
Email: _______________
or to such other address as any Party may, from time to time, designate in a written notice given in like manner.
Section 8.2.   Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.
Section 8.3.   Entire Agreement. This Agreement, together with the Purchase Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.
Section 8.4.   Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 8.5.   Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.
Section 8.6.   Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto directly or indirectly, voluntarily, by operation of law or otherwise, without the prior written consent of the other Party; provided, that, (a) Herley may assign any of its rights and obligations under this Agreement to one or more of its wholly owned subsidiaries or other Affiliates; provided, further, that no assignment by Herley to any such subsidiary or other Affiliate shall in any way affect Seller’s rights or relieve Herley of any of its obligations under this Agreement, and (b) Seller may, upon reasonable notice to Herley, delegate performance of all or any part of its obligations under this Agreement to (i) any Affiliate of Seller or (ii) one or more third parties to the extent such third parties routinely provides similar services to Seller, the Company or any of its Affiliates; provided, further, that (x) Seller shall remain ultimately responsible for ensuring that the obligations with respect to the nature, quality and standards of care set forth herein are satisfied with respect to any Service provided by any such Affiliate or third party, (y) the use of any such Affiliate or third party will not change any amounts payable by Herley hereunder, and (z) the use of any such Affiliate or third party will not adversely affect, in any material respect, any Services provided to the Company. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns. Any purported assignment in violation of this Section 8.6 shall be void.
Section 8.7.   No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, other than the Parties and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.
Section 8.8.   Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the Parties and specifically referencing this Agreement.
Section 8.9.   Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by the Party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any Party shall be binding only if set forth in an instrument in writing signed on behalf of such Party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
Section 8.10.   Governing Law, Jurisdiction and Venue. This Agreement and all actions (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement and the Services shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement and the Services shall be heard and determined in the state and federal courts in the state of New York in the Borough of Manhattan, and the parties irrevocably submit to the jurisdiction of such courts (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties. The Parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such courts. The Parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
Section 8.11.   WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.
Section 8.12.   Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
Section 8.13.   Specific Enforcement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, and the Parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein. The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the other Party and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parties under this Agreement.
Section 8.14.   Confidentiality; Security; Title to Data. (a)    Each of the Parties agrees that any confidential information of the other Party received in the course of performance under this Agreement shall be kept strictly confidential and not used by the Parties, except that Seller may disclose such information for the purpose of providing Services pursuant to this Agreement to any Affiliate of Seller or to third parties that reasonably need to know the confidential information for purposes of performing such Services, but solely to the extent necessary for the performance of such Services; provided, that Seller shall be responsible for any such Affiliate keeping confidential such confidential information; provided, further, that any such third party shall have agreed to keep confidential such confidential information. In addition, a disclosure by a Party of the other Party’s confidential information (i) in response to a valid order by a court or other Governmental Body; (ii) as otherwise required by Law; (iii) to the extent such confidential information is in the public domain; or (iv) necessary to establish the rights of either Party under this Agreement or any other Transaction Document shall not be considered to be a breach of this Agreement by such Party; provided, however, that, in each such case (x) such Party shall provide prompt prior written notice thereof to the other Party to enable such other Party to seek a protective order or otherwise prevent the disclosure, at its sole cost and expense and (y) such Party shall only disclose that portion of the confidential information as such Party is advised by legal counsel that it is legally required to disclose. Upon the termination of this Agreement, each Party shall return to the other Party or destroy all of such other Party’s confidential information (and Seller shall cause its Affiliates and representatives that have been furnished with any such confidential information to so return or destroy such information).
(b)    If a Party is provided with access to any equipment, computer, software, network, electronic files, or electronic data storage system owned or controlled by another Party, the Party provided with such access shall limit and use such access solely to receive or perform (as applicable) the Services under this Agreement, and shall not access or attempt to access any equipment, computer, software, network, electronic files, or electronic data storage system owned or controlled by the Party providing such access, other than those reasonably required to perform or receive (as applicable) the Services.
(c)    The Company acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software, and the licenses therefor which are owned by Seller by reason of Seller’s provision of the Services provided hereunder; provided, that the foregoing shall not affect any rights of Buyer or the Company under the Purchase Agreement or any other Transaction Document.

[Signatures On Following Page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

Kratos Defense & Security Solutions, Inc.
By:
Name:
Title:

Herley Industries, Inc.
By:
Name:
Title:

EXHIBIT E

FORM OF SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”), dated as of ____________, 2015 (the “Effective Date”), is by and between (i) Herley Industries, Inc., Herley-CTI, Inc. (“Herley-CTI”), EW Simulation Technology Ltd., and Stapor Research, Inc., on the one hand (collectively, the “Herley Parties” or individually, a “Herley Party”); (ii) General Microwave Corporation, a New York corporation, and its direct and indirect wholly-owned Subsidiaries General Microwave Israel Corporation, a Delaware corporation, General Microwave Israel (1987) Ltd., an Israeli company, and Herley GMI Eyal Ltd., an Israeli company (collectively, “GMI”); and (iii) MSI Acquisition Corp., a Delaware corporation and its wholly-owned Subsidiary Micros Systems, Inc., a Florida corporation (collectively, “MSI” and collectively with GMI, the “Kratos Parties” or individually, a “Kratos Party”), and sets out the terms for the supply of Contract Products (defined below) by the selling party (“Seller”) to the purchasing party (“Buyer”).

The Herley Parties and the Kratos Parties agree as follows:

ARTICLE I

DEFINITIONS
Definitions (as used herein):

1.1	“Purchase Order” means any purchase order for Contract Products submitted by a Buyer to a Seller.

1.2
“Contract Products” means the goods, products, or other items constituting the subject matter of a Purchase Order which are to be furnished by the Seller and paid for by Buyer pursuant to the terms of this Agreement. The Contract Products that may be ordered pursuant to this Supply Agreement are set forth on Schedule 1.

1.3	“Buyer” means any Herley Party or Kratos Party, as listed on the applicable Purchase Order.

1.4	“Seller” means any Herley Party or Kratos Party, as listed on the applicable Purchase Order.
ARTICLE II
TERM AND TERMINATION

2.1
The initial term of this Agreement shall commence on the Effective Date and shall expire five (5) years thereafter. After the initial term, this Agreement shall automatically renew for successive one (1) year terms, unless either the Herley Parties or Kratos Parties provide written notice to the other party of their desire not to renew at least 180 days prior to the commencement of a new term.

2.2
In the event of a material breach of this Agreement by a Herley Party, the Kratos Parties may terminate this Agreement by written notice of termination to the Herley Parties; provided that, the Kratos Parties have given the breaching Herley Party written notice of such breach, and the breaching Herley Party fails to cure such breach within thirty (30) days of receipt thereof, provided, however, that failure of the Herley Parties to perform under a Purchase Order shall not constitute a material breach of this Agreement but the repeated failure of the Herley Parties to perform under Purchase Orders after notice shall constitute a material breach of this Agreement.

2.3
In the event of a material breach of this Agreement by a Kratos Party, the Herley Parties may terminate this Agreement by written notice of termination to the Kratos Parties; provided that, the Herley Parties have given the breaching Kratos Party written notice of such breach, and the breaching Kratos Party fails to cure such breach within thirty (30) days of receipt thereof, provided, however, that failure of the Kratos Parties to perform under a Purchase Order shall not constitute a material breach of this Agreement but the repeated failure of the Kratos Parties to perform under Purchase Orders after notice shall constitute a material breach of this Agreement.

2.4
Upon the termination of this Agreement, the Seller and Buyer shall continue to be obligated to perform under and with respect to all Purchase Orders already accepted under this Agreement prior to such termination, but shall no longer be entitled to place any additional Purchase Orders with the other Party.

ARTICLE III

PURCHASE ORDERS
Any Buyer may from time to time issue to a Seller one or more Purchase Orders for Contract Products. Purchase Orders shall be in the standard form used by the Buyer as of the date of this Agreement, with such changes thereto as may be specified herein or as Seller and Buyer may otherwise agree. Seller shall promptly accept such Purchase Order so long as it complies with the description of the Contract Products, pricing and the Purchase Order provides lead-times that are consistent with past practice for such Contract Products. Purchase Orders shall be deemed to have been accepted by the Seller’s signed acknowledgement of the applicable Purchase Order, by shipment of Contract Products, or by the Seller’s dispatch of a sales acknowledgement, provided that such sales acknowledgement agrees with the applicable Purchase Order with respect to the description of Contract Products, quantity, price, and delivery schedule. By acceptance using any of the above stated methods, the Seller agrees to all terms and conditions set forth herein and in such Purchase Order. Any additional or different terms proposed by the Seller will not form part of this contract unless the same shall be specifically accepted in writing by the Buyer. To the extent of any inconsistency between the terms of any Purchase Order and this Agreement, the terms of this Agreement control.
ARTICLE IV

DELIVERY
The Buyer’s production schedules are based upon the understanding that the Contract Products will be delivered to the Buyer by the date specified on the face of the Purchase Order.
ARTICLE V
PRODUCT AVAILABILITY AND SUBSTITUTIONS
During the term of this Agreement, except as otherwise permitted by Article VII, each Seller shall continue to make available for sale the Contract Products of such Seller as set forth on Schedule 1 and shall not substitute any materials or goods without the express written consent of the applicable Buyer under this Agreement.
ARTICLE VI
WARRANTY
Each Seller warrants all Contract Products sold by such Seller to be free from defect of materials, design or workmanship and to conform strictly to the specifications, drawings, or samples specified or furnished; to be new and of the most suitable grade of their respective kinds; to be suitable for the purpose intended; and to meet all of the performance requirements. All warranties shall survive any inspection, design approval, delivery, acceptance or payment by the applicable Buyer or such Buyer’s Material Review Board (“MRB”). In case of a conflict, the applicable Seller’s MRB authorities are superseded by the applicable Buyer’s MRB. All warranties shall run to the applicable Buyer, its successors, assigns, customer and the users of the Contract Products. All warranties shall be construed as conditions as well as warranties and shall not be deemed to be exclusive. The applicable Seller agrees to replace or to correct promptly without cost or expense to the applicable Buyer, including without limitation transportation and handling costs, any Contract Products not conforming to the foregoing requirements when notified by the applicable Buyer (x) during a period of twelve (12) months after delivery or (y) until twelve (12) months after final acceptance by the applicable Buyer’s customer under a prime contract. If the applicable Seller, upon notice of any defect, fails to promptly correct or replace Contract Products within a commercially reasonable period of time, the applicable Buyer may, without further notice, correct or replace such Contract Products and the applicable Seller agrees to reimburse such Buyer for all costs incurred thereby. Contract Products which have been rejected shall not thereafter be tendered for acceptance unless the former rejection and correction is identified, and such repaired or replacement Contract Products shall be subject to the provisions of the article to the same extent as the Contract Product. All warranties shall then run from the latter delivery date. In addition to the foregoing, the Seller warrants that all Contract Products delivered by Seller shall be free from latent defects for a period of five (5) years from delivery. If during this period a latent defect is discovered either by Buyer or Seller, the Seller will, at no cost or expense to the applicable Buyer, including without limitation transportation and handling costs, promptly replace or repair all Contract Products containing such latent defects.
ARTICLE VII

INSPECTION AND ACCEPTANCE

7.1
Each Seller shall perform all examinations, inspections and tests, or assume responsibility for others to do so, necessary to insure that the Contract Products furnished by such Seller are in complete conformity with all requirements of the applicable Purchase Order.

7.2
All Contract Products may be inspected and tested at all times and places, either before, during, or after manufacture, by representatives of the applicable Buyer and/or such Buyer’s customer. If inspection and/or testing is performed on the premises of the applicable Seller or its supplier, such Seller shall furnish without additional charge all reasonable facilities and assistance for the safety and convenience of the inspectors in the performance of their duties. All inspections and tests shall be performed in such a manner as not to unduly delay the work. Final inspection shall be on the applicable Buyer’s premises unless such Buyer directs otherwise in writing.

7.3
In case any Contract Products are found to be defective in material or workmanship, or otherwise not in conformity with the requirements of the applicable Purchase Order, the applicable Buyer shall have the right to reject the same or require that such Contract Products be corrected or replaced promptly. Contract Products rejected as not conforming to the applicable Purchase Order shall be returned at the applicable Seller’s expense including packaging, transportation and handling costs.

7.4
Each Seller shall provide and maintain an inspection system in accordance with sound business practice and as otherwise specified in the applicable Purchase Order. Records of all inspection work by a Seller shall be kept complete and available to the applicable Buyer during the performance of the applicable Purchase Order and for three (3) years after final payment or in such manner as may be specified elsewhere in the applicable Purchase Order.

ARTICLE VIII

PACKING AND SHIPPING

8.1
Unless otherwise agreed by Seller and Buyer, the reasonable and customary shipping costs will be born by Seller but charged back to Buyer. Seller and Buyer acknowledge that the pricing on Schedule 1 does not include shipping costs. Title to and risk of loss or damage to the Contract Products will pass to Buyer at the address specified by Buyer in the Purchase Order in accordance with the applicable Incoterm. If not otherwise agreed by the Seller and Buyer, the applicable Incoterm will be DDP (Incoterms 2010) for all Contract Products shipments.

8.2
A complete packing list shall be enclosed with all shipments including but not limited to, the order number, order item number, description of Contract Products, sizes and quantity. Bills of lading shall include the number of pieces and weight of shipment.

8.3
The applicable Seller shall mark containers or packages with necessary lifting, loading, shipping and handling information, as applicable, including the Buyer’s Purchase Order number, date of shipment and names and addresses of such Buyer and such Seller.

8.4
In case of a shipment to a facility other than the applicable Buyer’s, the applicable Seller shall forward a copy of all documents such as packing lists and test reports, to such Buyer on the same day shipment is made.

ARTICLE IX
CONTRACT PRODUCTS AND PRICING
Contract Products and agreed upon prices are listed in Schedule 1, attached hereto and incorporated herein by this reference. Each applicable Seller agrees to sell and the applicable Buyer agrees to buy Contract Products specified in Purchase Orders at the agreed upon prices. Each Seller agrees to promptly accept any Purchase Orders that conform to the terms of this Agreement. The parties agree that the prices listed in Schedule 1 for Contract Products may be adjusted not more than once annually by providing at least ninety (90) days written notice prior to the anniversary of this Agreement, with such new pricing effective on the anniversary of the Effective Date, at a rate not to exceed the corresponding increase as reflected in the Consumer Price Index (CPI) for All Urban Consumers maintained and published by the Bureau of Labor Statistics, US Department of Labor, provided that if there are unforeseeable circumstances that materially increase supply costs for Contract Products the parties shall discuss, in good faith an appropriate adjustment to such pricing. Each Buyer acknowledges and agrees that, after the initial five (5) year term, the applicable Seller may discontinue any Contract Product at any time by providing such Buyer twelve (12) months prior written notice (“End of Life”). During this notice period the applicable Buyer may place a final End of Life Purchase Order for delivery within ninety (90) days following the effective date of the End of Life notice.  The applicable Seller shall fulfill such final order while supplies last.
The Kratos Parties represent and warrant, jointly and severally, to the Herley Parties, that the prices listed on Schedule 1 reflect, as of the date of this Agreement, the customary pricing terms in effect for ordinary course commercial transactions among the parties for the Contract Products set forth thereon involving similar quantities and similar terms and conditions. The Herley Parties acknowledge that pricing for such Contract Products may be in different monetary denominations, and that prices have changed over time as a result of changes in currency valuations.
The Herley Parties represent and warrant, jointly and severally, to the Kratos Parties, that the prices listed on Schedule 1 reflect, as of the date of this Agreement, the customary pricing terms in effect for ordinary course commercial transactions among the parties for the Contract Products set forth thereon involving similar quantities and similar terms and conditions. The Kratos Parties acknowledge that pricing for such Contract Products may be in different monetary denominations, and that prices have changed over time as a result of changes in currency valuations.
The Kratos Parties represent and warrant, jointly and severally, to the Herley Parties, that the prices listed on Schedule 1 reflect, as of the date of this Agreement, the customary pricing terms in effect for ordinary course commercial transactions among the parties for the Contract Products set forth thereon involving similar quantities and similar terms and conditions. The Herley Parties acknowledge that pricing for such Contract Products may be in different monetary denominations, and that prices have changed over time as a result of changes in currency valuations.
ARTICLE X

INVOICE AND PAYMENT
Payment shall be 30 days from the end of the month following acceptance of the goods and presentation of a valid invoice, unless otherwise agreed by Buyer and Seller in the Purchase Order. Neither Buyer or Seller shall have a right of set-off of payments due under one Purchase Order with respect to items under another Purchase Order.
ARTICLE XI
INFRINGEMENT
Each Seller agrees to defend, at its own expense, the applicable Buyer and dealers and users of the goods of such Seller, and to hold them harmless with respect to any and all claims that the Contract Products furnished by such Seller under the applicable Purchase Order infringe or misappropriate any U.S. or foreign patents, copyrights, trade secrets, trademarks, design rights or other intellectual property rights of any third party and with respect to any and all suits, controversies, demands, and liabilities arising out of any such claim, provided that the foregoing shall not apply to any infringement resulting from such Seller’s use of a patented invention required to comply with the written instructions of a Buyer if such patented invention is not normally utilized by such Seller, except that a Party hereunder shall not be obligated to indemnify the indemnified party with respect to the foregoing to the extent that the indemnifying party would be entitled to indemnification from the indemnified party under the terms of the Purchase Agreement or the Distribution Agreement.
ARTICLE XII

SPECIAL TOOLING
If a Buyer’s Purchase Order includes special tooling, payment of the applicable Seller’s invoice for stated special tooling is contingent upon acceptance by such Buyer after inspection of the initial production parts produced by the special tooling.
ARTICLE XIII
TESTING SERVICES

13.1
The parties acknowledge and agree that Herley-CTI will continue to provide test services on the 1822 Test Station for GMI in substantially the same manner and under the same terms and conditions as prior to the Effective Date. Purchase Orders for such testing services may be issued from time to time by GMI, reflective of the pricing for such testing services previously charged by Herley-CTI.

13.2
The parties acknowledge and agree that the 1822 Test Station in the possession of Herley-CTI is and shall remain the property of the applicable GMI entity. Herley-CTI shall have not have any right, title, or interest therein, and shall do nothing inconsistent with the GMI entity’s ownership rights therein. Herley-CTI agrees to maintain the 1822 Test Station in good working order, free and clear of any liens or encumbrances; provided, however, that GMI shall be responsible for the reasonable costs of replacing any module or material component of the 1822 Test Station. In the event that GMI requests that the 1822 Test Station be returned, Herley-CTI will promptly return same to GMI at GMI’s cost and expense and Herley-CTI shall have no further obligation to provide such test services for or on behalf of GMI.

ARTICLE XIV

BANKRUPTCY
In the event of any proceedings, voluntary or involuntary, in bankruptcy or insolvency by or against a Seller or a Buyer, including any proceedings under the Bankruptcy Act or in the event of the appointment with or without consent of any assignee for the benefit of creditors or of a receiver, then the applicable counterparty to any outstanding Purchase Order may, at its option, cancel any uncompleted item of any such outstanding Purchase Order without any liability whatsoever.
ARTICLE XV

LIENS
Each Seller shall immediately discharge or cause to be discharged any liens or the right in rem of any kind other than in favor of the applicable Buyer, which at any time exists or arises in connection with Contract Products furnished under an applicable Purchase Order. If any such lien or right in rem is not immediately discharged, the applicable Buyer may discharge or cause to be discharged such lien or right at the expense of the applicable Seller. Each Seller agrees to insert this clause in any subcontract issued hereunder.
ARTICLE XVI

RELEASE OF INFORMATION
Except as may be required by any applicable law or the requirements of any securities exchange or trading market (including the Nasdaq and the London Stock Exchange), no Seller shall advertise or make public in any manner whatsoever any data on the performance or the nature of the work related to any Purchase Order, unless written permission has been obtained from the applicable Buyer.
ARTICLE XVII

WAIVER
The failure of a Buyer to enforce at any time any of the provisions of this Agreement or to exercise any option herein provided shall in no way be construed to be a waiver of such provisions, not in any way to affect the validity of this agreement or any part thereof, or the rights of such Buyer thereafter to enforce each and every such provision. The invalidity in whole or in part of any provision shall not affect the validity of any other provision.
ARTICLE XVIII

DISPUTES
Any disputes arising under any Purchase Order which are not settled by agreement of the applicable Buyer and Seller may be settled by appropriate legal proceedings. Pending any decision, appeal or judgment in such proceedings or the settlement of any dispute arising under the applicable Purchase Order, the applicable Seller shall proceed diligently with the performance of the applicable Purchase Order in accordance with the decision of the applicable Buyer.
ARTICLE XIX

GOVERNING LAW
This Agreement and all Purchase Orders shall be constructed and interpreted in accordance with the laws of the State of New York and of the United States of America.
ARTICLE XX

BUYER MAY RESERVE RIGHTS OF APPROVAL OF ANY SUBCONTRACT, PURCHASE OR ASSIGNMENT BY THE SELLER.
Any use of any subcontractor by a Seller to perform such Seller’s obligations under this Agreement or any Purchase Order is subject to the prior, written consent of the applicable Buyer.
ARTICLE XXI
COUNTRY OF ORIGIN AND DUTY DRAWBACK

21.1
Upon Buyer’s request, Seller will provide Buyer with an appropriate certification stating the country of origin for Contract Products, sufficient to satisfy the requirements of the customs authorities of the country of receipt and any applicable export licensing regulations, including those of the United States of America.

21.2
Seller will mark each Contract Product, or the container if there is no room on the Contract Product, with the country of origin. Seller will, in marking Contract Products, comply with the requirements of the customs authorities of the country of receipt.

ARTICLE XXII
COMPLIANCE WITH LAWS
Seller agrees to comply with all laws, rules and regulations applicable to its performance of this Agreement or to Contract Products. Without limiting the generality of the foregoing sentence, Seller represents that:

22.1
Seller will comply with all equal employment opportunity and non-discrimination requirements prescribed by Presidential Executive Orders, including the requirements of Executive Order 11246, the Vocational Rehabilitation Act, and the Vietnam Era Veterans’ Readjustment Assistance Act;

22.2
Each chemical substance contained in Contract Products is on the inventory of chemical substances compiled and published by the United States Environmental Protection Agency pursuant to the Toxic Substances Control Act. Seller will provide Contract Product material chemical composition data upon request to verify compliance with applicable Contract Product chemical content restrictions;

22.3
All Contract Products, parts and packaging will comply with all applicable Environmental, Health & Safety (“EHS”) laws, rules and regulations, including Buyer’s applicable specifications for environment provided or otherwise made available by Buyer to Seller. Seller will provide Buyer, upon request, with EHS information regarding all materials included in the Contract Products and packaging;

22.4	All Contract Products will be shipped in conformance with government or freight regulations and requirements applicable to chemicals;

22.5	Upon Buyer’s request, Seller will provide complete and accurate material safety data sheets prior to shipping any Contract Product;

22.6
Seller will comply with all applicable anti-corruption laws, rules and regulations, including the Foreign Corrupt Practices Act, the UK Bribery Act 2010 and those enacted under the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;

22.7
No Contract Product or any component of any Contract Product contains or has been manufactured with a process that uses any “Class 1 Substance” or “Class 2 Substance,” as those term are defined in 42 USC Section 7671 and implementing regulations of the United States Environmental Protection Agency at 40 CFR Part 82, as now in existence or hereafter amended; and

22.8
Seller will comply with Customs-Trade Partnership Against Terrorism (C-TPAT) or equivalent supply chain security measures. When requested by Buyer, Seller will demonstrate compliance by providing certification thereof to Buyer.

ARTICLE XXIII

DODD‑FRANK CONFLICT MINERALS ACT
THE SELLER ON ALL PURCHASE ORDERS MUST COMPLY WITH THE DODD‑FRANK WALL STREET REFORM AND CONSUMER PROTECTION ACT.FOR MORE INFORMATION SEE: http://www.sec.gov/about/laws/wallstreetreform‑cpa.pdf, Section 1502.
ARTICLE XXIV

COUNTERFEIT PARTS
For components being resold from a vendor to a Buyer, the applicable Seller is to procure parts from authorized sources (OEM/OCM) with C of C and Date Code information from the manufacturer of the part. Refurbished parts are not allowed to be sold to a Buyer. All parts must be new condition and stored in accordance with the manufacturer’s requirements.
ARTICLE XXV

ITAR PARTS
ITAR Controlled parts ‑ POs and/or Drawings furnished by either party that are marked “ITAR controlled” must be handled in accordance with the ITAR requirements of the U.S. Department of State. Each party should be registered with Department of State if handling ITAR documents and/or manufacturing or selling ITAR parts.
ARTICLE XXVI

CONFIGURATION CONTROLLED PARTS
Configuration Controlled parts ‑ POs and/or drawings furnished by a Buyer that are marked “Under Configuration Control” must remain the same as the first article piece delivered and cannot be changed or redesigned without prior approval from such (unless deemed a Class 2 change in which case vendor must notify such Buyer of the change in writing).
ARTICLE XXVII

FAR FLOW-DOWNS
If a Purchase Order issued under this Agreement for commercial items (as defined in FAR 52.202-1) references a U.S. Government contract which requires incorporation of portions of the Federal Acquisition Regulation (FAR), the limited list of clauses shown below, current as of the date of the Purchase Order unless otherwise noted, shall apply to that Purchase Order in accordance with the Government's subcontracting policy prescribed by: FAR Subpart 44.4; Equal Opportunity FAR 52.222-26; Affirmative Action for Special Disabled & Vietnam Era Veterans FAR 52.222-35; and Affirmative Action for Handicapped Workers FAR 52.222-36.
In accordance with FAR 52.212-5(e), these are the minimum number of clauses that must be flowed down to subcontractors or vendors by the prime contractor. Any additional specific flow-down requirements will be stated on the applicable Purchase Order if not covered in this Agreement and shall be deemed part of this Agreement.
ARTICLE XXVIII

BUY AMERICA TRADE AGREEMENTS ACT
Each Seller must comply with the Buy American Act or Trade Agreements Act (Federal Acquisition Regulation (FAR) 25,000 et seq.) for any Purchase Order for any Contract Product that Buyer will use to fulfill a purchase made by any United States government entity. This provision does not apply to Purchase Orders where the Seller provides Buyer with Contract Products that will be incorporated into a Buyer Contract Product, thereby substantially transforming the Contract Product into a new and different article of commerce, as the substantial transformation rule is defined in the FAR.
ARTICLE XXXIII

DISCLAIMER AND LIMITATIONS OF LIABILITY
EXCEPT AS EXPRESSLY REPRESENTED OR WARRANTED IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES DISCLAIM ANY AND ALL OTHER PROMISES, REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.
EXCEPT FOR OBLIGATIONS ARISING UNDER ARTICLES XI (INFRINGEMENT), IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, REGARDLESS OF THE NATURE OF THE CLAIM. EXCEPT FOR OBLIGATIONS UNDER ARTICLES XIII (INDEMNITY AND REIMBURSEMENT) AND XIV (INFRINGEMENT), EACH PARTY’S LIABILITY FOR ALL CLAIMS ARISING FROM OR RELATING TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY CAUSE OF ACTION SOUNDING IN CONTRACT, TORT, OR STRICT LIABILITY, WILL NOT EXCEED THE TOTAL VALUE OF THE APPLICABLE PURCHASE ORDER TO WHICH SUCH LIABILITY RELATES. THIS LIMITATION OF LIABILITY IS INTENDED TO APPLY WITHOUT REGARD TO WHETHER OTHER PROVISIONS OF THIS AGREEMENT HAVE BEEN BREACHED OR HAVE PROVEN INEFFECTIVE.
[Signatures pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or agents as of the date first above written.

HERLEY INDUSTRIES, INC.

By:

Name:

Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or agents as of the date first above written.

HERLEY-CTI, INC.

By:

Name:

Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or agents as of the date first above written.

EW SIMULATION TECHNOLOGY LTD.

By:

Name:

Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or agents as of the date first above written.

STAPOR RESEARCH, INC.

By:

Name:

Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or agents as of the date first above written.

GENERAL MICROWAVE CORPORATION

By:

Name:

Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or agents as of the date first above written.

GENERAL MICROWAVE ISRAEL CORPORATION

By:

Name:

Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or agents as of the date first above written.

GENERAL MICROWAVE ISRAEL (1987) LTD.

By:

Name:

Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or agents as of the date first above written.

HERLEY GMI EYAL LTD.

By:

Name:

Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or agents as of the date first above written.

MSI ACQUISITION CORP.

By:

Name:

Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or agents as of the date first above written.

MICRO SYSTEMS, INC.

By:

Name:

Title: